Exhibit (d)

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

REPUBLIC OF AUSTRIA

This description of Oesterreichische Kontrollbank Aktiengesellschaft (“OeKB” or the “Bank”) and the Republic of Austria (“Austria” or the “Republic”) is dated April 26, 2017 and appears as Exhibit (d) to OeKB’s Annual Report on Form 18-K for the fiscal year ended December 31, 2016.

THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF OeKB’S SECURITIES. THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

In this description, all monetary amounts are expressed in euro (“EUR” or “€”) unless otherwise specified. Other currencies, including those replaced by the EUR, are abbreviated as follows:

Currency	Abbreviation	Currency	Abbreviation
Australian dollars	AUD
Austrian schillings	ATS	Norwegian krone	NOK
Canadian dollars	CAD	Pound Sterling	GBP
German mark	DEM	Swiss franc	CHF
Hungarian forint	HUF
Japanese yen	JPY	United States dollars	dollars, $, or USD

Solely for the convenience of the reader, except where expressly indicated, certain financial information with respect to OeKB has been translated from euro into dollars at the rate of 1.0541 dollars to the euro, the foreign exchange reference rate published by the European Central Bank on December 30, 2016, the last trading day of the year. Other financial information has been translated at specified rates of exchange in effect at the ends of the periods indicated or on the specified dates. These conversions should not be construed as representations that the euro amounts could have been or could be converted into dollars at that or any other rate. For further information with respect to exchange rates, including the average rates of exchange between the euro and the dollar since 2012, see “Republic of Austria—Foreign Exchange—Exchange Rates of the Euro”.

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

The Bank was established in 1946 under the Austrian Stock Corporation Act (Aktiengesetz) to provide services outside routine commercial banking functions to the Austrian economy. The Bank’s activities include the administration of export guarantees (as agent of the Republic) and the financing of Austrian exports. Its registered and head office is located at Am Hof 4, A-1010 Vienna, Austria.

In 1950 the Bank became involved in the financing and promotion of Austrian exports. Since the original adoption of the Export Promotion Act in 1964, which was replaced on June 1, 1981 by the Export Guarantees Act of 1981, and which has since been amended (the “Export Guarantees Act”), the Bank has acted as the sole agent of Austria for the administration of guarantees issued by Austria under this Act covering commercial, political and foreign exchange risks in connection with Austrian exports. The Bank also provides medium- and long-term financing to banks and foreign importers for export transactions, the repayment of which is guaranteed by Austria under the Export Guarantees Act. Substantially all borrowings by the Bank in connection with export loan financing are guaranteed either as to principal and interest, as to foreign exchange risk or as to both by Austria under the Export Financing Guarantees Act of 1981, as amended (the “Export Financing Guarantees Act”). See “Business—Export Services—Export Loan Financing by the Bank—Sources of Funds for Export Financing”. The Bank also engages in certain other financial activities including the organization and administration of domestic bond issues, in particular bond offerings by the Republic. CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, or CCP.A, a joint venture between the Bank and the Vienna Stock Exchange, operates the clearing system of the Vienna Stock Exchange. The Bank’s subsidiary OeKB CSD GmbH clears and settles OTC transactions as central securities depositary. In the context of the settlement of trades in foreign registered shares that are listed on the Vienna Stock Exchange, the Bank may be registered—in its former function as Austrian central securities depositary—as the holder of these shares. The Bank does not accept deposits from the general public or engage in general lending or other commercial banking activities. In 2008, the Bank, on behalf of the Republic, established the Oesterreichische Entwicklungsbank AG to assist developing countries in establishing private industry. See “Business—Export Services—Administration of Export Guarantees of the Republic”.

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

CAPITALIZATION

The total capitalization of the OeKB Group at December 31, 2016 was as follows:

	(Thousands of euros)(1)	(Thousands of dollars)(2)
Long-term indebtedness(3)
Deposits from banks	28,460	30,000
Deposits from customers	18,741	19,755
Debt securities in issue	3,092,101	3,259,384

Total long-term indebtedness	3,139,302	3,309,138
Equity	766,142	807,590

Total long-term capitalization	3,905,444	4,116,728
Short-term indebtedness
Deposits from banks	837,234	882,528
Deposits from customers	818,851	863,151
Debt securities in issue	18,169,101	19,152,049

Total short-term capitalization	19,825,186	20,897,729

Total capitalization	23,730,630	25,014,457

(Dollar amounts may not add due to rounding.)

(1)	The line items listed in this table have been extracted from the consolidated financial statements of the OeKB Group, which were prepared in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU, and the additional requirements pursuant to §§ 245a UGB (Austrian Commercial Code) and 59a BWG (Austrian Banking Act).

(2)	The amounts in this column have been translated into dollars at the exchange rate specified in the paragraph following the Table of Contents hereof.
(3)	The Bank has completed the following public issues from January 1, 2017 to April 26, 2017: USD 1,500,000,000 1.750% Guaranteed Global Notes due January 24, 2020; AUD 25,000,000 Guaranteed Notes due August 3, 2027 and USD 100,000,000 Reopening of Floating Rate Guaranteed Global Notes due November 4, 2019.

BUSINESS

Our main business includes the administration of guarantees issued by the Republic for export transactions pursuant to the Export Guarantees Act. These guarantees (“Export Guarantees”) are not liabilities of the Bank. Our balance sheet is comprised principally of export loan financing. Austria directly pays all claims on Export Guarantees. In contrast, the Bank conducts its export loan financing activities, which relate exclusively to the refinancing of receivables covered either by Export Guarantees or, to a lesser extent, by private credit insurance and other means, for its own account.

Since the portion of exports for which the Bank administers Export Guarantees or provides export loan financing in relation to total Austrian exports is relatively low, and the demand for Export Guarantees and export loan financing relative to total export volumes tends to increase in economically difficult times, changes in Austria’s export volume typically only have a limited impact on the Bank’s operations.

The Bank also performs several significant functions in the Austrian capital markets. In this field, through CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, a joint venture with the Vienna Stock Exchange, and the operation of Austria’s central securities depository by its subsidiary OeKB CSD GmbH, the Bank exercises a central function in the custody and administration of securities and endeavors to improve existing services for the banking community, the Vienna Stock Exchange and capital markets participants.

Export Services

Administration of Export Guarantees of the Republic

Pursuant to the Export Guarantees Act, the Bank acts as the Republic’s sole agent for the administration of Export Guarantees. Except in cases in which the Bank itself is to be the beneficiary of an Export Guarantee, the Bank processes and performs a credit analysis of applications for Export Guarantees. All Export Guarantees must be authorized by the Republic and are issued and administered by the Bank on behalf of the Republic. During 2016, the Bank, as agent of the Republic, issued 824 Export Guarantees covering export transactions with a total value of EUR 3.6 billion (approximately $3.8 billion), and at December 31, 2016, the total value of all export transactions covered by Export Guarantees amounted to EUR 22.8 billion ($24.0 billion). In December 2012, the validity of the Export Guarantees Act was extended until December 31, 2017. Guarantees already issued under the Export Guarantees Act at that time will not be affected by its expiration.

Under the Export Guarantees Act, the Austrian Government could initiate a procurement procedure in which other institutions with an appropriate banking license within the European Economic Area would be eligible to compete with the Bank to become the Republic’s sole agent for the administration of Export Guarantees. In such event:

•	the Bank will remain the sole agent of the Republic for as long as no other party has been awarded an agency contract pursuant to the prescribed procurement procedure;

•	the Austrian Government is required to inform the Bank at least two years prior to initiating a procurement procedure for awarding a new agency contract to one of the tendering institutions, which will include the Bank; and

•	in case a new agent is appointed, any export guarantees and export financing transactions pending at that time will continue to be administered by the Bank and credit operations to raise the required funds will continue to be guaranteed by the Republic.

The Bank is a member of the Berne Union (International Union of Credit and Investment Insurers), which consists of 84 export credit and investment insurers from 73 countries.

In 2008, based on an amendment of the Export Guarantees Act, the Bank established, on behalf of the Republic, Oesterreichische Entwicklungsbank AG (Austrian Development Bank; the “Development Bank”), to be responsible for acquiring participations, granting loans and other financing measures and providing assistance, designed in agreement with the Ministry of Finance, to developing countries in establishing private industry. The Development Bank is a wholly owned subsidiary of the Bank and the board of management of the Development Bank is formed by two experienced employees from the Bank.

Risks Covered by Export Guarantees. Liabilities assumed by the Republic under the Export Guarantees Act take the form of guarantees for the due performance of contracts by the foreign contracting parties, or guarantees by aval on bills of exchange whose discount proceeds are applied to financing export transactions. The Export Guarantee scheme is comprised of 12 types of guarantees. The most significant is the guarantee for tied financial credits, which represented EUR 5.5 billion or 24.2% of total guarantees outstanding as of December 31, 2016.

Other significant Export Guarantees are investment guarantees (EUR 1.4 billion or 6.3% of total guarantees outstanding as of December 31, 2016) and guarantees for direct deliveries and services (EUR 1.6 billion or 6.8% of total guarantees outstanding as of December 31, 2016).

Payments under Export Guarantees. The 1981 regulation of the Minister of Finance under the Export Guarantees Act (the “Regulation”) provides that Austria will pay claims against it under Export Guarantees upon recognition of its liability (in cases of both matured claims and claims that mature after Austria recognizes its liability) in accordance with the payment schedule established in the underlying contract. The Regulation also provides acceleration of a payment schedule against Austria under an Export Guarantee. The Regulation permits Austria to deny liability under an Export Guarantee under certain circumstances, mainly in cases of fraud or misrepresentation in connection with the issuance of such guarantee or failure to comply with the guarantee’s conditions. In 2016, Austria, as guarantor, paid gross claims amounting to EUR 77 million (2015: EUR 81 million), while recoveries totaled EUR 154 million (2015: EUR 58 million).

Maximum Liability of Austria on Export Guarantees. The Export Guarantees Act establishes a ceiling of EUR 50.0 billion (USD 52.71 billion) on the liability of Austria under outstanding Export Guarantees. As of December 31, 2016, the total liability of Austria assumed in the form of Export Guarantees amounted to EUR 22.5 billion (USD 23.7 billion) or 45% of the maximum authorized liability. When calculating the extent of utilization, the basic amounts (maximum amount of guarantee less the lowest rate of retention to be borne by the beneficiary) outstanding under the guarantees and the total financing requirements reported in the case of guarantees by aval on bills of exchange are included.

Export Loan Financing by the Bank

In addition to the Bank’s role as sole agent for the administration of the Republic’s export guarantee program under the Export Guarantees Act, the Bank makes loans directly to banks including the shareholders of the Bank (“Refinancing Loans”) in order to permit such institutions to finance export loans made directly by them.

Export Loans and Commitments. The following table sets forth the aggregate principal amount of refinancing of tied loans and the acquisition of accounts receivable outstanding as of December 31, in each of the last five years:

	2012	2013	2014	2015	2016
	(Billions of euros)				(Billions of euros)	(Billions of dollars)
Tied loans	3.49	3.57	3.58	3.62	3.50	3.69
Acquisitions of accounts receivable	0.09	0.09	0.09	0.09	0.06	0.06
Other refinancing contracts	21.25	18.37	15.92	14.66	12.14	12.80

Total	24.83	22.03	19.59	18.37	15.70	16.55

Of the total export financing outstanding as of December 31, 2016, EUR 10.82 billion ($11.41 billion) were to banks which are shareholders of the Bank.

Moreover, we assume commitments to grant export financing. As of December 31, 2016, the balance of export financing not yet granted which we were contractually obligated to make was EUR 3.6 billion ($3.8 billion). This balance was scheduled to be drawn down as follows:

	(Millions of euros)	(Millions of dollars)
Through December 31,
2017	1,304	1,375
2018	1,637	1,726
2019	516	544
2020	32	34
2021	19	20

	3,508	3,699

All of these undisbursed amounts may be cancelled in whole or in part at the option of the potential borrower, but the aggregate amount of cancellations to date has been insignificant. The timing of the draw-downs of these undisbursed amounts may change from time to time due to late deliveries, construction delays or other reasons.

Of the Bank’s outstanding refinancing of export loans granted by banks at December 31, 2016, approximately 4.2 % were for exports to European Union Member States, 11.1 % to the rest of Europe (including Turkey and the Commonwealth of Independent States), 14.8 % to Asia, 4.6 % to Africa, and 2.6 % to the Americas. The remaining percentage of approximately 66.8 % was for export loans covered by guarantees by aval for which no regional breakdown is available.

Terms and Conditions of Export Financing. The credits to banks require a guarantee for the transaction or right underlying the financing. The guarantee must comply with the provisions of the Export Financing Guarantees Act. In the course of issuing guarantees, sustainability issues are a major point to be considered whereby the OECD recommendations for environmental and social due diligence for officially supported export credits (“Common Approaches”) serve as important guidelines. In addition, both the rights arising from the guarantees and the underlying receivables (export or other receivables) must, as a rule, be assigned as security.

The maximum repayment term for commercial export credits that fall within the scope of the “OECD Arrangement on Officially Supported Export Credits” (OECD Arrangement), whose participants agree to abide by certain rules with respect to the provision of officially supported export credits, is generally 10 years. Longer maximum terms are possible for conventional power plants (a maximum of 12 years), project finance (a maximum of 14 years) and renewable energy, climate protection and water projects (a maximum of 18 years). The currently applicable interest rates can be found on http://www.oekb.at/en/export-services/pages/default.aspx. Information on our website is not part of or incorporated by reference into this report.

The Bank’s Export Financing Scheme is a refinancing source for domestic and foreign credit institutions. To be eligible such institutions must meet our creditworthiness criteria, fulfill the legal requirements regarding the transactions to be financed and satisfy our conditions for uniform financing procedures. The uniform financing procedure conditions particularly apply to collateral management.

In issuing credits under the Export Financing Scheme, the Bank observes the applicable guidelines, directives and regulations of international agreements on the Organization for Economic Cooperation and Development (OECD), the EU and the Berne Union.

Sources of Funds for Export Financing. The principal sources of funds for our export financing activities are borrowings and issuances of debt securities, both in Austria and abroad. See “Financial Statements—Consolidated balance sheet of OeKB Group” and notes 22 and 23 to the Financial Statements.

The Export Financing Guarantees Act authorizes the Minister of Finance to issue on behalf of Austria unconditional guarantees of Austria for the payment of principal and interest on borrowings incurred by the Bank for the purpose of financing export transactions, including export loans, or for the purpose of refinancing such borrowings. In addition, pursuant to Sec. 1 Para. 2 Lit. b of the Export Financing Guarantees Act, Austria is authorized to provide indemnification in the case of foreign currency borrowings, so that we shall not have to pay more principal and interest expressed in euro than contemplated at the time of the borrowing on the basis of then prevailing exchange rates. The Export Financing Guarantees Act provides that Austria’s guarantees may only be issued if, after giving effect to such issuance, the aggregate liability for payments of principal under all guarantees then in effect does not exceed the maximum outstanding aggregate amount which currently stands at EUR 45 billion ($47 billion). In December 2012, the validity of the Export Financing Guarantees Act was extended until December 31, 2018. Guarantees of Austria issued prior to such date will not be affected by the expiration of the Act. An amount equal to 10% of the euro equivalent of the outstanding guaranteed principal is added in computing the aggregate amount of such liability in view of the exchange rate risk. As of December 31, 2016, the total amount of outstanding liabilities of Austria under the Export Financing Guarantees Act was EUR 22.0 billion ($23.2 billion).

Payment of principal and interest on most foreign currency borrowings of the Bank is covered by Austria’s guarantees under the Export Financing Guarantees Act. Austria has indemnified the Bank against foreign exchange risks in connection with substantially all foreign currency borrowings by the Bank. As of December 31, 2016, the total of outstanding borrowings denominated in currencies other than euro by the Bank amounted to EUR 20.5 billion ($21.6 billion). As of December 31, 2016, the total amount of outstanding borrowings denominated in euro by the Bank amounted to EUR 1.4 billion ($1.5 billion).

Services for the Capital Market and the Energy Market

Domestic Capital Markets Activities. We are a central provider of highly specialized services and infrastructure for the Austrian capital market. These services are used by financial service providers, issuers, investors and the Republic of Austria. Further to the provision of financial data and acting as the auction, paying and calculating agent for Austrian government bonds, the Bank acts as the notification office under the Capital Markets Act and the Officially Appointed Mechanism for regulated information according to the Austrian Stock Exchange Act. We also act as the National Numbering Agency.

Processing of Austrian government bond price-auctions is effected via ADAS (Austrian Direct Auction System), an in-house developed electronic auction system, as a neutral intermediary between the auction participants and the Austrian Treasury representing the Republic of Austria. In 2016, government bonds with a nominal amount of EUR 12.9 billion were auctioned and 21 national and international banks were entitled to participate as primary dealers in these auctions. As paying agent we administered payments for 23 government bond issues in 2016.

In accordance with section 12 of the Capital Markets Act, the Bank is entrusted with the function of a notification office. In this capacity it runs a new-issue calendar for all securities and investments offered in Austria. Furthermore, prospectuses and supplements for securities, investments and funds as well as key investor information documents for funds have to be filed and deposited with the notification office which is responsible for their safekeeping and for providing further information on them. Additionally, the Bank collects tax data for funds and calculates and publishes the capital yield tax. In 2016, 2.2 million issues were notified and 8,200 documents together with tax data for 41,000 funds were submitted to the notification office.

Stock exchange trading, clearing and settlement. Pursuant to a decree of the Vienna Stock Exchange Council, we have been the clearing agency for the Vienna Stock Exchange since 1949. On November 5, 1999, trading on the Vienna Stock Exchange was entrusted to the Xetra trading system of the Deutsche Börse AG. Until January 31, 2005, we continued to clear and settle the transactions on the Vienna Stock Exchange even after the introduction of the German trading system. As of February 1, 2005, we transferred these activities to CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, a joint venture between the Bank and the Vienna Stock Exchange.

Central Securities Depositary. Since July 1, 1965, we have acted as the central depositary for securities in Austria. Depositors can open collective securities depositary accounts and benefit from the attendant advantages (simplification of securities custody, administration and transfer). Account holders include all members of the Vienna Stock Exchange, brokers and clearing institutions as well as foreign and domestic credit and financial institutions. In our capacity as central depositary, we have also entered into agreements with other central depositaries in order to ease cross-border settlement of securities transactions. Such agreements exist with the German, Dutch, French and Italian central depositaries, as well as with the Euroclear System (“Euroclear”) and Clearstream Banking S.A., Luxembourg (“Clearstream Luxembourg”). On September 12, 2015, we spun off our central depositary activities into a wholly owned subsidiary, OeKB CSD GmbH, in order to comply with the EU regulation on central securities depositories.

Competence Center for the Energy Market. In 2001, we took advantage of the deregulation of the electricity energy markets in Austria to develop a new business segment. The Bank performs the functions of financial clearing and risk management for “adjusted energy” (the difference between the contracts entered into by market participants on the basis of forecasts and the actual consumption/production of energy, which has to be consumed or generated by market participants). In 2003, we assumed the equivalent function for the gas energy market. On this basis, we are positioning ourselves as a competence center for the entire energy sector.

Other Services

Non-Export Loan Activities. As of December 31, 2016, the Bank’s non-export loans totaled approximately EUR 2.9 million ($3.06 million). Nearly all of these loans were made to OeKB employees.

Information Services. Furthermore, the segment “Other Services” encompasses our information services which deliver studies, analyses, or concise summaries on global financial and economic developments mainly to business enterprises, domestic and foreign financial service providers as well as scientific and research institutions.

Administration of Government Guarantees for the Corporate Sector. The Bank acts as the Republic’s agent for the administration of guarantees provided for financings to Austrian large- and medium-sized companies outside the financial sector under the Corporate Liquidity Strengthening Act (Unternehmensliquiditätsstärkungsgesetz), which came into effect in August 2009. The Act is intended to address potential liquidity shortages resulting from the international financial crisis by providing government guarantees for financings in an aggregate amount of up to EUR 10 billion. The Act expired on December 31, 2010, although guarantees issued under the Act remained valid for another five years and expired by the end of 2015. See also “Republic of Austria—The Economy—Industry”.

MANAGEMENT AND EMPLOYEES

Our business is managed by a Board of Executive Directors. Our Supervisory Board appoints the members of the Board of Executive Directors for terms of up to five years. The current members of our Board of Executive Directors are Angelika Sommer-Hemetsberger and Helmut Bernkopf, who succeeded Rudolf Scholten as a member of the Board as of August 1, 2016.

During the financial year 2016, we had an average of 406 employees (including part-time employees on a proportionate basis, corresponding to the extent of their employment). On December 31, 2016, we had 442 employees (including part-time employees on a proportionate basis).

SHAREHOLDERS AND SUPERVISORY BOARD

On December 31, 2016, our share capital was EUR 130 million, divided into 880,000 ordinary no-par value shares, all of which are issued and fully paid. The shares are in registered form.

Our share capital is owned by leading Austrian banks and financial institutions as follows:

Name of Shareholder	% of Share Capital
CABET-Holding-Aktiengesellschaft, Vienna (UniCredit Bank Austria Group)	24.750%
UniCredit Bank Austria AG, Vienna	16.140%
Erste Group Bank AG, Vienna	12.890%
Schoellerbank Aktiengesellschaft, Vienna	8.260%
AVZ Finanz-Holding GmbH, Vienna	8.250%
Raiffeisen Zentralbank Österreich Aktiengesellschaft, Vienna	8.120%
BAWAG P.S.K. Bank für Arbeit und Wirtschaft und Österreichische Postsparkasse Aktiengesellschaft, Vienna	5.090%
Raiffeisen OeKB Beteiligungsgesellschaft mbH (Raiffeisen Group), Vienna	5.000%
Oberbank AG, Linz	3.890%
Bank für Tirol und Vorarlberg Aktiengesellschaft, Innsbruck	3.055%
BKS Bank AG, Klagenfurt	3.055%
Volksbank Wien AG, Vienna	1.500%

100.000%

A substantial portion of our business is with our shareholders and their affiliates and with various other organizations with which the members of our Supervisory Board and our Board of Executive Directors are affiliated as directors, officers or otherwise. We do not consider the Bank to be a competitor of its shareholders or of other Austrian banks and credit institutions. We generally do not initiate transactions, whether or not they involve related parties, without consultation with our shareholders through their representatives on our Supervisory Board. When we do transact business with our shareholders, we do so on an arm’s-length basis. See “Business”.

Our Supervisory Board currently consists of the following members elected by the shareholders of the Bank:

Name	Principal Occupation
Erich Hampel Chairman	Former Chairman of the Board of Executive Directors and Vice-Chairman of the Supervisory Board, UniCredit Bank Austria AG

Walter Rothensteiner 1st Vice-Chairman	General Manager and Chairman of the Board of Executive Directors, Raiffeisen Zentralbank Österreich Aktiengesellschaft

Thomas Uher 2nd Vice-Chairman	Chairman of the Board of Executive Directors, Erste Bank der oesterreichischen Sparkassen AG

Rainer Borns	Director and member of the Board of Executive Directors, Volksbank Wien AG

Dieter Hengl	Deputy Chief Risk Officer, UniCredit Bank Austria AG

Herbert Messinger	Head of Austrian Corporate Business, BAWAG P.S.K. Bank für Arbeit und Wirtschaft und Österreichische Postsparkasse Aktiengesellschaft

Heinrich Schaller	General Manager and Chairman of the Board of Executive Directors, Raiffeisenlandesbank Oberösterreich Aktiengesellschaft, Linz

Karl Sevelda	General Manager and Chairman of the Board of Executive Directors, Raiffeisen Bank International AG

Jozef Sikela	Member of the Board of Executive Directors, Erste Group Bank AG

Herta Stockbauer	Director and Chairwoman of the Board of Executive Directors, BKS Bank AG

Herbert Tempsch	Head of Financing and Advisory Austria, UniCredit Bank Austria AG

Robert Wieselmayer	Director and member of the Board of Executive Directors, Schoellerbank Aktiengesellschaft, Wien

Robert Zadrazil	Director and member of the Board of Executive Directors, UniCredit Bank Austria AG

Franz Zwickl	Former member of the Board of Executive Directors, UniCredit Bank Austria AG

In addition, Austrian law requires that our employees be represented on the Supervisory Board by delegates elected to four-year terms by the Staff Council. These delegates have the right to vote on substantially all questions at meetings of the Supervisory Board. The employee delegates on the Supervisory Board are: Martin Krull, Erna Scheriau, Alexandra Griebl, Elisabeth Halys, Ulrike Ritthaler, Christoph Seper and Markus Tichy.

The Supervisory Board reports to the shareholders on the Bank’s management and financial condition. The authorization of certain transactions by the Board of Executive Directors, including borrowing and lending by the Bank in excess of certain amounts, is subject to approval by the Supervisory Board. With respect to our borrowing and lending activities, the Supervisory Board has delegated this function to an Executive Committee consisting of the following persons:

Erich Hampel	Chairman of the Supervisory Board
Walter Rothensteiner	1st Vice-Chairman of the Supervisory Board
Martin Krull	Employee delegate on the Supervisory Board

As required by the Austrian Stock Corporation Act (Aktiengesetz), the Supervisory Board has appointed a committee for the examination and preparation of the approval of the annual financial statements (Ausschuss zur Prüfung und Vorbereitung der Feststellung des Jahresabschlusses) which consists of the chairman and the 1st vice-chairman of the Supervisory Board and the chairman of the works council (Betriebsratsvorsitzender).

State Commissioners/Representatives and Government Commissioners

Pursuant to the Austrian Banking Act of 1993 (Bankwesengesetz), the Minister of Finance of Austria must appoint a State Commissioner and a Deputy State Commissioner for most banks, including OeKB. The State Commissioners are entitled to participate in the meetings of the shareholders and of the Supervisory Board of the Bank and must object to resolutions which in their view violate the laws or regulations of Austria. The objection of a State Commissioner suspends the effectiveness of such resolutions until the determination by the Financial Markets Authority as to their validity. In addition, the Export Financing Guarantees Act authorizes the Minister of Finance to appoint a Representative and a Deputy Representative who are charged with protecting the interests of Austria in connection with the guarantees assumed by Austria under the Act. These Representatives are entitled to examine all books and records of the Bank and to participate without vote in all deliberations of the Bank relating to borrowings by the Bank which are the subject of guarantees of Austria under the Export Financing Guarantees Act.

The names of the current State Commissioners/Representatives under both statutes and the positions they hold in the Austrian Government are as follows:

Harald Waiglein, State Commissioner/Representative	Head of Directorate General III—Economic Policy and Financial Markets, Austrian Federal Ministry of Finance

Johann Kinast, Deputy State Commissioner/Representative	Head of Unit III/8—Export Guarantees and Debt Rescheduling, Austrian Federal Ministry of Finance

In addition, two Government Commissioners have been appointed pursuant to the Covered Bond Act 1905. Although the Bank does not currently issue any covered bonds, this is provided for in Article 27 of the Bank’s Statutes.

The names of the current Government Commissioners appointed under the Covered Bond Act 1905 and the positions they hold in the Austrian Government are as follows:

Beate Schaffer, Government Commissioner	Head of Unit III/5—Legal affairs Banking, Capital Markets & Pension Funds, Austrian Federal Ministry of Finance

Edith Wanger, Deputy Government Commissioner	Department Director in the Austrian Federal Ministry of Finance

FINANCIAL STATEMENTS

OeKB Group 2016 consolidated financial statements

Consolidated statement of comprehensive income

						Change
€ thousand	Notes		2016	2015		in %
Interest and similar income		245,844	237,437	293,202	292,428	-18.8%
Minus negative interest from money market business		(2,483)		(574)		332.2%
Minus negative interest from credit operations		(3,762)		(200)		1779.6%
Minus negative interest from securities		(2,162)		—		—
Interest and similar expenses		(258,844)	(152,330)	(289,833)	(212,958)	-28.5%
Minus positive interest from money market business		1,083		433		150.2%
Minus positive interest from refinancing operations		105,430		76,442		37.9%

Net interest income	8		85,106		79,470	7.1%
Share of profit or loss of equity-accounted investments, net of tax	8, 20		5,968		5,142	16.1%
Net credit risk provisions	9		—		(60)	-100.0%
Fee and commission income	10		53,647		55,530	-3.4%
Fee and commission expenses	10		(12,665)		(11,231)	12.8%
Net fee and commission income	10		40,982		44,299	-7.5%
Administrative expenses	11		(82,142)		(83,181)	-1.2%
Other operating income	12		6,419		5,774	11.2%

Operating profit			56,333		51,444	9.5%
Net gain or loss on financial assets	13		(1,961)		9,343	-121.0%

Profit before tax			54,373		60,787	-10.6%
Income tax and other taxes	14		(10,897)		(13,613)	-20.0%

Profit for the year			43,475		47,174	-7.8%
Items that will not be reclassified into the income statement in future
Actuarial gains/losses from defined benefit plans	24		(4,231)		999	-523.6%
Equity-accounted investments - Share of net other comprehensive income	20		(88)		(98)	-10.2%
Tax effects	14		1,058		(250)	523.6%

Net other comprehensive income after tax			(3,261)		651	-600.9%

Total comprehensive income for the year			40,214		47,825	-15.9%
Profit for the year attributable to
Attributable to owners of the parent			43,207		46,950	-8.0%
Attributable to non-controlling interests	19		268		224	19.9%

			43,475		47,174	-7.8%
Breakdown of total comprehensive income
Attributable to owners of the parent			39,928		47,596	-16.1%
Attributable to non-controlling interests	19		285		228	25.0%

			40,214		47,825	-15.9%

The accompanying notes form an integral part of these consolidated financial statements.

Earnings per share

	2016	2015
Total comprehensive income for the year attributable to owners of the parent, in € thousand	39,928	47,596
Average number of shares outstanding	880,000	880,000

Earnings per share, in €	45.37	54.09

As in the previous year, there were no exercisable conversion or option rights at 31 December 2016. The stated earnings per share therefore also represent the diluted earnings per share.

The accompanying notes form an integral part of these consolidated financial statements.

Consolidated balance sheet of OeKB Group

Assets

				Change
€ thousand	Notes	31 Dec 2016	31 Dec 2015	in %
Cash and balances at central banks	15, 28	413,360	223,147	85.2%
Loans and advances to banks	16	14,483,492	17,874,580	-19.0%
Loans and advances to customers	16	1,572,646	1,481,426	6.2%
Allowance for impairment losses on loans and advances	17	—	(622)	-100.0%
Other financial assets	18	3,039,350	2,602,495	16.8%
Derivatives designated as hedging instruments	36	1,051,666	1,164,716	-9.7%
Guarantees pursuant to § 1(2)b AFFG *	36	5,683,157	5,167,195	10.0%
Equity-accounted investments	20	67,743	67,763	0.0%
Property, equipment and intangible assets	21	20,266	23,065	-12.1%
Current tax assets		4,018	4,393	-8.5%
Deferred tax assets	25	87,929	85,313	3.1%
Other assets		81,193	82,260	-1.3%

Total assets		26,504,821	28,775,731	-7.9%

Liabilities and equity

				Change
€ thousand	Notes	31 Dec 2016	31 Dec 2015	in %
Deposits from banks	22	865,694	1,079,421	-19.8%
Deposits from customers	22	837,592	754,526	11.0%
Debt securities in issue	23	21,261,202	23,624,706	-10.0%
Derivatives designated as hedging instruments	36	719,622	915,216	-21.4%
Provisions *	24	148,722	145,155	2.5%
Current tax liabilities		2,409	2,406	0.1%
Deferred tax liabilities	25	23,673	28,018	-15.5%
Other liabilities		136,456	127,277	7.2%
Interest rate stabilisation provision *	26	1,743,311	1,352,918	28.9%
Equity	27	766,142	746,089	2.7%
Of which attributable to non-controlling interests		4,585	4,439	3.3%

Total liabilities and equity		26,504,821	28,775,731	-7.9%

*	Changed presentation (see note 1 – Changes in recognition and measurement methods).

The accompanying notes form an integral part of these consolidated financial statements.

Consolidated statement of changes in equity of OeKB Group

The amounts of subscribed share capital and capital reserves shown in the following tables are the same as those reported in the separate financial statements of Oesterreichische Kontrollbank AG.

More information on equity is provided in note 27.

Consolidated statement of changes in equity 2016

					Attributable to	Non-
		Subscribed	Capital	Retained	owners	controlling
€ thousand	Notes	capital	reserves	earnings	of the parent	interests	Total equity
As at 1 January 2016	19, 27	130,000	3,347	608,302	741,650	4,439	746,089
Profit for the year		—	—	43,207	43,207	268	43,475
Other comprehensive income	27	—	—	(3,279)	(3,279)	17	(3,261)

Total comprehensive income for the year		—	—	39,928	39,928	285	40,214
Transactions with owners (dividends)	19, 27	—	—	(20,020)	(20,020)	(140)	(20,160)

As at 31 Dec 2016		130,000	3,347	628,210	761,558	4,585	766,142

Consolidated statement of changes in equity 2015

					Attributable to	Non-
		Subscribed	Capital	Retained	owners	controlling
€ thousand	Notes	capital	reserves	earnings	of the parent	interests	Total equity
As at 1 January 2015	19, 27	130,000	3,347	580,725	714,072	4,352	718,424
Profit for the year		—	—	46,950	46,950	224	47,174
Other comprehensive (expense)	27	—	—	647	647	4	651

Total comprehensive income for the year		—	—	47,596	47,596	228	47,825
Transactions with owners (dividends)	19, 27	—	—	(20,020)	(20,020)	(140)	(20,160)

As at 31 Dec 2015		130,000	3,347	608,302	741,650	4,439	746,089

The accompanying notes form an integral part of these consolidated financial statements.

Consolidated statement of cash flows of OeKB Group

Further details on cash and cash equivalents and additional information on the cash flows are provided in note 28.

Consolidated statement of cash flows of OeKB

€ thousand	31 Dec 2016	31 Dec 2015
Cash and cash equivalents at beginning of period	223,147	271,838
Net cash from operating activities	71,723	83,654
Net cash from investing activities	2,856,699	601,452
Net cash from financing activities	(2,738,209)	(733,797)

Cash and cash equivalents at end of period	413,360	223,147

The accompanying notes form an integral part of these consolidated financial statements.

€ thousand	Notes	2016	2015
Profit before tax		54,373	60,787
Non-cash items included in profit, and adjustments to reconcile profit with cash flows from operating activities
Depreciation and write-ups on property and equipment	21	4,654	4,688
Amortisation and write-ups on intangible assets	21	580	582
Changes in provisions		69,922	(2,957)
Gains/losses from the disposal/measurement of property and equipment		29	79
Gains/losses from the disposal/measurement of investments in other unconsolidated companies	13	—	(1,074)
Unrealised gains/losses from the measurement of other financial assets	13	2,041	(5,873)
Unrealised gains/losses from the measurement of issued securities and swaps	13	(284,025)	12,731
Unrealised gains/losses from the measurement of exchange rate fluctuation	13	284,018	(12,871)
Gains/losses from exchange rate fluctuation		(127)	(192)
Other non-cash items		(235)	(2,306)
Changes in operating assets and liabilities after adjustment for non-cash components
Other operating assets		(2,796,292)	(720,554)
Other operating liabilities		2,648,274	716,874
Interest and dividends received		291,831	295,244
Interest paid		(187,576)	(241,200)
Income tax paid	14	(15,744)	(20,304)

Net cash from operating activities		71,723	83,654
Proceeds from the redemption and disposal of
Loans and advances to banks	16	16,176,955	23,539,356
Loans and advances to customers	16	1,101,325	532,210
Other financial assets	18	79,901	180,589
Investments in other unconsolidated companies	19	—	11,104
Property, equipment, and intangible assets	21	500	—
Payments for the purchase of
Loans and advances to banks	16	(12,826,561)	(22,147,764)
Loans and advances to customers	16	(1,190,503)	(503,200)
Other financial assets	18	(481,961)	(1,007,700)
Property, equipment, and intangible assets	21	(2,957)	(3,143)

Net cash from investing activities		2,856,699	601,452
Proceeds from
Deposits from banks	22	3,658,658	5,122,971
Deposits from customers	22	1,649,836	1,970,383
Debt securities in issue	23	17,506,622	24,676,148
Repayments from the redemption of
Deposits from banks	22	(3,872,564)	(4,556,743)
Deposits from customers	22	(1,566,771)	(2,030,237)
Debt securities in issue	23	(20,093,970)	(25,896,299)
Cash received from the issue of shares		—	—
Dividend payments	27	(20,020)	(20,020)

Net cash from financing activities		(2,738,209)	(733,797)

The accompanying notes form an integral part of these consolidated financial statements.

Notes to the consolidated financial statements of OeKB Group

Recognition and measurement principles

Note 1 General information

Oesterreichische Kontrollbank AG (OeKB) is a special-purpose bank with its registered office in 1010 Vienna, Austria. The activities of OeKB Group consist largely of export services and capital market services.

Services for exporters

OeKB Group offers the Austrian export industry a wide range of financing options for its exports and investments abroad. Under the Export Financing Scheme, companies are provided with financing at attractive terms through their main banks. Credit lines for SMEs and the activities of the Austrian development bank round out the portfolio.

Services for the capital market

With a broad range of services for the capital market, OeKB Group covers numerous activities required before and after the purchase or sale of securities. For decades now, these services have benefited financial services providers, issuers, investors, and the Republic of Austria.

Legal basis for the export guarantee and export financing operations

Liability according to the Austrian Export Guarantees Act (AusfFG)

According to the AusfFG, the Federal Minister of Finance is authorised to assume guarantees in the name of the Republic of Austria for the proper fulfilment of transactions by foreign counterparties and for the enforcement of the rights of export companies that directly or indirectly improve Austria’s current account. These transactions and rights relate to projects abroad – especially in the areas of environmental protection, waste disposal, and infrastructure – whose realisation by domestic or foreign companies is in Austria’s interests. According to § 7 AusfFG, the guarantee fee and all claims paid shall be collected by the agent of the federal government (OeKB) and credited regularly to an account of the federal government opened at the authorised agent of the federal government. Pursuant to § 8a AusfFG, OeKB will remain responsible for the processing of these export guarantees until the conclusion of an agency contract.

OeKB is entitled to an adequate fee for the administration of these export guarantees (shown in fee and commission income from export guarantees, note 10).

The tasks of the Austrian development bank are specified in § 9 AusfFG. Oesterreichische Entwicklungsbank AG (100% subsidiary of OeKB) has been commissioned to fulfil these responsibilities.

Federal law on the financing of transactions and rights

(Export Financing Guarantees Act – AFFG)

Pursuant to § 1 AFFG, the Federal Minister of Finance is authorised until 31 December 2018 to issue guarantees in the name of the Republic of Austria for credit operations (bonds, loans, lines of credit, and other obligations) conducted by the authorised agent of the federal government pursuant to § 5(1) AusfFG (OeKB). The guarantees are issued:

•	to the benefit of the creditor of the agent authorised by the federal government (OeKB) for the fulfilment of its obligations under credit operations (§ 1[2]a AFFG);

•	to the benefit of the agent authorised by the federal government (OeKB) to guarantee a specific exchange rate between the euro and another currency (exchange rate risk) for the fulfilment of obligations under credit operations for the period of time during which the proceeds from the credit operation are used for financing in euros (§ 1[2]b AFFG).

The fee provisions for the issue of guarantees by the Republic of Austria pursuant to the AFFG specify a (minimum) guarantee fee that depends on the volume of the outstanding borrowings in the Export Financing Scheme.

Material accounting policies

Pursuant to §§ 59a BWG and 245a UGB, Oesterreichische Kontrollbank AG, Vienna, prepared the consolidated financial statements for the year ending 31 December 2016 exclusively in accordance with the International Financial Reporting Standards (IFRS) as adopted by the European Union.

These consolidated financial statements were prepared on the basis of the going concern principle.

In preparing these financial statements, OeKB Group applied all IFRS and IAS standards and interpretations of them by the International Financial Reporting Interpretations Committee (IFRIC, formerly Standard Interpretations Committee or SIC) that were mandatory at the balance sheet date. Uniform recognition and measurement methods are used throughout the Group.

All amounts are indicated in thousands of euros unless specified otherwise. The tables may contain rounding differences.

OeKB Group follows the IFRS-based regulatory requirements (FIN-REP) in the presentation of the balance sheet. These requirements were introduced by the European Banking Authority (EBA) in 2014 and represent a mandatory regulatory framework to be applied by EU-based credit institutions. This harmonisation considerably increases the comparability of reports published by the regulator, by the investors, and by OeKB Group.

Special features of the Export Financing Scheme (EFS)

The purpose of the OeKB Export Financing Scheme is to refinance export loans (delivery, purchase, and investment financing and export acceptance credit) extended by the banks participating in the scheme (with OeKB refinancing bank lending to the customer) and to provide direct lending (debt restructuring agreements with state agencies, purchase of accounts receivable from predominantly public entities). The majority of the loans and advances to banks and the other financial assets, the associated refinancing items (deposits from banks and debt securities in issue), derivative financial instruments held as hedging instruments, and guarantees pursuant to § 1(2)b AFFG are part of this scheme. All debt securities in issue feature a guarantee from the Republic of Austria pursuant to § 1(2)a AFFG.

The majority of loans to banks and customers in the EFS feature a guarantee from the Republic of Austria pursuant to the AusfFG. Due to these guarantees, OeKB Group is not exposed to significant credit risk. For this reason, no loan loss provisions need to be formed in connection with the EFS.

Exchange rate risks exist for the most part only in connection with short- and long-term debt securities issued for funding the EFS. These risks are largely secured by the exchange rate guarantees of the Republic of Austria pursuant to § 1(2)b AFFG. OeKB thus does not bear any exchange rate risk from the Export Financing Scheme. The foreign currency strategy is coordinated with the Federal Ministry of Finance (BMF) as part of an ongoing portfolio strategy. The calculation and settlement of these exchange rate positions is conducted in agreement with the Ministry of Finance for each individual transaction. In some cases, the transactions are refinanced in the same currency and the exchange rates that apply to maturing liabilities are immediately applied to newly issued debt. The exchange rate guarantee of the Republic of Austria has the same function as a derivative financial instrument. Because of the importance and relevance of this item for all parties, it is being reported in a separate item for the first time (see also Changes in recognition and measurement methods).

The interest rate stabilisation provision for the Export Financing Scheme is based on the specific purpose of the EFS and the risk associated with this programme. It contains the surpluses from charged interest and the net gains or losses from the measurement of the financial instruments in the EFS at fair value. This provision reflects the fact that the proceeds from the EFS do not accrue to OeKB Group but are instead to be kept in the EFS for the covering of risks (including in relation to the obligation to continue operating in the event that the agency agreement pursuant to § 8a AusfFG is terminated). OeKB was commissioned by the Federal Ministry of Finance in 1968 to collect proceeds generated under the EFS in a separate account and to use them solely for financing the EFS as needed. This was implemented through the formation of the interest rate stabilisation provision. The Supervisory Board also complies with this obligation by adopting annual motions to this end. The proceeds generated under the EFS cannot be accessed by the owners now or in future and may only be used by management for the purposes of the EFS.

Since the inception of the internationally unique Export Financing Scheme in 1960, the interest rate stabilisation provision has been built up from the ongoing surpluses. This provision is used exclusively to lower the effective refinancing rate in subsequent years. The federal tax office for corporations in Vienna has acknowledged the interest rate stabilisation provision as a provision and as a deductible debt item in so far as it is used for decreasing the effective refinancing interest rate for the EFS. Because of the importance of this item, it is reported in a separate item (see also Changes in recognition and measurement methods).

Changes in recognition and measurement methods

Aside from the new and changed accounting policies described below, these consolidated financial statements were prepared using the same recognition and measurement methods as were applied in the preparation of the consolidated financial statements for financial year 2015.

The amendments to IAS 1 under the Disclosure Initiative are to be applied for the first time in financial year 2016 (see also New standards and amendments to be applied for the first time in 2016). In connection with the amendment, OeKB Group decided to make some disclosures on the balance sheet more company specific. The amendment also resulted in corresponding changes in the notes.

Unlike in the previous year, the guarantees pursuant to § 1(2)b AFFG and the EFS interest rate stabilisation provision are reported in separate items for the 2016 financial year. In 2015, the guarantees pursuant to § 1(2)b AFFG were recognised in the item ‘Derivatives designated as hedging instruments’ (2015: € 6,331,911 thousand) and the EFS interest rate stabilisation provision in the item ‘Provisions’ (2015: € 1,498,072 thousand). The comparison figures from the previous year were adjusted accordingly. In 2015, the guarantees pursuant to § 1(2)b AFFG amounted to € 5,167,195 thousand and the EFS interest rate stabilisation provision € 1,352,918 thousand.

The item ‘Guarantees pursuant to § 1(2)b AFFG’ was measured using an improved fair value model according to IFRS 13. The effects from the model change came to € 444.9 million in the reporting period. The guarantees are related solely to the Export Financing Scheme, so the effects from the fair value measurement were allocated entirely to the EFS interest rate stabilisation provision.

New standards and amendments to be applied for the first time in 2016

With regards to new or amended standards and interpretations, only those that are relevant for the business activities of OeKB Group are listed with explanations.

Standards and amendments to be applied for the first time in 2016		First-time application
Amendment to IFRS 10, IFRS 12 and IAS 28	Investment Entities: Applying the Consolidation Exception	1 Jan 2016
Amendment to IFRS 11	Accounting for interests in joint ventures and joint operations	1 Jan 2016
Amendment to IAS 16 and IAS 38	Clarification of acceptable methods of depreciation and amortisation	1 Jan 2016
Amendment to IAS 16 and IAS 41	Agriculture: bearer plants	1 Jan 2016
Amendment to IAS 19	Defined Benefit Plans: Employee Contributions	1 Feb 2015
Amandment to IAS 27	Equity method in separate financial statements	1 Jan 2016

Amendments to IAS 1 Presentation of Financial Statements

The amendment is intended to allow companies to make the disclosures in their financial statements more company specific at their own discretion. They consist largely of the clarification that disclosures in the notes are only necessary when they are material in nature. This also explicitly applies when an IFRS specifies a list of minimum disclosures. The sample structure of the notes was eliminated to make a more company-specific format easier, and it was clarified that companies are free to choose where to explain their recognition and measurement methods in the notes. The amendments also include explanations on the aggregation and disaggregation of items on the balance sheet and consolidated statement of comprehensive income and clarification that shares in other comprehensive income from equity-accounted investments are to be presented in separate items in the consolidated statement of comprehensive income for amounts that will be reclassified into the income statement in future and amounts that will not be reclassified into the income statement. The amendments are to be applied for financial years beginning on or after 1 January 2016. OeKB Group has made its financial statements more company specific in that the guarantees pursuant to § 1(2)b AFFG and the EFS interest rate stabilisation provision are presented in separate items on the balance sheet (see also ‘Changes in recognition and measurement methods’).

Annual improvements to the IFRS (2010–2012)

Amendments were made to seven standards under the annual improvement project. Formulations in the individual IFRS were amended to clarify the existing rules. There were also amendments that affect the disclosures in the notes. This pertains to the standards IFRS 2, IFRS 3, IFRS 8, IFRS 13, IAS 16, IAS 24, and IAS 38.

The amendments have no material effects on the consolidated financial statements of OeKB Group.

Annual improvements to the IFRS (2012–2014)

Amendments were made to four standards under the annual improvement project. Formulations in the individual IFRS and IAS were amended to clarify the existing rules. This pertains to the standards IFRS 5, IFRS 7, IAS 19, and IAS 34.

The amendments have no material effects on the consolidated financial statements of OeKB Group.

New standards and interpretations that are not yet being applied

A number of new standards and amendments to standards are to be applied in the first financial year beginning after 1 January 2017, though earlier application is possible. The Group did not apply the following new or amended standards earlier than required when preparing these consolidated financial statements.

IFRS 9 Financial Instruments

The final version of the standard was published in July 2014. IFRS 9 is mandatory for financial years beginning on or after 1 January 2018. OeKB Group has opted not to apply this amendment early.

The actual effects that the application of IFRS 9 will have on the consolidated financial statements in 2018 are not yet known and cannot be reliably predicted because they depend on the financial instruments held by the Group and the economic conditions prevailing at that time as well as on the selected recognition methods and future decisions made by management. The new standard requires the Group to adapt its accounting policies and internal controls relating to the presentation of financial instruments; these adaptations have not yet been completed. However, the Group has conducted an initial assessment of the possible effects of the application of IFRS 9 based on its positions at 31 December 2016 and the hedging relationships defined in 2016 on the basis of IAS 39.

Classification and measurement of financial instruments

In future, financial assets will only be classified into one of two groups: at amortised cost or at fair value. The group of financial instruments measured at amortised cost consists of those financial assets that only confer entitlement to interest and capital payments at specified points in time and that are held under a business model whose objective is the holding of assets. All other financial assets fall under the fair value group. Under certain circumstances (accounting mismatch), financial assets in the first category can be moved into the fair value category (as before).

Changes in the value of financial assets in the fair value category are generally to be recognised through profit or loss. There is an option to recognise changes in value in other comprehensive income for certain equity instruments.

The regulations for financial liabilities as set forth in IAS 39 are being adopted in general. The most important difference is the recognition of changes in the value of financial liabilities measured at fair value. These must be broken down in future. The portion attributable to own credit risk must be recognised in other comprehensive income while the remainder of the changes in value are to be recognised through profit or loss.

OeKB Group follows a principally conservative, credit risk-averse business model. This specifies financial instruments that meet the criteria for measurement at amortised cost for the most part. In future, it will only be possible to exercise the fair value option to avoid an accounting mismatch. For this reason, the OeKB Group investment portfolio will no longer be measured at fair value in future, but at amortised cost. This will result in less fluctuation in the consolidated statement of comprehensive income. Based on an initial assessment, however, OeKB Group expects that the changes will have no material effects if they are applied at

31 December 2016.

Recognition of impairment on financial assets

Under the new rules, not only incurred losses but also foreseeable losses must be recognised. In this, the extent to which expected losses are recognised will depend on whether the risk of default on financial assets has deteriorated substantially since their acquisition or not. If deterioration has taken place and the risk of default is more than insignificant on the reporting date, all expected losses over the entire term must be recognised from this point forward. Otherwise, only the losses expected over the term of the instrument arising from potential loss incidents in the coming 12 months are to be recognised.

The recognition of impairment will result in no material changes in the consolidated statement of comprehensive income of OeKB Group. The majority of financial instruments (loans and advances to banks and customers) in the EFS feature guarantees, most of them from the Republic of Austria, which limits the default risk to a very high degree. OeKB Group has never experienced a default on such a loan under the EFS. The majority of the securities that are purchased for the OeKB Group investment portfolio have investment grade ratings. This means that these instruments are also unlikely to have a material impact on the total comprehensive income for the year. However, the Group has not yet decided on which impairment recognition methods will be used under IFRS 9.

Recognition of hedging relationships

The primary objective of the new regulations is to orient hedge accounting more closely towards the economic risk management of an enterprise. As before, companies must document the respective risk management strategy including the risk management objectives at the beginning of the hedging relationship, which means that the relationship between the underlying transaction and hedging instrument must meet the requirements of the risk management strategy in future. If the hedge ratio changes during a hedging relationship but the risk management objective for the hedging relationship does not, the hedge ratio must be adjusted (the hedging relationship must be rebalanced), and the hedge relationship may not be discontinued.

Unlike under IAS 39, it will not be possible to discontinue a hedging relationship at any time without reason under IFRS 9. A hedging relationship must be maintained for accounting purposes so long as the risk management objective documented for this hedging relationship has not changed and the other prerequisites for hedge accounting are met. In addition, IFRS 9 permits individual risk components to be viewed in isolation for non-financial underlying transactions in certain situations.

The requirements for proving the effectiveness of hedging relationships have changed. Under IAS 39, hedging relationships can only be recognised using hedge accounting when their effectiveness was demonstrable retrospectively and prospectively and was within a range of 80% to 125%. Under IFRS 9, the retrospective proof and the effectiveness range do not apply. Instead, enterprises must prove that there is an economic relationship between the hedged item and hedging instrument that leads to value changes that offset each other based on a (common) reference value or the hedged risk, but are not bound to quantitative limits in this. This proof can also be purely qualitative. However, the effects of credit risk must not dominate the value changes that result from the economic relationship.

The initial assessment by OeKB Group indicates that the recognition methods currently used for hedging relationships should meet the requirements of IFRS 9 when the Group makes certain planned changes to its internal documentation and monitoring processes. The initial assessment by the Group also indicates that the expected changes in the accounting policies would only have had minor effects on the recognition of hedging transactions during the 2016 financial year.

The regulations in IFRS 9 will make it easier for OeKB Group to apply hedge accounting in future. Hedge accounting is currently not applied in the Group. Each hedging instrument is assigned to an underlying transaction.

OeKB Group is currently preparing the necessary data model as part of a comprehensive project. This is related closely to the risk management, accounting, and management requirements. A project for the implementation of IFRS 9 will also be launched in 2017. The objective of this project will be the technical adaptation of the software to support the business processes and the tuning of the estimates for expected loan defaults.

IFRS 15 Revenue from Contracts with Customers

According to IFRS 15, revenue must be recognised when the customer attains control of the agreed goods and services and can derive benefits from them. The transfer of material opportunities and risks is no longer relevant (unlike under IAS 18 Revenue). The revenue must be recognised in the amount of consideration the entity expects to receive.

The new model specifies a multi-step revenue recognition process under which the contract and the separate compensation obligations that it contains must first be identified. Then, the transaction price of the customer contract must be determined and allocated to the individual performance obligations. Then, revenue in the amount of the allocated transaction price must be recognised as soon as the agreed service has been rendered or the customer has attained control of it. There are criteria that allow differentiation between performance at a single point in time and performance over a period of time. The standard does not differentiate between different types of contracts or services, but provides uniform criteria for determining whether a service is to be rendered at a single point in time or over a period of time.

The standard is mandatory for reporting periods beginning on or after 1 January 2018. In OeKB Group, the service period generally corresponds to the billing period. We are still analysing potential effects on the consolidated financial statements but expect no significant effects on the Group’s total comprehensive income.

IFRS 16 Leasing

IFRS 16 introduces a uniform calculation model under which leasing agreements are to be recognised on the balance sheet of the lessee. A lessee recognises as leasing agreement as a right-of-use asset as well as a liability that represents its obligation to make lease payments. There are exceptions for short-term leases and leases covering low-value goods. The accounting rules for the lessor are comparable with the current standard, which means that the lessor still recognises leasing arrangements as finance or operating leases.

IFRS 16 replaces the existing guidelines for leasing arrangements including IAS 17 Leases, IFRIC 4 Determining Whether an Arrangement Contains a Lease, SIC-15 Operating Leases – Incentives and SIC-27 Evaluating the Substance of Transactions in the Legal Form of a Lease.

Assuming it is adopted by the EU, the standard is mandatory for financial years beginning on or after 1 January 2019. Early application is permissible for entities that apply IFRS 15 Revenue from Contracts with Customers at the time they apply IFRS 16 for the first time or before this point in time.

According to the transition provisions, a company is not required to reassess a lease when the existing arrangement is or contains a lease as defined in IFRS 16 upon first-time application. If an entity applies this option, it is only required to assess new leases or existing leases that are modified after the first-time application of the standard.

OeKB Group has contracts that fall within IFRS 16 related to office space (rental agreements) and vehicles and machines. In accordance with the transition provisions, OeKB Group will only apply the provisions of IFRS 16 to new agreements or to changes to existing agreements after the first-time application of the standard. The application of IFRS 16 will have no material impact on the assessment of the financial, asset, and earnings position of OeKB Group in future.

The following new or amended standards are not expected to have a material impact on the consolidated financial statements.

Amended standards and interpretations		EU adoption	Effective date
IAS 7	Statement of Cash Flows – Disclosure Initiative	open	1 Jan 2017
Income Taxes – recognition of deferred tax
IAS 12	assets for unrealised losses	open	1 Jan 2017
Improvements to	Annual improvements (2014-2016) –
IFRS 2014-2016	Amendments to IFRS 12	open	1 Jan 2017
IAS 40	Classification of properties under construction	open	1 Jan 2018
Classification and measurement of
IFRS 2	share-based payment	open	1 Jan 2018
Application of IFRS 9 Financial Instruments
IFRS 4	and IFRS 4	open	1 Jan 2018
Foreign Currency Transactions and
IFRIC 22	Advance Consideration	open	1 Jan 2018
Improvements to	Annual improvements (2014-2016) –
IFRS 2014-2016	Amendments to IFRS 1 and IAS 28	open	1 Jan 2018

Uncertainty in judgements and assumptions

The preparation of consolidated financial statements in accordance with the IFRS requires the Executive Board to make judgements and assumptions about future developments that can have a material impact on the reported value of assets and liabilities, the disclosure of other obligations at the balance sheet date, and the reporting of earnings and expenses during the financial year.

The following assumptions entail a more than insignificant risk of substantial changes in asset values and liabilities in the coming financial year:

•	The parameters that are used for fair value measurement are based in part on forward-looking assumptions that may fluctuate. Note 5, 37

•	Assumptions are made about the discount rate, retirement age, life expectancy, staff turnover, and future remuneration growth for the measurement of the existing pension and termination benefit obligations. Note 24

•	The recognised amount of deferred tax assets is based on the assumption that sufficient taxable revenue will be generated in future. Note 25

•	Assessment are made regularly as to whether obligations that are not reported on the balance sheet arising from guarantees and other commitments must be reported on the balance sheet. Note 32

The estimates and assumptions upon which they are based are assessed on a regular basis and conform with the respective standards. The estimates are based on past experience and other factors such as plans, likely developments stemming from current conditions, and projections of future events. The actual values can deviate from the assumptions and estimates when the actual conditions develop differently than was expected on the reporting date. Changes are taken into account when they become evident at a later date, and the projections are adapted accordingly.

Note 2 Scope of consolidation

The following shows all companies that are included in the financial statements of OeKB Group. In addition to the parent company Oesterreichische Kontrollbank AG, the following companies are fully consolidated: Oesterreichische Entwicklungsbank AG, Vienna (OeEB), OeKB CSD GmbH, Vienna (OeKB CSD), and “Österreichischer Exportfonds” GmbH, Vienna (Exportfonds). There were no changes in the scope of consolidation compared with 2015.

Two companies were not consolidated (2015: 2) because they do not have a material influence on the asset, financial, or earnings position of the Group. The combined total assets of these two entities represent 0.02% of the Group’s consolidated total assets, and their combined profit for the year represents less than 0.01% of the Group’s consolidated profit for the year. Two companies (2015: 2) are recognised in the financial statements of OeKB Group according to the equity method.

Number of companies consolidated or held at cost

	31 Dec 2016	31 Dec 2015
Fully consolidated companies	3	3
Equity-accounted investments	2	2
Investments in unconsolidated subsidiaries (recognised at amortised cost)	2	2
Investments in other unconsolidated companies (recognised at amortised cost)	10	10

Total	17	17

Companies wholly or partly owned by OeKB

Company name and registered office	Banking Act Category	Type of investment		Share- holding	Financial information
	Credit Institution/ Other Company	Directly held	Indirectly held	in %	Reporting date of latest annual accounts	Balance sheet total as defined in the UGB, €‘000’	Equity as defined in sec. 224(3) of the UGB, €‘000’	Profit for the year, €‘000’
Fully consolidated companies
Oesterreichische Entwicklungsbank AG, Vienna	CI	x		100.00%	31 Dec 2016	734,071	19,202	7,956
OeKB CSD GmbH, Vienna	CI	x		100.00%	31 Dec 2016	29,875	24,495	3,499
“Österreichischer Exportfonds” GmbH, Vienna	CI	x		70.00%	31 Dec 2016	1,137,435	13,871	1,989

Equity-accounted investments
OeKB EH Beteiligungs- und Management AG, Vienna	OC	x		51.00%	31 Dec 2016	93,826	93,562	10,176
Acredia Versicherung AG, Vienna	OC		x	51.00%	31 Dec 2016	153,339	91,176	10,927
Acredia Services GmbH, Vienna	OC		x	51.00%	31 Dec 2016	13,412	12,075	2,211
PRISMA Risk Services D.O.O., Belgrade	OC		x	51.00%	31 Dec 2016	496	322	36
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	OC	x		50.00%	31 Dec 2016	34,730	11,202	(131)

Unconsolidated subsidiaries held at amortised cost
OeKB Business Services GmbH, Vienna	OC	x		100.00%	31 Dec 2016	1,539	1,355	6
OeKB Zentraleuropa Holding GmbH, Vienna	OC	x		100.00%	31 Dec 2016	4,541	4,541	1

Investments in other unconsolidated companies, held at amortised cost
AGCS Gas Clearing and Settlement AG, Vienna	OC	x		20.00%	31 Dec 2015	14,277	3,602	614
APCS Power Clearing and Settlement AG, Vienna	OC	x		17.00%	31 Dec 2015	21,192	3,026	381
CISMO Clearing Integrated Services and Market Operations GmbH, Vienna	OC	x		18.50%	31 Dec 2015	4,517	3,403	2,603
Einlagensicherung der Banken und Bankiers Gesellschaft m.b.H., Vienna	OC	x		0.10%	31 Dec 2015	819	77	—
EXAA Abwicklungsstelle für Energieprodukte AG, Vienna	OC	x		8.06%	31 Dec 2015	7,555	2,843	425
“Garage Am Hof” Gesellschaft m.b.H., Vienna	OC	x		2.00%	31 Dec 2015	5,128	4,258	1,003
OeMAG Abwicklungsstelle für Ökostrom AG, Vienna	OC	x		12.60%	31 Dec 2015	291,062	5,417	372
CEESEG Aktiengesellschaft, Vienna	OC	x		6.60%	31 Dec 2015	389,667	370,176	27,976
European Financing Partners S.A., Luxembourg	OC	x		7.63%	31 Dec 2016	220,796	145	(16)
Interact Climate Change Facility S.A., Luxembourg	OC	x		7.69%	31 Dec 2016	241,134	121	12

Note 3 Consolidation principles

The consolidation of the Group accounts involves capital consolidation, consolidation according to the equity method, debt consolidation, expense and income consolidation, and the elimination of intercompany profits. The fully consolidated companies and the equity-accounted companies all prepare their annual financial statements as at 31 December 2016.

The Group elected to exercise the option under IFRS 1 on the transition date of 1 January 2004, which means that the book values from first-time consolidation pursuant to UGB were used. This means that capital consolidation takes place according to the book value method. Under this method, the cost of the acquired ownership interest is offset against the Group’s share of the subsidiary’s net assets at the time that control passes to the Group. As in previous periods, the provisions of IFRS 3 on business combinations were not yet applied in the reporting period as no relevant transactions occurred. Intercompany receivables and payables, intercompany expenses and income, and intercompany profits are eliminated unless they are immaterial.

Joint ventures are recognised according to the equity method. They are shown as ‘Equity-accounted investments’. In general, IFRS-compliant financial statements are used for the equity measurement. If these are not available, local financial statements are used after adjustment to adhere to the Group’s uniform accounting methods. The annual results are obtained from the latest available annual separate financial statements and sub-groups’ consolidated financial statements, and the changes in equity are thus recognised in the year in which they occur. Dividends paid are eliminated. Profits for the year are shown in the consolidated statement of comprehensive income under ‘Share of profit or loss of equity-accounted investments, net of tax’. Shares in other comprehensive income are shown under ‘Equity-accounted investments – Share of net other comprehensive income’.

Note 4 Foreign currency translation

The consolidated financial statements are presented in thousands of euros rounded to the nearest whole number. The euro is also OeKB Group’s functional currency.

Assets and liabilities denominated in foreign currencies are translated at the reference exchange rates of the European Central Bank at the balance sheet date (31 December 2016).

Indicative exchange rates at 31 December 2016

Mid rate	Currency	Mid rate	Currency	Mid rate	Currency	Mid rate	Currency
1.4596	AUD	0.8562	GBP	9.0863	NOK	3.7072	TRY
1.4188	CAD	8.1751	HKD	4.4103	PLN	1.0541	USD
1.0739	CHF	7.5597	HRK	4.539	RON	14.457	ZAR
27.021	CZK	309.83	HUF	64.3	RUB
7.4344	DKK	123.4	JPY	9.5525	SEK

Indicative exchange rates at 31 December 2015

Mid rate	Currency	Mid rate	Currency	Mid rate	Currency	Mid rate	Currency
1.4897	AUD	0.7339	GBP	9.603	NOK	3.1765	TRY
1.5116	CAD	8.4376	HKD	4.2639	PLN	1.0887	USD
1.0835	CHF	7.638	HRK	4.524	RON	16.953	ZAR
27.023	CZK	315.98	HUF	80.6736	RUB
7.4626	DKK	131.07	JPY	9.1895	SEK

Note 5 Determining fair value

All financial instruments are measured regularly at their fair values.

A number of accounting methods and disclosures of OeKB Group require the determination of the fair values of financial assets and liabilities. A valuation team consisting of members of the Accounting & Financial Control, Risk Controlling, and Treasury departments measures the fair values. The monitoring of the measurement of fair values is centralised and is reported to the Executive Board.

The valuation team regularly reviews the significant non-observable input factors and the remeasurement gains and losses. Where information from third parties (such as quotations from brokers or from pricing services) is used to determine fair values, the respective valuation team reviews the inputs obtained from the third parties, supporting the conclusion that such measurements meet the IFRS requirements including the level in the fair value hierarchy to which these measurements are to be classified.

Significant valuation results are reported to the Audit Committee.

OeKB Group uses available market data when possible to determine the fair values of assets and liabilities. Based on the input factors employed in the valuation techniques, the fair values are assigned to different levels in the fair value hierarchy:

•	Level 1: Quoted prices (unadjusted) on active markets for identical assets and liabilities.

•	Level 2: Valuation parameters other than quoted prices considered in Level 1 that can be observed for the asset or the debt directly (i.e. a price) or indirectly (i.e. a value derived from prices).

•	Level 3: Valuation parameters for assets and liabilities that are not based on observable market data.

For items repayable on demand, the fair value equals the book value; this applies both to financial assets and financial liabilities.

Other financial instruments are recognised at the fair value determined on the basis of quoted market prices or, in the case of investment fund units, on the basis of the net asset values calculated in accordance with the Investment Fund Act (InvFG). These financial instruments are assigned to Level 1 in the IFRS 13 fair value hierarchy.

The relevant market prices and interest rates observed at the balance sheet date and obtained from widely accepted external sources are used as far as possible as an initial parameter for determining the fair value of loans and advances to banks and customers, deposits from banks and customers, debt securities in issue, and derivatives designated as hedging instruments. This method is based on the present value of discounted contractual payment flows. Financial instruments that are measured in this manner are assigned to Level 2 in the IFRS 13 fair value hierarchy.

•	The items ‘Loans and advances to banks’ and ‘Loans and advances to customers’ consist primarily of loans for which guarantees have been issued by the Republic of Austria. In the valuation of these assets, the contractually agreed cash flows are discounted using a yield curve that is observable on the market and adjusted by the credit spreads of the Austrian government.

•	A yield curve observable on the market is used to discount the contractually agreed cash flows when determining the fair values of deposits from banks and customers and of debt securities in issue. For this, the credit spreads observable for OeKB on the market at the valuation date are taken into account.

Derivatives held solely for hedging purposes are measured using a standard model. This model is based on the discounted cash flow method. Under this model, the fair value is determined by discounting the contractually agreed payment flows by the current swap curve including adjustment of the credit valuation (CVA and DVA). A credit valuation adjustment (CVA) is a price estimate of the default risk of the counterparty in a financial transaction. A debt valuation adjustment (DVA) estimates the risk of an entity’s own default.

In determining the CVA/DVA, OeKB Group uses the Basel method for regulatory capital from credit losses, which is based on the path-dependent multiplication of the following variables and their subsequent aggregation:

•	Exposure at default: Fair values at specific future points in time; calculated using a Monte Carlo simulation.

•	Probability of default: Default probabilities at these points in time are calculated from the counterparty’s CDS spreads or the company’s own CDS spreads.

•	Loss given default: Estimate of the expected recovery in the case of counterparty default or own default.

The CVA value adjustment at the reporting date was € 1.6 million (2015: € 6.3 million), the DVA value adjustment was € 0.6 million (2015: € 2.7 million).

The fair value of the guarantees pursuant to § 1(2)b AFFG is calculated by determining the future cash flows from interest and principal at AFFG rates on the one hand and converted into euros at the rate specified in the foreign-currency forward on the other hand. Comparing the two notional amounts in euros indicates the potential conversion gain or loss of the Republic of Austria. The fair value is determined by discounting the individual conversion gains or losses on the maturity date up to the valuation date with the yield curve of the Republic of Austria.

Financial instruments falling neither under Level 1 nor Level 2 must be assigned to a separate category (Level 3) within which the fair value is determined using special quantitative and qualitative information. OeKB Group holds no financial instruments in Level 3.

Responsibility for measuring financial instruments at fair value is separate from the trading units.

Reclassifications between levels in the fair value hierarchy are recognised at the end of the reporting period in which the change occurred. No reclassifications took place during the financial year.

Note 6 Segment information

The activities of OeKB Group are presented by business segment in the following. The delineation of these three segments—Export Services, Capital Market Services, and Other Services—is based on the internal control structure and the internal financial reporting to the Executive Board as the chief operating decision-making body. The definition of these segments is regularly reviewed to allocate resources to the segments and judge their performance. In the segment information, unlike the presentation in the statement of comprehensive income, actuarial gains and losses pursuant to IAS 19 are presented as an element of staff costs within administrative expenses. Furthermore, in the segment information, unlike in the consolidated statement of comprehensive income, the share of other comprehensive income from equity-accounted investments is shown under ‘Share of profit or loss of equity-accounted investments, net of tax’.

The Export Services segment covers the Export Financing Scheme of OeKB, the operations of the interest in “Österreichischer Exportfonds” GmbH, and the administration of guarantees of the Republic of Austria by OeKB as authorised agent pursuant to the Austrian Export Guarantees Act. As a result of the running of the EFS, the regional focus of OeKB Group’s business activities lies in Austria. If foreign banks fulfil the EFS criteria, they are eligible to participate in the scheme. To be eligible for financing, the goods deliveries or services in question must always result in a direct or indirect improvement to Austria’s current account. For a regional breakdown, see note 40.

The Capital Market Services segment covers all services of Oesterreichische Kontrollbank AG for the capital market (financial data, notification office pursuant to the KMG, office for the issue of government bonds) and clearing services for the energy market as well as the operations of the interests in OeKB CSD GmbH and CCP.A.

The Other Services segment covers the information and research services of OeKB, the own portfolio and other shareholdings, the activities of OeKB Group in the private credit insurance segment, and the operations of the interest in Oesterreichische Entwicklungsbank AG.

Key figures are operating profit (in all segments), net interest income in Export Services, and profit after tax in the Other Services segment.

As in the previous year, the Export Services segment was again a key customer of OeKB Group. This customer accounted for € 135.0 million (2015: € 122.0 million) in interest and similar income.

Segment performance in 2016

Results by business segment in 2016

€ thousand	Export Services	Capital Market Services	Other Services	Total
Interest and similar income	202,102	(94)	35,428	237,437
Interest and similar expenses	(151,877)	0	(453)	(152,330)

Net interest income	50,225	(94)	34,976	85,106
Share of profit or loss of equity-accounted investments, net of tax	—	(66)	5,946	5,880
Net credit risk provisions	—	—	—	—
Fee and commission income	15,305	31,741	6,602	53,647
Fee and commission expenses	(1,492)	(1,546)	(9,627)	(12,665)

Net fee and commission income	13,812	30,195	(3,025)	40,982
Administrative expenses	(39,697)	(26,491)	(20,186)	(86,372)
Other operating income	(962)	(73)	7,454	6,419

Operating profit	23,379	3,470	25,165	52,014
Net gain or loss on financial instruments	(72)	8	(1,897)	(1,961)

Profit before tax	23,307	3,478	23,268	50,054
Income tax and other taxes	(5,831)	(886)	(3,122)	(9,839)

Profit for the year	17,476	2,592	20,146	40,214
Attributable to non-controlling interests	(285)	—	—	(285)
Profit for the year attributable to owners of the parent	17,191	2,592	20,146	39,928
Segment assets	25,274,422	31,197	1,199,202	26,504,821
Segment liabilities	25,205,853	4,477	528,334	25,738,665

Reconciliation of the information on reportable Group segments for 2016				€ thousand
Profit of the reportable segments				40,214
Non-allocable amounts
Share of profit or loss of equity-accounted investments, net of tax				88
Actuarial gains/losses on defined benefit plans				4,231
Tax effects stemming from actuarial gains/losses				(1,058)

Profit for the year according to the consolidated statement of comprehensive income				43,475

Results by business segment in 2015

€ thousand	Export Services	Capital Market Services	Other Services	Total
Interest and similar income	263,930	(19)	28,517	292,428
Interest and similar expenses	(212,630)	—	(328)	(212,958)

Net interest income	51,299	(19)	28,189	79,470
Share of profit or loss of equity-accounted investments, net of tax	—	(43)	5,087	5,044
Net credit risk provisions	—	—	(60)	(60)
Fee and commission income	16,761	32,095	6,673	55,530
Fee and commission expenses	(1,869)	(1,122)	(8,239)	(11,231)

Net fee and commission income	14,892	30,973	(1,565)	44,299
Administrative expenses	(36,022)	(25,939)	(20,221)	(82,181)
Other operating income	(909)	1,061	5,622	5,774

Operating profit	29,260	6,033	17,052	52,345
Net gain or loss on financial instruments	(98)	9	9,432	9,343

Profit before tax	29,162	6,042	26,484	61,688
Income tax and other taxes	(7,182)	(1,477)	(5,204)	(13,863)

Profit for the year	21,980	4,565	21,280	47,825
Attributable to non-controlling interests	(228)	—	—	(228)
Profit for the year attributable to owners of the parent	21,752	4,565	21,280	47,596
Segment assets	27,569,669	43,285	1,162,777	28,775,731
Segment liabilities	27,613,940	42,558	373,145	28,029,643

Reconciliation of the information on reportable Group segments for 2015				€ thousand
Profit of the reportable segments				47,825
Non-allocable amounts
Share of profit or loss of equity-accounted investments, net of tax				98
Actuarial gains/losses on defined benefit plans				(999)
Tax effects stemming from actuarial gains/losses				250

Profit for the year according to the consolidated statement of comprehensive income				47,174

Amounts charged for intersegmental services represent services rendered, which are provided at cost. No reconciliation of the amounts for the reportable segments to the amounts recorded in the consolidated balance sheet and consolidated statement of comprehensive income is necessary because the consolidation items are assigned directly to the segments.

Notes on the consolidated statement of comprehensive income of OeKB Group

Note 7 Consolidated statement of comprehensive income

Income and expenses are recognised as they accrue. Interest income is recognised on an accrual basis using the effective interest method. Dividend income is recognised at the time of the decision to pay the dividend.

Gains and losses are influenced by fair value changes recognised through profit or loss, by impairment losses, reversal of impairment through profit or loss, exchange rate fluctuation, and derecognition.

For financial assets recognised using the fair value option upon acquisition and that are thus measured at fair value through profit or loss, interest and dividend income is recognised in net interest income.

Note 8 Net interest income and share of profit or loss of equity-accounted investments

€ thousand	Amortised cost 2016	Fair value option 2016	Total 2016	Amortised cost 2015	Fair value option 2015	Total 2015
Credit operations and money market instruments	163,878	61,948	225,826	259,402	18,834	278,236
Fixed-income securities	—	799	799	—	5,613	5,613
Equity shares and other variable-income securities	—	7,400	7,400	—	6,849	6,849
Interests in investments other than subsidiaries	3,412	—	3,412	1,730	—	1,730

Interest income	167,290	70,147	237,437	261,132	31,296	292,428
Money market instruments and current accounts	(5,181)	—	(5,181)	(7,633)	—	(7,633)
Debt securities in issue	(112,834)	(34,315)	(147,150)	(133,460)	(71,864)	(205,325)

Interest expense	(118,015)	(34,315)	(152,330)	(141,093)	(71,864)	(212,958)

Net interest income	49,275	35,831	85,106	120,038	(40,568)	79,470
Share of profit or loss of equity-accounted investments	5,968	—	5,968	5,142	—	5,142

Interest expenses include guarantee fees paid to the Republic of Austria for guarantees pursuant to § 1(2) AFFG (see also note 1) in the amount of € 66.5 million (2015: € 70.7 million).

Note 9 Net credit risk provisions

No credit risk provisions were formed in financial year 2016 (2015: € 60 thousand).

Note 10 Net fee and commission income

The export guarantee activities represent services provided by OeKB on behalf of the Republic of Austria (see also note 1). OeKB offers energy clearing services in connection with credit rating services, financial clearing, and risk management as a central and independent provider.

Net fee and commission income

€ thousand	2016	2015
Income from credit operations	5,104	5,478
Expenses from credit operations	(10,976)	(9,900)

Credit operations	(5,872)	(4,422)
Income from securities services	28,838	29,137
Expenses from securities services	(1,126)	(1,263)

Securities services	27,712	27,875
Income from export guarantees	14,968	15,662
Expenses from export guarantees	—	—

Export guarantees	14,968	15,662
Income from energy clearing	2,628	2,831
Expenses from energy clearing	—	—

Energy clearing	2,628	2,831
Income from other services	2,110	2,421
Expenses from other services	(563)	(68)

Other services	1,547	2,353

Net fee and commission income	40,982	44,299
Of which income	53,647	55,530
Of which expenses	(12,665)	(11,231)

Note 11 Administrative expenses

Administrative expenses

€ thousand	2016	2015
Salaries	39,720	37,508
Social security costs	9,164	8,608
Pension and other employee benefit costs	6,673	8,775

Staff costs	55,557	54,891
Other administrative expenses	21,350	23,017
Depreciation, amortisation and impairment of property, equipment, and intangible assets	5,234	5,272

Administrative expenses	82,142	83,181

Expenses for the auditor and affiliated companies

€ thousand	2016	2015
Audit of the annual financial statements	443	285
Audit-related activities	353	325

Expenses for the auditor	796	610
Tax consulting	96	85
Other consulting	81	80

Expenses for companies affiliated with the auditor	177	165

Note 12 Net other operating income

The item ‘Other operating income’ relates largely to service fees received by OeKB for providing outsourced services (such as accounting and financial control, information technology, human resources, internal auditing, and other services) and income from the rental of business space. The other operating expenses relate mainly to the bank stability tax paid to the Austrian fiscal authorities.

Other operating income

€ thousand	2016	2015
Other operating income	9,346	7,454
Other operating expenses	(2,928)	(1,680)

Net other operating income	6,419	5,774

Note 13 Net gain or loss on financial instruments

The net gain or loss on financial instruments consists of gains and losses from the disposal and measurement of securities, interests in investments other than subsidiaries, and interests in other companies.

Net gain or loss on financial instruments

€ thousand	2016	2015
Net gain or loss from exercise of the fair value option
Foreign exchange differences from debt securities in issue and derivatives	(355,090)	(1,636,583)
Foreign exchange differences from guarantees pursuant to §1(2)b AFFG	71,065	1,649,314
Foreign exchange differences from other assets/liabilities	135	140

Subtotal foreign exchange differences	(283,891)	12,871
Fair value measurement of debt securities in issue and derivatives	177,817	198,514
Fair value measurement of guarantees pursuant to § 1(2)b AFFG*	444,897	—
Carryover of measurement result from EFS interest rate stabilisation provision	(338,689)	(211,245)

Subtotal measurement of debt securities in issue and derivative financial instruments	284,025	(12,731)

Subtotal	135	140
Other financial assets	(2,095)	8,129
Net gain or loss on disposal of interests in investments other than subsidiaries	—	1,074

Net gain or loss on financial instruments	(1,961)	9,343
Of which at fair value through profit or loss	(1,961)	9,309
Of which at amortised cost	—	34

*	See also note 1, Changes in recognition and measurement methods.

Foreign exchange differences and the measurement of debt securities in issue and derivative financial instruments relate primarily to the EFS and are viewed as a single economic unit. The result from foreign exchange differences arose predominantly from the changes in the USD and CHF exchange rates. Because of the hedging with derivatives and the guarantees pursuant to § 1(2)b AFFG, this is largely offset through the measurement of debt securities in issue and derivative financial instruments.

Gains on other financial assets

€ thousand	2016	2015
Gains/losses realised on disposal	(54)	2,268
Measurement losses	(2,926)	(2,442)
Measurement gains	884	8,304

Gains on other financial assets	(2,095)	8,129

Note 14 Income tax and other taxes

Income taxes are recognised and calculated in accordance with IAS 12. Current income tax assets and liabilities are determined on the basis of the local tax rates. Deferred taxes are calculated using the liability concept. Under this approach, the book values of the assets and liabilities in the IFRS balance sheet are compared with the respective values that are relevant for the taxation of the respective Group company. Differences in these values lead to temporary differences that are recognised as deferred tax assets or liabilities.

Tax recognised in profit or loss

€ thousand	2016	2015
Current year	16,806	14,426
Adjustment for previous years	(5)	—

Total current tax expenses	16,801	14,426
Origination and reversal of temporary differences	—	(20)
Change in recognised deductible temporary differences	(5,904)	(793)

Net deferred taxes	(5,904)	(813)

Income tax and other taxes	10,897	13,613

Tax recognised in other comprehensive income

€ thousand	2016	2015
Actuarial gains/losses on defined benefit plans	(1,058)	250

The actual taxes are calculated on the tax base for the financial year at the local tax rates applicable to the respective Group company.

The taxation at the standard local rates is reconciled with the reported actual income taxes in the following table. OeKB Group believes that its provisions for taxes are adequate for all open tax years based on its assessment of many factors including interpretations of tax law and previous experience.

Effective tax rate reconciliation

€ thousand	2016		2015
Profit before tax	54,373	100.0%	60,787	100.0%
Tax expenses at the domestic tax rate of the company	13,593	25.0%	15,172	25.0%
Non-deductible expenses	188	0.3%	213	0.4%
Tax-exempt income	(2,806)	-5.2%	(2,090)	-3.4%
Change in recognised deductible temporary differences	(83)	-0.2%	318	0.5%
Income tax payments for previous years	5	0.0%	—	—

Total	10,897	20.0%	13,613	22.4%

Notes on the consolidated balance sheet of OeKB Group

Note 15 Cash and balances at central banks

This item consists of cash on hand and claims against central banks (deposits) that are payable on demand. This means unlimited availability without prior notice or availability with a period of notice of no more than one business day or 24 hours. The required minimum reserves are also reported in this item.

Note 16 Loans and advances to banks and customers

Loans and advances to banks and customers that are originated by the Group are recognised at their nominal amount or at amortised cost before deduction of impairment losses and including accrued interest. Individual allowances for impairment losses are recognised for identifiable del credere risks.

Impairment losses are not deducted from the corresponding loans and advances but are disclosed in the balance sheet as a separate item. Because of the business model of OeKB, a large portion of the assets is contained in the items ‘Loans and advances to banks’ and ‘Loans and advances to customers’. The majority of these assets, which can be attributed to the EFS, feature guarantees from the Republic of Austria pursuant to the AusfFG, which means that no credit risk provisions need to be formed (see also note 1).

Where derivatives are used to hedge interest rate risk or exchange rate risk, the hedged items are recognised at fair value to avoid accounting mismatches.

Interest income is reported in the item ‘Interest and similar income’ on the income statement.

The breakdown by rating category is presented in note 40.

Loans and advances to banks

€ thousand	Repayable on demand		Other maturities		Total
	31 Dec 2016	31 Dec 2015	31 Dec 2016	31 Dec 2015	31 Dec 2016	31 Dec 2015
Domestic banks	5,694	7,800	12,975,016	15,759,373	12,980,710	15,767,172
Foreign banks	19,550	3,484	1,483,232	2,103,925	1,502,782	2,107,408

Loans and advances to banks	25,244	11,283	14,458,248	17,863,297	14,483,492	17,874,580

Loans and advances to customers

€ thousand	Domestic customers		Foreign customers		Total
	31 Dec 2016	31 Dec 2015	31 Dec 2016	31 Dec 2015	31 Dec 2016	31 Dec 2015
States or government-affiliated organisations	2,326	2,515	243,278	292,325	245,603	294,840
Other	1,117,188	1,054,649	209,855	131,937	1,327,043	1,186,586

Loans and advances to customers	1,119,514	1,057,164	453,132	424,262	1,572,646	1,481,426

Note 17 Risk provisions

The provisions for risks from credit operations cover impairment losses (for finance loans) and provisions (for guaranteed loans) for all recognisable credit risks. OeKB Group employs a rating assessment system and an internal rating process for the purposes of credit risk management. Counterparties are classified into 22 internal credit rating categories based on an internal rating and mapping system that draws both on external ratings from internationally recognised rating agencies (Standard & Poor’s, Moody’s) and on internal ratings. Credit ratings are monitored on an ongoing basis. As a result, all banking book assets and off-balance sheet business can be classified according to creditworthiness and collateralisation. The majority of the credit portfolio falls under the Export Financing Scheme described in note 1, for which no loan loss provisions are necessary.

The loan loss provisions reported in the previous year pertain to the item ‘Loans and advances to customers’. This consists solely of credit risks. All interest in arrears at the reporting date is also taken into account in determining the necessary impairment charges. The loan loss provisions were used in full during the reporting period.

No claims were past due at the reporting date, meaning that there were no impaired financial assets.

Note 18 Other financial assets

This item includes all fixed-income and variable-income securities and the investments in unconsolidated subsidiaries and other companies.

The bonds and other fixed-income securities as well as equity shares and other variable-income securities are recognised at fair value through profit or loss in accordance with the business model. The business model of the investment portfolio calls for assuming long-term positions in bonds and investment funds. The portfolio is managed on the basis of market values. OeKB Group measures these securities at fair value through profit or loss. Changes in the fair value are recognised in the item ‘Net gain or loss on financial instruments’ on the income statement. Income is recognised in the item ‘Interest and similar income’. OeKB Group has no trading portfolio.

The investments in unconsolidated subsidiaries and other companies are measured at amortised cost. Income is recognised in the item ‘Interest and similar income’. Effects on profit or loss are shown in the item ‘Net gain or loss on financial instruments’.

As part of liquidity management for the Export Financing Scheme, a liquid assets portfolio has been established that had a fair value of € 2,298.1 million (2015: € 1,906.3 million) as at 31 December 2016.

Other financial assets

€ thousand	31 Dec 2016	31 Dec 2015
Treasury bills and similar securities	1,715,728	1,363,676
Bonds	887,994	824,872

Bonds and other fixed-income securities	2,603,721	2,188,548
Of which listed bonds	2,603,721	2,188,548
Equity shares	—	—
Investment certificates	426,078	404,396

Equity shares and other variable-income securities	426,078	404,396
Of which listed equity shares and other variable-income securities	182	200
Investments in unconsolidated subsidiaries	1,536	1,536
Investments in other unconsolidated companies	8,015	8,015

Shares	9,551	9,551

Total other financial assets	3,039,350	2,602,495
Of which at fair value through profit or loss	3,029,799	2,592,945
Of which at amortised cost	9,551	9,551
Due in the subsequent year
Bonds and other fixed-income securities	142,567	80,441
Investment certificates (with fixed maturity)	—	—
Accrued interest	2,902	3,324

Total	145,469	83,765

Note 19 Subsidiaries with non-controlling interests

The following tables provide material information on subsidiaries with non-controlling interests.

“Österreichischer Exportfonds” GmbH, Vienna, Austria

€ thousand	2016	2015
Export Services segment	Non-controlling interest 30%	Non-controlling interest 30%
Net interest income	3,337	3,160
Operating profit	1,192	1,003
Profit for the year	894	745
Profit – attributable to non-controlling interests	268	224
Other comprehensive income	57	16

Total comprehensive income for the year	951	761
Total comprehensive income for the year - attributable to non-controlling interests	285	228
Current assets	1,136,976	1,077,747
Non-current assets	1,873	1,906
Current liabilities	1,110,092	1,051,516
Non-current liabilities	13,474	13,339

Net assets	15,283	14,798
Net assets attributable to non-controlling interests	4,585	4,439
Net cash from operating activities	769	665
Net cash from investing activities	(59,305)	(48,200)
Net cash from financing activities	58,534	47,535

Net cash	(2)	—

Dividend payments to non-controlling interests	140	140

Note 20 Equity-accounted investments

The book value of the equity-accounted investments on the balance sheet date was € 67.7 million (2015: € 67.8 million). Of this total, OeKB EH Beteiligungs- und Management AG accounted for € 62.1 million (2015: € 62.1 million) and CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH for € 5.6 million (2015: € 5.7 million).

The financial information for OeKB EH Beteiligungs- und Management AG is based on its IFRS consolidated financial statements. The data for CCP Austria Abwicklungsstelle für Börsenge-schäfte GmbH is based on national accounting standards (UGB); the amounts pursuant to the UGB largely match those pursuant to the IFRS.

There are no contingent liabilities for the equity-accounted investments.

OeKB EH Beteiligungs- und Management AG, Vienna, Austria

Other Services segment	2016	2015
Shareholding	51%	51%
Share of voting rights	51%	51%

OeKB EH Beteiligungs- und Management AG is an unlisted holding company. It is the sole owner of Acredia Versicherung AG. Acredia markets its products under the brands ‘PRISMA Die Kreditversicherung’ and ‘OeKB Versicherung’. It offers a complete range of credit insurance to Austrian businesses.

OeKB EH Beteiligungs- und Management AG is operated as a joint venture with Euler Hermes Aktiengesellschaft, Hamburg, and is included in the consolidated financial statements according to the equity method. OeKB does not have the power of decision through voting rights or other rights that would allow it to influence the returns from the affiliated company.

Insurance contracts are accounted for according to IFRS 4 taking into account the provisions of the Insurance Supervision Act (VAG). In accordance with IFRS 4, the claims equalisation reserve under the VAG (after deduction of deferred taxes) is reported in IFRS equity.

€ thousand	2016	2015
Earned premiums	25,194	23,839
Actuarial result	12,014	9,583
Profit before tax	14,733	12,375
Of which depreciation and amortisation	571	918
Of which interest income	1,022	1,173
Of which interest expense	—	—
Profit for the year	11,832	10,167
Other comprehensive income	(172)	(193)

Total comprehensive income for the year	11,660	9,974
Current assets	70,469	53,603
Of which cash and cash equivalents	33,411	30,496
Non-current assets	114,553	136,908
Current liabilities	20,416	18,200
Non-current liabilities	42,759	50,554

Equity	121,847	121,757
Proportionate share of equity at the beginning of the period	62,096	61,960
Proportionate share of total comprehensive income for the period	5,946	5,087
Dividend payments received	(5,900)	(4,951)

Proportionate share of equity at the end of the period	62,142	62,096

CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna, Austria

Other Services segment	2016	2015
Shareholding	50%	50%
Share of voting rights	50%	50%

CCP Austria is operated as a joint venture with Wiener Börse AG, Vienna, and is recognised in the consolidated financial statements according to the equity method.

CCP Austria is not a listed company. It acts as the clearing agent for the Vienna Stock Exchange and as the central counterparty for all trades concluded on the exchange. CCP Austria was licensed pursuant to Art. 14(1) of Regulation (EU) No. 648/2012 (European Market Infrastructure Regulation, EMIR) in 2014.

€ thousand	2016	2015
Revenue	3,278	2,675
Operating profit	(130)	(52)
Profit before tax	(131)	(52)
Of which depreciation and amortisation	(2)	(1)
Of which interest income	—	—
Of which interest expense	—	—
Loss for the year	(131)	(86)
Other comprehensive income	—	—

Total comprehensive income for the year	(131)	(86)
Current assets	34,730	40,434
Of which cash and cash equivalents	33,986	40,276
Non-current assets	—	—
Current liabilities	23,528	29,102
Non-current liabilities	—	(2)

Equity	11,202	11,334
Proportionate share of equity at the beginning of the period	5,667	5,710
Proportionate share of total comprehensive income for the period	(66)	(43)
Dividend payments received	—	—

Proportionate share of equity at the end of the period	5,601	5,667

Note 21 Property, equipment, and intangible assets

Property and equipment comprises land and buildings used by the Group and fixtures, fittings, and equipment. Property and buildings used by the Group are those which are used primarily for the Group’s own business operations. The value of the property itself was € 4.4 million (2015: € 4.4 million).

Intangible assets consist solely of purchased software.

Property, equipment, and intangible assets are recognised at cost less scheduled depreciation and amortisation. The following useful life is assumed:

Useful life

Years
Buildings	40
Fixtures, fittings, and equipment	3 to 10
IT hardware	3 to 5
Software	3 to 5

At the end of each reporting period OeKB Group assesses whether there is any indication that an asset (an individual asset and a cash-generating unit) may be impaired. If any such indication exists, OeKB Group will estimate the recoverable amount of the asset.

Non-current assets in 2016

€ thousand	Cost at 1 Jan 2016	Additions 2016	Disposals 2016	Cost at 31 Dec 2016	Accumulated depreciation and amortisation	Net book value 31 Dec 2016	Net book value 31 Dec 2015	Current-year depreciation and amortisation
Land and buildings	73,978	—	—	73,978	(60,063)	13,915	17,265	(3,351)
Fixtures, fittings, and equipment	19,514	1,910	(7,592)	13,832	(9,214)	4,618	3,931	(1,303)
Assets under construction	—	600	(600)	—	—	—	—	—

Property and equipment	93,492	2,510	(8,192)	87,810	(69,277)	18,533	21,196	(4,654)
Software	5,521	447	—	5,968	(4,235)	1,733	1,869	(580)
Advanced payments on software	—	—	—	—	—	—	—	—

Intangible assets	5,521	447	—	5,968	(4,235)	1,733	1,869	(580)

Total	99,013	2,957	(8,192)	93,778	(73,512)	20,266	23,065	(5,234)

Non-current assets in 2015
€ thousand	Cost at 1 Jan 2015	Additions 2015	Disposals 2015	Cost at 31 Dec 2015	Accumulated depreciation and amortisation	Net book value 31 Dec 2015	Net book value 31 Dec 2014	Current-year depreciation and amortisation
Land and buildings	82,378	120	(8,520)	73,978	(56,712)	17,265	20,619	(3,398)
Fixtures, fittings, and equipment	19,932	882	(1,300)	19,514	(15,583)	3,931	4,201	(1,292)
Assets under construction	120	—	(120)	—	—	—	120	—

Property and equipment	102,430	1,002	(9,940)	93,492	(72,295)	21,196	24,940	(4,690)
Software	3,562	1,988	(29)	5,521	(3,655)	1,869	475	(582)
Advanced payments on software	757	153	(910)	—	—	—	757	—

Intangible assets	4,319	2,141	(939)	5,521	(3,655)	1,869	1,232	(582)

Total	106,749	3,143	(10,879)	99,013	(75,950)	23,065	26,173	(5,272)

Note 22 Deposits from banks and customers

Deposits from banks and customers are measured at amortised cost in accordance with the business model.

Deposits from banks

€ thousand	Repayable on demand		Other maturities		Total
	31 Dec 2016	31 Dec 2015	31 Dec 2016	31 Dec 2015	31 Dec 2016	31 Dec 2015
Domestic banks	31,341	31,484	0	—	31,341	31,484
Foreign banks	30,483	37,080	803,869	1,010,857	834,353	1,047,937

Total	61,825	68,564	803,869	1,010,857	865,694	1,079,421

Deposits from customers
€ thousand	Domestic customers		Foreign customers		Total
	31 Dec 2016	31 Dec 2015	31 Dec 2016	31 Dec 2015	31 Dec 2016	31 Dec 2015
States or government-affiliated organisations	724,059	647,921	1,244	1,326	725,303	649,246
Others	88,957	78,386	23,331	26,894	112,288	105,280

Total	813,017	726,306	24,575	28,220	837,592	754,526

Note 23 Debt securities in issue

Debt securities in issue are generally measured at amortised cost in accordance with the business model. Debt securities in issue are recognised in the amount of the consideration actually received. Premiums, discounts, or other differences between the proceeds and the repayment amount are realised over the term of the instrument according to the effective interest method and recognised in the financial result (at amortised cost). Where derivatives are used to hedge the interest rate risk or exchange rate risk associated with liabilities, the hedged instruments are recognised at fair value in order to avoid accounting mismatches.

All recognised debt securities in issue featured guarantees pursuant to § 1(2)a AFFG at the reporting date, as in the previous year.

Debt securities in issue

€ thousand	Net book value		Of which listed
	31 Dec 2016	31 Dec 2015	31 Dec 2016	31 Dec 2015
Bonds issued	18,684,843	19,448,791	18,684,843	19,448,791
Other debt securities in issue	2,576,358	4,175,915	—	—

Total	21,261,202	23,624,706	18,684,843	19,448,791
Of which at fair value through profit or loss	15,963,327	17,287,990
Of which at amortised cost	5,297,874	6,336,715

The amount repayable on maturity for debt securities in issue that are measured at fair value was € 11,583.0 million (2015: € 13,177.5 million).

Maturities in 2016/2017

€ thousand	Due in 2017	Due in 2016
Debt securities in issue	5,110,619	8,885,801
Accrued interest	53,087	84,963
Maturing issues and coupons	80	83
Fair value measurement	10,250	34,223

Total	5,174,036	9,005,070

Note 24 Provisions

Changes in provisions

€ thousand	Start of period	Use and release	Addition	End of the period
Non-current employee benefit provisions	130,103	(7,172)	8,434	131,365
Other current provisions	15,052	(9,590)	11,894	17,356

Total provisions 2016	145,155	(16,762)	20,328	148,722

Total provisions 2015	146,217	(15,408)	14,347	145,155

For information about the changed presentation of the figures for the previous year, please see note 1, Changes in recognition and measurement methods. The figures for the previous year contained the EFS interest stabilisation provision (see note 26).

Non-current employee benefit provisions

The provisions for pensions and similar obligations (termination benefits) represent post-employment benefits.

The obligations under defined-benefit plans are measured using the projected unit credit method. Under this method, dynamic parameters are taken into account in calculating the expected benefit payments after the payable event occurs; these payments are spread over the entire average remaining years of service of the beneficiary employees. The method differentiates between interest costs (which is the amount by which the obligation increases over a given year because benefits have moved closer to payment) and service cost (benefits newly accrued by employees in the year through their employment). The service cost and interest cost are recognised in staff costs and therefore in the operating profit. By contrast, actuarial gains and losses are recognised in other comprehensive income under items that will not be reclassified into the income statement.

The calculation of the defined-benefit obligation involves actuarial assumptions regarding discount rates, salary growth rates, and pension trends as well as employee turnover, which are determined in accordance with the economic conditions. The respective discount rates are selected based on the yields of high-quality corporate bonds of an appropriate maturity and currency. The present value of the defined-benefit obligation (DBO) is recognised at its value at the balance sheet date. There are no plan assets (i.e. assets held by a fund against which to offset the DBO).

The pension obligations relate to both defined-benefit and defined-contribution plans and consist of obligations for current and future pensions.

OeKB Group offers most of its eligible employees the opportunity to participate in defined-contribution plans. The Group is obligated to transfer a set percentage of the annual salaries to the pension institution (pension fund). Defined-contribution plans do not involve any obligations beyond the payment of contributions to dedicated pension institutions. The contributions are recognised in staff costs for the period.

For a small number of senior managers, the Group still maintains defined-benefit plans that are generally based on length of service and on salary level. These defined-benefit pension plans are funded entirely through provisions.

The provisions for termination benefits relate to statutory and contractual obligations to pay the employee a specified amount on termination if certain conditions are met.

The current version of the computation tables by Pagler & Pagler for employees are used as the biometric basis for the calculations. The key parameters are:

•	a discount rate of 1.75% (previous year: 2.40%),

•	an overall rate of salary and pension increases of up to 2.75% (2015: 3.0%), which represents the collective-agreement trend, regular multi-employee increases, and unscheduled individual-employee increases, as well as

•	an assumed age at retirement of 59 years 9 months for women (2015: 59 years 6 months) and 64 years 9 months for men (2015: 64 years 6 months) based on the transitional provisions of the Austrian public pension scheme (ASVG) under the Budget Implementation Act 2003.

Changes in non-current employee benefit provisions

€ thousand	Pension	Termination benefits	Total 2016	Total 2015
Present value of defined-benefit obligations (DBO) = employee benefit provisions at 1 January	103,841	26,262	130,103	131,099
Service cost	430	740	1,170	2,335
Interest cost	2,420	611	3,031	3,076
Payments	(4,143)	(3,029)	(7,172)	(5,409)
Actuarial gain/loss	3,588	645	4,231	(999)
Of which actuarial gain/loss arising from changes in parameters	5,023	867	5,890	—
Of which actuarial gain/loss arising from experience adjustments	(1,434)	(221)	(1,655)	(999)
DBO at 31 December	106,136	25,229	131,365	130,103

Employee benefit provisions at 31 December	106,136	25,229	131,365	130,103

Historical information on defined-benefit obligations

€ thousand	2011	2012	2013	2014	2015
Pension provisions	84,016	88,051	91,781	104,160	103,841
Termination benefit provisions	23,500	24,503	23,869	26,939	26,262

Non-current employee benefit provisions	107,516	112,554	115,650	131,099	130,103

The pension obligations for most of the staff have been transferred to a pension fund under a defined-contribution plan. In connection with this plan, contributions of € 0.9 million were paid to the pension fund in 2016 (2015: € 1.7 million).

Staff costs also included the contributions of € 0.2 million to the termination benefit fund (2015: € 0.2 million).

The following table presents the sensitivity of the obligations to key actuarial assumptions. It shows the respective absolute amount of the provision recognised at 31 December 2016 when a single assumption is varied at a time. The other assumptions are unchanged in each case.

Sensitivity analyses – Changes in expenses (-)/earnings (+)

€ thousand	Pensions	Termination benefits	Total 2016	Total 2015
Increase in the discount rate by 0.50%	6,699	1,073	7,772	7,639
Decrease in the discount rate by 0.50%	(7,469)	(1,148)	(8,617)	(8,466)
Increase in expected salary growth by 0.50%	(509)	(1,131)	(1,640)	(1,821)
Decrease in expected salary growth by 0.50%	486	1,068	1,554	1,729
Increase in the pension trend by 0.50%	(6,700)	—	(6,700)	(6,289)
Decrease in the pension trend by 0.50%	6,118	—	6,118	5,752

Principal assumptions

	2016	2015
Discount rate	1.75%	2.40%
Salary trend	1.25%	1.25%
Pension trend	1.50%	1.75%

Salary growth rate	2.75%	3.00%

The sensitivity analysis was performed by an independent actuary using the projected unit credit method. Information on the manner of arriving at the assumptions underlying the sensitivity analysis is provided in the section Recognition and measurement methods.

Maturity profile of the non-current employee benefit provisions

	Pensions		Termination benefits
€ thousand	DBO 31 Dec 2016	DBO 31 Dec 2015	DBO 31 Dec 2016	DBO 31 Dec 2015
1 year	5,129	5,127	2,288	2,056
2 to 3 years	10,178	10,807	2,003	1,839
4 to 5 years	9,872	11,187	2,522	4,002
Over 5 years	80,958	76,720	18,416	18,365

Total	106,136	103,841	25,229	26,262
Duration	13.6 years	13.9 years	8.9 years	9.0 years

Other current provisions

Other current provisions are formed when:

•	OeKB Group has a legal or real obligation to a third party as a result of a past event,

•	the obligation is likely to lead to an outflow of resources, and

•	the amount of the obligation can be reliably estimated.

Provisions are formed in the amount representing the best estimate of the expenditure required to settle the obligation. If the present value of the obligation determined on the basis of a market interest rate differs materially from its nominal amount, the present value of the obligation is used.

€ thousand	2016	2015
Staff-related provisions (bonuses, holiday entitlements, time credit)	13,433	11,056
Legal and consulting expenses, financial auditing	1,018	1,057
IT projects	435	250
Other provisions	2,470	2,689

Total	17,356	15,052

The provisions will largely come due in the first half of the subsequent year.

Note 25 Tax assets and tax liabilities

Tax assets and liabilities each include deferred tax assets and deferred tax liabilities arising from temporary differences between the IFRS carrying amounts and the corresponding tax base in Group companies.

Deferred taxes arose on the following items:

€ thousand	Deferred tax assets		Deferred tax liabilities
	31 Dec 2016	31 Dec 2015	31 Dec 2016	31 Dec 2015
Other financial instruments	7,506	8,060	23,673	28,018
Employee benefit provisions	16,942	16,408	—	—
Other provisions	63,481	60,845	—	—

Total	87,929	85,313	23,673	28,018

Note 26 EFS interest rate stabilisation provision

The EFS interest rate stabilisation provision is formed for the Export Financing Scheme. The provision is based on the actual obligation regarding the use of surpluses from the Export Financing Scheme. This obligation arises from the rules for the fixing of interest rates in the Export Financing Scheme, which specify fixed margins for OeKB, and from a directive from the Austrian Ministry of Finance on the use of surpluses from the scheme (see also note 1).

The additions to and utilisation of the interest rate stabilisation provision result from the net interest income from the Export Financing Scheme less OeKB’s fixed margin for the operation of the scheme and less the costs directly related to the refinancing of the scheme. The net effects from the measurement of the derivatives, guarantees pursuant to § 1(2)b AFFG, and the debt securities issued under this scheme are also included in this item. In accordance with the associated decisions, the provision is used to stabilise the terms of export financing loans. The nature of the interest rate stabilisation provision allows for either a one-year or a multi-year liquidation plan depending on the stress scenario. The provision was classified as current in order to account for the short-term stress scenario.

The interest rate stabilisation provision totalled € 1,743.3 million at 31 December 2016 (2015: € 1,352.9 million). A total of € 51.7 million (2015: € 50.7 million) from the net interest income of the EFS and € 338.7 million (2015: € 211.2 million) from the EFS measurement result were allocated during the financial year (see also note 1).

Note 27 Capital and capital management

Equity disclosures

The subscribed capital of € 130.0 million (2015: € 130.0 million) is divided into 880,000 no-par value shares. These registered ordinary shares with restricted transferability are represented by global certificates registered in the name of each individual shareholder.

The capital reserves remained unchanged at € 3.3 million. The capital reserve is restricted pursuant to § 229(4) UGB.

The retained earnings attributable to owners of the parent increased by € 19.9 million (2015: € 27.8 million) to € 628.2 million (2015: € 608.3 million). The retained earnings contain an amount of € 10.6 million (2015: € 10.6 million) as a legal reserve pursuant to § 229(4) UGB.

The following table shows the accumulated net other operating income in the retained earnings, after taxes.

€ thousand	2016	2015	Change
Actuarial gains/losses on defined benefit plans	(18,132)	(14,958)	(3,174)
Equity-accounted investments - Share of net other comprehensive income	(570)	(482)	(88)

Attributable to owners of the parent	(18,702)	(15,440)	(3,261)
Attributable to non-controlling interests	(13)	4	(17)

Total	(18,715)	(15,436)	(3,279)

The Executive Board will propose to the 71st Annual General Meeting on 18 May 2017 that the profit available for distribution reported in Oesterreichische Kontrollbank AG’s financial statements for the year 2016 in the amount of € 20.2 million be used to pay a dividend of € 22.75 per share. In total, the proposed dividend will be € 20.0 million. This represents approximately 15% of the participating share capital for 2016. After payment of the compensation to the Supervisory Board members, the remaining balance is to be carried forward.

The dividend payment for the 2015 financial year, which was made in May 2016, amounted to € 22.75 per share or a total of € 20.0 million. The return on assets pursuant to § 64(1)19 BWG attributable to the owners of the parent was 0.2% in 2016 (2015: 0.2%).

Capital management

Pursuant to § 3(1)7 BWG, Regulation (EU) No. 575/2013 and § 39(3) and (4) BWG do not apply to transactions of Oesterreichische Kontrollbank Aktiengesellschaft related to export promotion under the Export Guarantees Act and the Export Financing Guarantees Act. Pursuant to § 3(2)1 of the BWG, the following legal provisions also do not apply: Part 6 of Regulation (EU) No. 575/2013 and §§ 27a, 39(2b)7 in conjunction with 39(4), 39(3), and 74(6)3a in conjunction with § 74(1) of the BWG.

The bank group pursuant to § 30 BWG consists of Oesterreichische Kontrollbank AG, “Österreichischer Exportfonds” GmbH, OeKB CSD GmbH, and Oesterreichische Entwicklungsbank AG. The strategy of OeKB Group aims to maintain a stable capital base over the long term. There were no material changes in capital management. The Group satisfied the capital requirements of the national supervisory authority at all times during the reporting period.

The minimum regulatory capital requirement for credit risk is determined in accordance with the provisions of Regulation (EU) No. 575/2013. The capital required to be held for operational risk is determined according to the Basic Indicator Approach. The bank group does not hold a trading book. At Group level, the risks are aggregated in accordance with the concept of economic capital. Through the analysis of risk-bearing capacity, the economic capital required is compared with the economic capital available, and both metrics are monitored.

OeKB is the parent institution of the OeKB bank group for the purposes of § 30 BWG. OeKB Group’s regulatory capital determined in accordance with Regulation (EU) No. 575/2013 showed the following composition and development:

Minimum regulatory capital requirement pursuant to Art. 92 of Regulation (EU) No. 575/2013 (Capital Requirements Regulation, CRR)

€ thousand	2016	2015
Risk-weighted assets (standardised approach to credit risk)	602,750	558,426

Total risk exposure amount (total regulatory capital requirement/8%)	927,425	837,242
Minimum regulatory capital requirement for
Credit risk	48,220	44,674
Foreign exchange risk	5,416	1,541
Operational risk (Basic Indicator Approach)	20,558	20,765

Total regulatory capital requirement	74,194	66,979
Consolidated regulatory capital pursuant to Part 2 of the CRR
Paid-up share capital	130,000	130,000
Reserves[1]	588,439	564,797
Amounts to be added from a minority interest under Art. 84 in conjunction with Art. 480 CRR	1,725	2,468
Less deductions
Intangible assets	(1,714)	(1,858)

Common equity tier 1 capital	718,450	695,407
Amounts to be added from a minority interest under Art. 85 in conjunction with Art. 480 CRR	21	11

Additional tier 1 capital	21	11
Less deductions pursuant to Art. 472(4) CRR
Intangible assets	(21)	(11)

Tier 1 capital	718,450	695,407
Amounts to be added from a minority interest under Art. 87 in conjunction with Art. 480 CRR	28	15

Tier 2 capital	28	15

Available regulatory capital pursuant to Part 2 of the CRR	718,478	695,422
Surplus regulatory capital	644,284	628,443
Consolidated capital adequacy ratio (regulatory capital as a percentage of total risk-weighted assets)	77.5%	83.1%
Consolidated tier 1 ratio	77.5%	83.1%
Cover ratio (regulatory capital as a percentage of the capital requirement)	968.4%	1038.3%

[1]	Pursuant to Art. 26(2) of the CRR, earnings for the year are included in common equity tier 1 only after the official adoption of the final annual financial results.

This results in the following ratios pursuant to Art. 92(1) lit. a to c of Regulation (EU) No. 575/2013 at the reporting date, which are compared with the minimum ratios for the Group:

Minimum ratios pursuant to Article 92 of Regulation (EU) No. 575/2013

	2016		2015
In%	Minimum ratio	Actual ratio	Minimum ratio	Actual ratio
Core tier 1 ratio	5.125	77.500	4.500	83.100
Tier 1 ratio	6.625	77.500	6.000	83.100
Total capital ratio	8.625	77.500	8.000	83.100

Calculation of the actual ratio

Core tier 1 ratio =	Common equity tier 1 capital pursuant to Part 2 CRR * 100
Minimum regulatory capital requirement purs. to Art. 92 CRR

Tier 1 ratio =	Tier 1 capital pursuant to Part 2 CRR * 100
Minimum regulatory capital requirement purs. to Art. 92 CRR

Total capital ratio =	Available regulatory capital pursuant to Part 2 CRR * 100
Minimum regulatory capital requirement purs. to Art. 92 CRR

Minimum ratio for OeKB

In%	2016	2015
Core tier 1 ratio pursuant to Art. 92(1) lit. a of Regulation (EU) No. 575/2013	4.500	4.500
Capital conservation buffer pursuant to § 23 BWG in conjunction with § 103q line 11 BWG	0.625	0.000
Core tier 1 ratio pursuant to Art. 92(1) lit. a of Regulation (EU) No. 575/2013 including buffer requirements	5.125	4.500
Tier 1 ratio pursuant to Art. 92(1) lit. b of Regulation (EU) No. 575/2013 including buffer requirements	6.625	6.000
Total capital ratio pursuant to Art. 92(1) lit. c of Regulation (EU) No. 575/2013 including buffer requirements	8.625	8.000

The required ratios at the reporting date result from Art. 92(1) of Regulation (EU) No. 575/2013, the additional capital buffer requirements of the BWG, and the capital buffer regulation of the FMA. The necessary ratios for the previous year are from Art. 92(1) of regulation (EU) No. 575/2013.

Other disclosures and risk report

Note 28 Information regarding the consolidated statement of cash flows

The consolidated statement of cash flows shows the state and development of the cash and cash equivalents of OeKB Group. The reported cash position consists largely of cash and balances at central banks and corresponds to the item of the same designation on the balance sheet. The Group has additional liquidity reserves (see note 41), but these are not included in the definition of cash and cash equivalents. This additional liquidity buffer is only used in stress scenarios. The reported cash and cash equivalents are denominated exclusively in euros.

In net cash from operating activities, all income and expense components are adjusted for non-cash items, especially depreciation, amortisation, and impairment; changes in provisions; deferred taxes; and unrealised currency translation gains and losses; as well as all other items the cash effects of which represent cash flows from investing or financing activities. Foreign currency losses and gains are incurred primarily in connection with the issue of long- and short-term debt securities for the EFS. The exchange rate risks are mostly covered by the guarantees pursuant to § 1(2)b AFFG. OeKB Group thus does not bear any exchange rate risk from the Export Financing Scheme. Fluctuations in exchange rates have little or no impact on cash and cash equivalents held or due in foreign currency.

The net cash from investing activities reflects changes in the other financial assets in the investment portfolio, in the property, equipment, and intangible assets, as well as in loan assets.

Net cash from financing activities reflects changes in refinancing and the payments related to the equity of the owner.

Note 29 Analysis of remaining maturities

The remaining maturity is the period from the balance sheet date to the contractual maturity date of the asset or liability; in the case of instalments, the remaining maturity is determined separately for each instalment. Accrued interest is assigned to the maturity class of ‘up to 3 months’.

Remaining maturities at 31 December 2016

€ thousand	Repayable on demand	Up to 3 months	3 months to 1 year	1 to 5 years	More than 5 years	Total
Loans and advances to banks	13,004	737,793	4,949,463	5,461,991	3,321,241	14,483,492
Loans and advances to customers	51	434,922	730,510	221,142	186,021	1,572,646
Other financial assets	424,194	18,939	150,534	790,576	1,655,107	3,039,350

Total	437,249	1,191,654	5,830,507	6,473,709	5,162,369	19,095,488
Deposits from banks	61,826	730,814	—	44,594	28,460	865,694
Deposits from customers	801,648	114	396	16,693	18,741	837,592
Debt securities in issue	—	2,012,346	3,161,690	12,995,065	3,092,101	21,261,202

Total	863,474	2,743,274	3,162,086	13,056,352	3,139,302	22,964,488

Remaining maturities at 31 December 2015
€ thousand	Repayable on demand	Up to 3 months	3 months to 1 year	1 to 5 years	More than 5 years	Total
Loans and advances to banks	11,283	2,198,585	5,874,564	6,715,033	3,075,115	17,874,580
Loans and advances to customers	51	393,518	725,142	184,215	178,500	1,481,426
Other financial assets	403,059	21,328	62,437	762,708	1,352,963	2,602,495

Total	414,393	2,613,431	6,662,143	7,661,956	4,606,578	21,958,501
Deposits from banks	68,564	948,516	—	28,971	33,370	1,079,421
Deposits from customers	723,144	188	562	18,414	12,218	754,526
Debt securities in issue	—	3,593,682	5,411,388	10,463,827	4,155,809	23,624,706

Total	791,708	4,542,386	5,411,950	10,511,212	4,201,397	25,458,653

Note 30 Subordinated assets

The balance sheet contains no subordinated assets.

Note 31 Assets pledged as collateral

€ thousand	2016	2015
Collateral for credit risks in derivative transactions
Collateral pledged	312,600	275,000
Collateral received	730,530	948,300

Note 32 Contingent liabilities and other off-balance sheet commitments

The contingent liabilities not reported on the balance sheet in the amount of € 89.6 million (2015: € 100.5 million) pertain to guarantees issued by OeEB that are in turn backed by guarantees from the Republic of Austria pursuant to the AusfFG. At the balance sheet date, OeKB Group had total undrawn credit commitments of € 3,529.7 million (2015: € 2,974.9 million).

Note 33 Other off-balance sheet commitments

Pursuant to § 93 BWG, OeKB and Exportfonds are required to guarantee a proportionate amount of deposits under the deposit insurance system operated by the Vienna-based Einlagensicherung der Banken and Bankiers GmbH. The following table shows the other non-current liabilities.

Non-current liabilities 2016

	As at 31 Dec 2016
€ thousand	2017	2017—2021
Rent	1,494	7,471
Leasing	348	1,741

Total	1,842	9,212

Non-current liabilities 2015

	As at 31 Dec 2015
€ thousand	2016	2016—2020
Rent	904	4,519
Leasing	361	1,806

Total	1,265	6,325

Note 34 Fiduciary assets and liabilities

Not reported on the balance sheet

Off-balance sheet fiduciary transactions amounted to € 16.9 million (2015: € 17.8 million). This item consists largely of development-aid loans processed on behalf of the Republic of Austria.

Reported on the balance sheet

€ thousand	31 Dec 2016	31 Dec 2015
Loans and advances to banks	6,923	8,273
Other assets	94,661	85,722

Fiduciary assets	101,584	93,995
Deposits from customers	6,923	8,273
Other liabilities	94,661	85,722

Fiduciary liabilities	101,584	93,995

Note 35 Supplementary disclosures on assets and liabilities pursuant to the BWG

Supplementary disclosures pursuant to § 43 and § 64 BWG

€ thousand	31 Dec 2016		31 Dec 2015
	Assets	Liabilities	Assets	Liabilities
Denominated in foreign currency	1,628,053	15,643,644	2,085,696	16,893,431
Issued or originated outside Austria	2,364,723	16,535,874	2,887,906	19,354,930

Note 36 Hedging instruments

General

Derivative financial instrument and guarantees pursuant to § 1(2)b AFFG are used to manage market risks. These hedging instruments primarily protect future cash flows against changes in interest rates and foreign exchange rates. The derivatives involved are mostly interest rate swaps and cross-currency interest rate swaps that are traded over the counter (OTC) and that are used primarily as hedging instruments for debt securities issued. The guarantees pursuant to the AFFG are technically equivalent to currency swaps.

Instead of hedge accounting according to IAS 39, hedged debt securities in issue are measured at fair value through profit or loss to avoid an accounting mismatch. The value fluctuations of the hedging instruments and debt securities in issue are recognised directly in the item ‘Net gain or loss on financial instruments’ in the consolidated statement of comprehensive income. Credit exposures arising from fluctuations in value are secured with collateral. Derivatives are not used for speculative purposes.

Derivative financial instruments

The fair value of derivative contracts is calculated using generally accepted methods. Derivatives are recognised at the trade date. The derivatives are recognised at their fair values (clean prices) in the item ‘Derivatives designated as hedging instruments’ on the assets and liabilities side of the balance sheet.

As required by the EMIR (Regulation (EU) No. 648/2012), the clearing of interest rate swaps has been shifted to a central counterparty since the last quarter of 2016.

Derivative financial instruments 2016

€ thousand	Nominal amount at 31 Dec 2016—Remaining maturity				Fair values
	Up to 1 year	1 to 5 years	Over 5 years	Total 2016	positive	negative
Interest rate derivatives
Interest rate swaps	3,650,941	11,759,676	2,549,997	17,960,615	147,119	314,165

Currency derivatives
Currency swaps	4,353,315	11,492,515	496,859	16,342,689	904,547	405,457

Total	8,004,256	23,252,191	3,046,856	34,303,304	1,051,666	719,622

Derivative financial instruments 2015

€ thousand	Nominal amount at 31 Dec 2015—Remaining maturity				Fair values
	Up to 1 year	1 to 5 years	Over 5 years	Total 2015	positive	negative
Interest rate derivatives
Interest rate swaps	5,387,890	11,122,720	2,667,788	19,178,398	202,369	290,487

Currency derivatives
Currency swaps	5,896,337	9,281,553	1,384,703	16,562,593	962,347	624,728

Total	11,284,227	20,404,273	4,052,491	35,740,991	1,164,716	915,216

For information about the changed presentation of the figures for the previous year, please see note 1, Changes in recognition and measurement methods. The figures on the currency derivatives for the previous year also included the guarantee pursuant to § 1(2)b AFFG.

Information on global netting arrangements

OeKB concludes derivative contracts in accordance with the global netting arrangements (framework contract) of the International Swaps and Derivatives Association (ISDA). The amounts owed under such an agreement are generally settled and paid on an individual transaction basis. In certain cases, for example if a credit event occurs, all outstanding transactions under the agreement are terminated, the termination value is determined, and a single net amount is paid to settle all transactions.

The ISDA agreements do not fulfil the criteria for netting on the balance sheet. This is due to the fact that OeKB has no legal claim to the netting of the covered amounts because the right to netting is enforceable only in the case of certain future events such as a credit event.

The following table shows the book values of the derivatives covered by the reported agreements.

Global netting agreements 2016

€ thousand	Derivatives on the balance sheet	Gross and net amounts of derivatives that are not netted	Net amount
Derivative financial instruments with positive fair value
Interest rate derivatives
Interest rate swaps	147,119	(103,732)	43,387
Currency derivatives
Currency swaps	904,547	(266,899)	637,648

Total	1,051,666	(370,631)	681,035
Derivative financial instruments with negative fair value
Interest rate derivatives
Interest rate swaps	314,165	(187,898)	126,267
Currency derivatives
Currency swaps	405,457	(182,733)	222,724

Total	719,622	(370,631)	348,991
Global netting agreements 2015
€ thousand	Derivatives on the balance sheet	Gross and net amounts of derivatives that are not netted	Net amount
Derivative financial instruments with positive fair value
Interest rate derivatives
Interest rate swaps	202,369	(78,790)	123,579
Currency derivatives
Currency swaps	962,346	(376,113)	586,233

Total	1,164,716	(454,903)	709,812
Derivative financial instruments with negative fair value
Interest rate derivatives
Interest rate swaps	290,487	(247,474)	43,013
Currency derivatives
Currency swaps	624,728	(207,429)	417,299

Total	915,216	(454,903)	460,312

For information about the changed presentation of the figures for the previous year, please see note 1, Changes in recognition and measurement methods. The figures on the currency derivatives for the previous year also included the guarantees pursuant to § 1(2)b AFFG.

Guarantees pursuant to § 1(2)b AFFG

Guarantees of the Republic of Austria pursuant to § 1(2)b AFFG (Federal Law Gazette No. 216/1981 as amended) that serve as hedges against exchange rate risks in the EFS (see also note 1) are measured at fair value and are reported in a separate asset item. An improved model for determining the fair value was implemented in financial year 2016.

Changes in guarantees pursuant to § 1(2)b AFFG

€ thousand	31 Dec 2016	31 Dec 2015
Fair value at the beginning of the period	5,167,195	3,517,881
Change resulting from foreign exchange differences	71,065	1,649,314
Change resulting from fair value measurement	444,897	—

Fair value at the end of the period	5,683,157	5,167,195

The effect from the improved fair value measurement according to IFRS 13 was € 444.9 million. The change in the foreign exchange differences is primarily the result of the significant effect of the USD/EUR and CHF/EUR exchange rates in the previous year.

Note 37 Fair values of assets and liabilities

The table below presents the categories of financial assets and liabilities and their fair values.

Please see note 5 for information on the determination of the fair values.

Fair values in 2016

€ thousand	Notes	Carrying amount				Fair value
		Loans and receivables	Other financial assets, at amortised cost	Fair value option	Total	Level 1	Level 2	Total
Financial assets measured at fair value
Loans and advances to banks	16	—	—	89,045	89,045	—	89,045	89,045
Other financial assets	18	—	—	3,029,799	3,029,799	3,029,799	—	3,029,799
Derivatives designated as hedging instruments	36	—	—	1,051,666	1,051,666	—	1,051,666	1,051,666
Guarantees pursuant to § 1(2)b AFFG	36	—	—	5,683,157	5,683,157	—	5,683,157	5,683,157

Total		—	—	9,853,667	9,853,667
Financial assets not measured at fair value
Cash and balances at central banks	15, 28	—	413,360	—	413,360	—	413,360	413,360
Loans and advances to banks	16	14,394,447	—	—	14,394,447	—	14,794,056	14,794,056
Loans and advances to customers	16	1,572,646	—	—	1,572,646	—	1,641,764	1,641,764
Loan loss provisions	17	—	—	—	—	—	—	—
Other financial assets	2, 18	—	9,551	—	9,551	—	9,551	9,551

Total		15,967,093	422,911	—	19,588,082
Financial liabilities measured at fair value
Debt securities in issue	23	—	—	15,963,327	15,963,327	—	15,963,327	15,963,327
Derivatives designated as hedging instruments	36	—	—	719,622	719,622	—	719,622	719,622

Total		—	—	16,682,949	16,682,949
Financial liabilities not measured at fair value
Deposits from banks	22	—	865,694	—	865,694	—	869,474	869,474
Deposits from customers	22	—	837,592	—	837,592	—	837,882	837,882
Debt securities in issue	23	—	5,297,874	—	5,297,874	—	6,071,961	6,071,961

Total		—	7,001,160	—	7,001,160

Fair values in 2015

€ thousand	Notes	Carrying amount				Fair value
		Loans and receivables	Other financial assets, at amortised cost	Fair value option	Total	Level 1	Level 2	Total
Financial assets measured at fair value
Loans and advances to banks	16	—	—	512,983	512,983	—	512,983	512,983
Other financial assets	18	—	—	2,592,944	2,592,944	2,592,944	—	2,592,944
Derivatives designated as hedging instruments	36	—	—	1,164,716	1,164,716	—	1,164,716	1,164,716
Guarantees pursuant to § 1(2)b AFFG	36	—	—	5,167,195	5,167,195	—	5,167,195	5,167,195

Total		—	—	9,437,838	9,437,838
Financial assets not measured at fair value
Cash and balances at central banks	15, 28	—	223,147	—	223,147	—	223,147	223,147
Loans and advances to banks	16	17,361,598	—	—	17,361,598	—	17,786,474	17,786,474
Loans and advances to customers	16	1,481,426	—	—	1,481,426	—	1,506,932	1,506,932
Loan loss provisions	17	(622)	—	—	(622)	—	(622)	(622)
Other financial assets	2, 18	—	9,551	—	9,551	—	9,551	9,551

Total		19,355,384	232,698	—	19,588,082
Financial liabilities measured at fair value
Debt securities in issue	23	—	—	17,287,990	17,287,990	—	17,287,990	17,287,990
Derivatives designated as hedging instruments	36	—	—	915,216	915,216	—	915,216	915,216

Total		—	—	18,203,206	18,203,206
Financial liabilities not measured at fair value
Deposits from banks	22	—	1,079,421	—	1,079,421	—	1,080,687	1,080,687
Deposits from customers	22	—	754,526	—	754,526	—	754,582	754,582
Debt securities in issue	23	—	6,336,715	—	6,336,715	—	7,142,099	7,142,099

Total		—	8,170,662	—	8,170,662

For information about the changed presentation of the figures for the previous year, please see note 1, Changes in recognition and measurement methods. The figures on the derivatives designated as hedging instruments for the previous year also included the guarantees pursuant to § 1(2)b AFFG (see also note 36).

Sensitivity analysis

Due to the fact that it refinances the Export Financing Scheme through the capital market, OeKB Group is highly dependent on the capital market and also to access to the required funds in other currencies. The most important refinancing currencies for OeKB Group are the euro, the US dollar, and the Swiss franc. The US dollar and Swiss franc changed more than 10% versus the euro between 31 December 2014 and 31 December 2015. The following sensitivity analysis shows the possible development in the event of a 10% improvement in the euro exchange rate.

US dollar FX sensitivity

€ thousand	Carrying amount 31 Dec 2016	USD/EUR -10%	Carrying amount after change in exchange rate
Assets
Loans and advances to banks	14,483,492	(98,185)	14,385,307
Loans and advances to customers	1,572,646	(15,518)	1,557,128
Other financial assets	3,039,350	(6,937)	3,032,413
Derivative financial instruments	1,051,666	(1,051,666)	—
Guarantees pursuant to § 1(2)b AFFG	5,683,157	(51)	5,683,106

Liabilities and equity
Deposits from banks	865,694	(4,961)	860,733
Deposits from other customers	837,592	—	837,592
Debt secrities in issue	21,261,202	(1,491,529)	19,769,673
Derivatives designated as hedging instruments	719,622	324,055	1,043,677
EFS interest rate stabilisation provision	1,743,311	2	1,743,313
Equity	766,142	76	766,218

Income statement
Foreign exchange differences from debt securities in issue and derivatives		115,807
Foreign exchange differences from guarantees pursuant to § 1(2)b AFFG		(51)
Foreign exchange differences from other assets/liabilities		(115,678)

Subtotal foreign exchange differences		78
Carryover of measurement result from EFS interest rate stabilisation provision		(2)

Subtotal measurement of debt securities in issue and derivative financial instruments		(2)

Net gain or loss on financial instruments		76

Swiss franc FX sensitivity

€ thousand	Carrying amount 31 Dec 2016	USD/EUR -10%	Carrying amount after change in exchange rate
Assets
Loans and advances to banks	14,483,492	(801)	14,482,691
Loans and advances to customers	1,572,646		1,572,646
Other financial assets	3,039,350		3,039,350
Derivative financial instruments	1,051,666	507,324	1,558,990
Guarantees pursuant to § 1(2)b AFFG	5,683,157	(1,665,869)	4,017,288

Liabilities and equity
Deposits from banks	865,694	(167)	865,527
Deposits from other customers	837,592		837,592
Debt securities in issue	21,261,202	(439,520)	20,821,682
Derivatives designated as hedging instruments	719,622	(719,622)	—
EFS interest rate stabilisation provision	1,743,311	(37)	1,743,274
Equity	766,142	—	766,142

Income statement
Foreign exchange differences from debt securities in issue and derivatives		1,666,466
Foreign exchange differences from guarantees pursuant to § 1(2)b AFFG		(1,665,869)
Foreign exchange differences from other assets/liabilities		(634)

Subtotal foreign exchange differences		(37)
Carryover of measurement result from EFS interest rate stabilisation provision		37

Subtotal measurement of debt securities in issue and derivative financial instruments		37

Net gain or loss on financial instruments		0

The data for the sensitivity analysis were available for the first time in this financial year. For this reason, no comparison values for the previous year are available.

Note 38 Risk management

OeKB is a special-purpose bank for capital market services, energy market services, and the Austrian export industry. It engages in no retail or deposit-taking business. The two credit institution subsidiaries “Österreichischer Exportfonds” GmbH and Oesterreichische Entwicklungsbank AG supplement the export services of OeKB, and the credit institution subsidiary OeKB CSD GmbH the capital market services. In significant business segments, the OeKB bank group acts as a contractor to the Republic of Austria.

To ensure the stability and profitability of the Bank in the interest of all stakeholders (especially customers, owners, and the Republic of Austria), risk management and risk controlling are key processes within the business strategy. The OeKB bank group maintains comprehensive and appropriate risk management systems as required by its risk profile and business model.

Key aspects of the risk policy

Each risk exposure that is accepted must conform with the risk policy and strategy defined by the Executive Board of OeKB Group. The policy and strategy are reviewed annually and are intended to ensure a stable return on equity on the basis of a conservative approach to business and operational risks.

The risk policy and strategy set out the risk management principles, the key features of the risk management organisation, the risk appetite, and the principles for the measurement, control, and limitation of the defined risk categories. In this manner, the Executive Board of OeKB ensures the uniform management of risks throughout the bank group.

Market risk, credit risk and operational risk are recognised as key risks. OeKB Group also places importance on the conservative management of liquidity risk with the objective of being able to meet all payment obligations at all times even in periods of stress.

Special features of OeKB – legal environment and its effects on risk management

The Export Financing Scheme represents the great majority of assets on the balance sheet (see also note 1).

The risks of the Export Financing Scheme that is administered for the Republic of Austria are mitigated by extensive collateral and guarantees, especially from the Austrian government. The Export Financing Guarantees Act sets out the requirements for guarantees for export lending and thus the conditions for customer access to credit under the scheme, as well as the rules for the Austrian government guarantees protecting creditors in OeKB’s refinancing operations (creditor guarantees) and the government guarantees protecting OeKB from exchange rate risk (exchange rate guarantees).

Exemptions from regulatory requirements are highly important for OeKB’s business model. OeKB is exempt from the liquidity regulations (LCR, NSFR) as well as European and national provisions for the banking union (such as the BRRD). Further exemptions exist regarding export guarantees (i.e. the EFS), in particular the exemption from the European Union’s CRR (Regulation (EU) No. 575/2013). These exemptions also apply to the fully consolidated subsidiaries, “Österreichischer Exportfonds” GmbH and Oesterreichische Entwicklungsbank AG. Similar exemptions apply to the fully consolidated subsidiary OeKB CSD GmbH, the Austrian central securities depository intending to be licensed according to the CSD regulations. Together with OeKB, these subsidiaries form a bank group.

OeKB as the parent bank runs the Internal Capital Adequacy Assessment Process (ICAAP) pursuant to § 39a(1) BWG on a consolidated basis as the Group ICAAP; accordingly, no individual ICAAPs are performed at an institutional level.

Because of the special importance of the Export Financing Scheme and based on the management principles of OeKB, the EFS is treated as a separate investment risk entity (part of credit risk) in the Group ICAAP. For this purpose, a separate risk coverage calculation is performed for the EFS. The EFS poses no risks for the OeKB Group so long as it can bear its own risks. Any risk exceeding the Export Financing Scheme’s risk coverage capital would become part of the Group’s credit risk. For details, see ICAAP EFS and its integration in the Group ICAAP in note 40.

Organisation

Given OeKB Group’s key business activities and its specific business and risk structure, the Bank has adopted a clear functional organisation for its risk management process with well defined roles. In line with proportionality rules, there is no separation between risk origination and risk oversight in the Executive Board.

Executive Board: In accordance with the responsibilities prescribed in the Austrian Banking Act, the Executive Board sets the risk policy and strategy in coordination with the Risk Committee of the Supervisory Board. As part of the Group’s enterprise-wide risk management, the Executive Board works together with the Risk Management Committee to determine the acceptable aggregate amount of risk (based on the calculated capacity to assume risk), approve risk limits derived from this aggregate, and adopt procedures for risk monitoring.

Risk Management Committee: The function of the Risk Management Committee consists of strategic risk controlling and risk monitoring in accordance with the valid risk policy. The Risk Management Committee is the primary recipient of the risk reports, monitors and manages the risk profiles for the individual risk types, and decides what action to take based on the risk reports. The committee consists of the Executive Board, the Chief Risk Officer (CRO) and Deputy CRO, the Operational Risk Manager (ORM), the Financial Risk Manager (FRM), the Internal Control System Officer, the Legal Compliance Officer, as well as representatives from the Accounting & Financial Control department and the business segments.

Chief Risk Officer: The implementation of the measures decided by the Risk Management Committee is overseen by the Chief Risk Officer, supported by the Financial Risk Manager, the Operational Risk Manager, and the Chief Information Security Officer (CISO). The CISO reports directly to the full Board and, once a year, to the Risk Committee of the Supervisory Board.

Risk Controlling department: The Risk Controlling department is responsible for the measurement and assessment of financial risks, operating-level financial risk controlling including monitoring the internal limits, and the practical implementation of the Internal Capital Adequacy Assessment Process.

Operational risk management: The standards for the management of operational risk are implemented in OeKB’s business operations by the Organisation, Construction, Environmental Issues, and Security department (OBUS) with the exception of information security matters, which are the responsibility of the Chief Information Security Officer. The activities relating to operational risk management and information security and those coming under the remit of the Internal Control System Officer are subject to ongoing coordination.

Asset and Liability Management Committee: The responsibilities of the ALCO consist primarily of setting the EFS lending rates and defining the EFS products and assessing the liquidity and managing the market risk in the EFS in accordance with the prevailing market conditions.

Internal Audit: The organisational units involved in the risk management process and the procedures that are applied are regularly reviewed by the Internal Audit department.

Supervisory Board: The Supervisory Board oversees all risk management arrangements at OeKB and receives quarterly reports on OeKB’s risk situation. These risk reports present a detailed view of OeKB Group’s risk situation. The Supervisory Board also maintains a Risk Committee pursuant to § 39d BWG, which convened for one meeting in 2016. The Audit Committee of the Supervisory Board also monitors the effectiveness of the internal control system.

Reporting and other risk-mitigating units and measures

OeKB has implemented a comprehensive and risk-oriented reporting scheme to ensure that the senior management responsible for managing and monitoring financial and operational risks are informed adequately and in good time. This reporting includes the quarterly risk reports by the Executive Board to the Supervisory Board and annual coordination and consultation within the Risk Committee of the Supervisory Board pursuant to § 39d BWG.

Risk management is supplemented by the internal control system (ICS), which ensures compliance with guidelines and risk-mitigation measures. An Internal Control System Officer was nominated to ensure that the ICS complies with the legal requirements and to implement and continuously refine the ICS guideline enacted by the Executive Board. Largely automated general IT controls and audits conducted by the Internal Audit department ensure its effectiveness.

To minimise legal risks, a Legal Compliance Officer reports directly to the Executive Board and provides a comprehensive view of the effects of different legal matters on OeKB. This officer is also responsible for compliance in accordance with the Securities Supervision Act (WAG). OeKB has also set up an organisational structure and appointed an officer to implement the anti-money-laundering and counter-terrorism measures set forth in the Austrian Banking Act.

As part of the operational risk management strategy, organisational structures have been defined for various emergency and crisis scenarios.

Risk appetite and approaches to risk control

The ICAAP serves to ensure the maintenance of the defined bank-specific level of capital adequacy and forms an integral part of the management process as a measurement and controlling tool. The risk appetite is set annually by the Executive Board in coordination with the Risk Committee of the Supervisory Board.

The process accounts for the going concern approach and the gone concern approach as required by the supervisory authorities. The key difference between the two approaches lies in the definition of the economic capital available to cover risk and the choice of the confidence level for the risk (99.9% for the going concern approach and 99.98% for the gone concern approach).

Another measure for expressing risk appetite is based on liquidity risk as insolvency risk. This is the short-term risk of not being able to meet present or future payment obligations fully as they come due. A minimum survival period of one month and a target survival period of two months have been set for OeKB Group.

Note 39 Internal Capital Adequacy Assessment Process (ICAAP)

OeKB runs the Internal Capital Adequacy Assessment Process exclusively at the Group level. This is done according to the two steering perspectives specified in note 39, going concern and gone concern.

There is no steering of individual business divisions or segments within OeKB, as this is of limited relevance. The steering of bank subsidiaries is based on risk budgets, and a separate ICAAP is carried out for the EFS (see note 40).

The risk coverage calculation is performed quarterly by the Risk Controlling department – which as a risk oversight function is independent from risk origination – and is reported both to the Risk Management Committee and the Supervisory Board. The results of liquidity and market risk analyses are also dealt with by the ALCO. The most important systems for risk measurement and risk monitoring are SAP, QRM, Bloomberg, and proprietary systems.

A number of methodological improvements were implemented for the ICAAP in 2016, namely the establishment of a macroeconomic stress test and the implementation of market risk assessment for the fund investments in the own portfolio as an overview. Further quality improvements were achieved through the explicit quantification of business risk, which had previously been included in the risk-bearing capacity calculation as a flat amount. In 2017, the focus will be placed primarily on data governance and data availability as well as on evaluating the effects of Basel IV.

Risk measurement principles

The key variable in the measurement and management of risk is economic capital. Risk is defined by OeKB as the danger that the actual outcome will be less favourable than the expected outcome (unexpected loss). The economic capital is calculated on the basis of a one-year horizon at the confidence levels defined in the steering principles.

The risk coverage calculation especially takes all defined material risk categories into account, namely credit risk, market risk, operational risk, and business risk. Credit risks are measured using the credit value at risk (CVaR) approach and market market using the VaR approach. Business risk is determined on the basis of a statistical analysis of empirical target deviations in the operating profit.

Liquidity risk is measured and managed primarily on the basis of the survival period. The survival period is determined on the basis of cash flow and funding projections (using idiosyncratic and systemic stress assumptions) that are compared with the liquidity buffer (see note 41).

Risk coverage calculation and limitation

In the risk coverage calculation, the economic capital requirement is compared with the risk coverage capital (internal or business capital). This is done in consideration of different coverage objectives and approaches (going concern and gone concern), see also note 39.

Based on the results of the risk coverage calculation and the recommendations by the Risk Management Committee, the Executive Board defines the limits for market and credit risk for OeKB Group as a whole as well as risk budgets for the bank subsidiaries. Compliance with these limits and risk budgets is monitored by the Risk Controlling department and reported to the Risk Management Committee and the Executive Board on a quarterly basis. Additional operational limits are also in place in key areas. These also cover the monitoring of risk concentrations.

In the risk coverage calculation, concentrations of risk between risk types are taken into consideration by determining the aggregate risk as the sum of the type-specific risk capital amounts and thus assuming a perfectly positive correlation.

The measurement of operational risk is based on the Basic Indicator Approach expanded by a distribution for scaling to the respective confidence level of the specific approach.

The following table shows the high risk-bearing capability of OeKB Group in the going concern and gone concern approach. The significant decrease in economic capital can primarily be attributed to the change in the market risk calculation in the investment funds, which is now completed on an overview basis, and to the fact that the existing hedge positions are taken into account. Business risk coverage capital was also taken into account starting in 2016 in that € 21 million was deducted from the total risk coverage capital to determine the available risk coverage capital.

Risk coverage calculation for OeKB Group

	31 Dec 2016		31 Dec 2015
€ thousand	Economic capital	Available risk coverage capital	Economic capital	Available risk coverage capital
Going Concern	60,231	660,978	116,687	664,439
Gone Concern	82,714	818,428	149,545	821,637

The economic capital calculations are supplemented with stress tests. This involves both univariate tests for key risk drivers and multivariate market-specific tests. To assess the sustainability of the risk-bearing capacity under adverse market conditions, input parameters such as volatilities, correlations, and probabilities of default are subject to stress on the basis of a macroeconomic scenario and then evaluated on the basis of this risk-bearing capacity.

Comparison of risk pursuant to ICAAP with minimum regulatory capital requirements pursuant to Art. 92 of Regulation (EU) No. 575/2013

€ thousand	Value at Risk pursuant to ICAAP (confidence level 99.98%)		Regulatory capital requirement purs. to Reg. (EU) No. 575/2013
	31 Dec 2016	31 Dec 2015	31 Dec 2016	31 Dec 2015
Credit risk	33,153	37,445	48,220	44,674
Commodity and foreign exchange risk	1,203	17,670	5,416	1,541
Other market risk in the banking book	18,261	50,804	—	—
Other risks	3,939	17,204	—	—
Operational risk	26,159	26,422	20,558	20,765

For details concerning the individual risk types considered in the Group’s ICAAP, see note 40.

Note 40 Risk types in detail

Market risk

Market risk is the risk of losses due to changes in market parameters. OeKB distinguished between specific and general interest rate risk, foreign exchange risk, and equity price risk. As no trading book is maintained, OeKB’s market risks relate only to banking book positions.

Risks are assessed in the Group ICAAP by using the value at risk concept to estimate maximum potential losses within a single year. According to the steering principles, the calculation is carried out at the two confidence levels of 99.9% and 99.98%. The economic capital determined in this manner is then taken into account in the risk coverage calculation.

The largest amount of economic capital stems from the Group’s investment portfolio (see note 18, Other financial instruments), 9.4% (2015: 11.1%) of which consisted of investment funds and 90.6% (2015: 88.9%) of which was made up of bonds held by the Group. Of these bonds, € 2,298.1 million (2015: € 1,906.3 million) serve as a liquidity buffer in the Export Financing Scheme; the buffer’s interest rate risk is hedged by interest rate swaps. The value at risk of the rest of the investment portfolio is determined monthly. At 31 December 2016, the VaR amounted to € 12.2 million (2015: € 58.8 million) for a holding period of one year at a 99.9% confidence level. In the risk management of the investment portfolio, the in-house portfolio management is supported by an external overlay manager. The hedging strategy in the overlay management reduced the value at risk compared with the previous year.

Exchange rate risks arise above all in connection with raising long-term and short-term funds for the Export Financing Scheme. These risks are largely covered by an exchange rate guarantee of the Republic of Austria under the Export Financing Guarantees Act (see also note 1). An interest rate stabilisation provision is maintained for interest rate risks under the Export Financing Scheme, which are measured using earnings at risk (see also note 1). It forms the dedicated capital available to cover the risks determined in the risk coverage calculation for the Export Financing Scheme (see EFS ICAAP and its integration into the Group ICAAP below for more details).

With the exception of export promotion business in accordance with the Export Guarantees Act and the Export Financing Guarantees Act, the effects of extreme market scenarios are calculated using stress tests. These tests comprise both the determination of the value at risk under stress conditions (such as credit migration and correlations) and multivariate stress tests based on specific historical scenarios (such as Black Monday, 11 September, and the 2007/08 financial crisis).

Gap analysis

The following tables show the gap analysis for OeKB Group (including the Export Financing Scheme).

Gap analysis at 31 December 2016

€ thousand	Up to 3 months	3 to 6 months	6 months to 1 year	1 to 5 years	More than 5 years	Carrying amount
Cash and balances at central banks	413,360	—	—	—	—	413,360
Loans and advances to banks	7,998,155	875,730	305,059	3,077,885	2,226,662	14,483,492
Loans and advances to customers	1,416,151	94,929	34,457	15,950	11,159	1,572,646
Bonds and other fixed-income securities	333,336	19,000	108,500	659,750	1,483,135	2,603,721

Total	10,161,003	989,659	448,016	3,753,585	3,720,956	19,073,220
Deposits from banks	(840,694)	(25,000)	—	—	—	(865,694)
Deposits from customers	(832,066)	(5,000)	—	(525)	—	(837,592)
Debt securities in issue	(3,945,216)	(2,487,652)	—	(11,809,191)	(3,019,142)	(21,261,202)

Total	(5,617,977)	(2,517,652)	—	(11,809,717)	(3,019,142)	(22,964,488)
Gap before derivative financial instruments	4,543,026	(1,527,993)	448,016	(8,056,131)	701,814
Effect of derivative instruments	(6,544,142)	1,207,705	(139,719)	6,041,534	(565,378)

Total	(2,001,116)	(320,288)	308,297	(2,014,597)	136,436

Gap analysis at 31 December 2015

€ thousand	Up to 3 months	3 to 6 months	6 months to 1 year	1 to 5 years	More than 5 years	Carrying amount
Cash and balances at central banks	223,147	—	—	—	—	223,147
Loans and advances to banks	11,058,105	669,251	331,363	3,821,908	1,993,953	17,874,580
Loans and advances to customers	1,323,828	145,523	1,791	6,532	3,752	1,481,426
Bonds and other fixed-income securities	284,798	16,500	49,500	610,500	1,227,250	2,188,548

Total	12,889,878	831,274	382,654	4,438,940	3,224,955	21,767,702
Deposits from banks	(1,053,914)	(25,507)	—	—	—	(1,079,421)
Deposits from customers	(753,703)	(8)	—	(816)	—	(754,526)
Debt securities in issue	(4,770,616)	(1,692,829)	(3,287,816)	(9,819,277)	(4,054,167)	(23,624,706)

Total	(6,578,233)	(1,718,343)	(3,287,816)	(9,820,093)	(4,054,167)	(25,458,652)
Gap before derivative financial instruments	6,311,645	(887,069)	(2,905,162)	(5,381,152)	(829,212)
Effect of derivative contracts	(5,031,287)	301,707	820,076	3,474,318	435,186

Total	1,280,358	(585,362)	(2,085,086)	(1,906,834)	(394,027)

Credit risk

OeKB differentiates between the following types of credit risk: counterparty risk/default risk, investment risk, and concentration risk. Credit risks are assessed using the credit value at risk (CVaR). This is the difference between absolute VaR at a given confidence level (for example 99.98% in the gone concern approach) and the expected loss associated with the respective default.

The creditworthiness of counterparties is assessed using a clear rating and mapping system. This rating is based on a detailed 22-part internal master scale that differentiates between sovereign and other counterparties in the very good rating segment in assessing the probability of default.

The distribution of assets in OeKB Group’s banking book across rating categories was as shown in the table below. Guaranteed assets are assigned to the rating category of the guarantor in the amount of the guarantee.

Credit portfolio by rating category 2016

€ thousand	Rating category 1 (AAA/AA)	Rating category 2 (A)	Rating category 3 (BBB)	Rating category 4 (BB)	Rating category 5 (B)	Rating category 6 (CCC or lower)	Carrying amount
Cash and balances at central banks	413,360	—	—	—	—	—	413,360
Loans and advances to banks	14,018,835	260,116	204,013	12	—	515	14,483,492
Loans and advances to customers	1,515,104	37,291	15,522	—	338	4,391	1,572,646
Loan loss provisions	—	—	—	—	—	—	—
Other financial assets	2,693,402	43,191	301,599	—	1,127	31	3,039,350
Derivatives designated as hedging instruments	301,965	661,922	87,778	—	—	—	1,051,666
Guarantees pursuant to §1 (2) b AFFG	5,683,157	—	—	—	—	—	5,683,157

Credit facilities and commitments to lend amounted to € 3,539,113 thousand at the reporting date.

Credit portfolio by rating category 2015

€ thousand	Rating category 1 (AAA/AA)	Rating category 2 (A)	Rating category 3 (BBB)	Rating category 4 (BB)	Rating category 5 (B)	Rating category 6 (CCC or lower)	Carrying amount
Cash and balances at central banks	223,147	—	—	—	—	—	223,147
Loans and advances to banks	17,376,980	337,658	158,424	16	—	1,501	17,874,580
Loans and advances to customers	1,429,156	29,867	16,835	—	665	4,902	1,481,426
Loan loss provisions	—	—	—	—	—	(622)	(622)
Other financial assets	2,249,061	52,030	295,689	5,054	630	31	2,602,495
Derivatives designated as hedging instruments	345,881	691,854	126,981	—	—	—	1,164,716
Guarantees pursuant to §1 (2) b AFFG	5,167,195	—	—	—	—	—	5,167,195

Credit facilities and commitments to lend amounted to € 3,016,234 thousand at the reporting date.

For information about the changed presentation of the figures for the previous year, please see note 1, Changes in recognition and measurement methods. The figures on the derivatives designated as hedging instruments for the previous year also included the guarantees pursuant to § 1(2)b AFFG (see also note 36).

OeKB Group’s outstanding credit volume consists nearly exclusively of export financing loans (loans and advances to banks and customers). These loans are extended according to strict principles and high collateral requirements (mainly by guarantees of the Republic of Austria). To secure credit risks in connection with derivative transactions, collateral agreements are concluded with all counterparties. Credit derivatives are not used.

Credit risk concentrations

Significant credit risk concentrations are found primarily in the EFS and mainly concern banks, the Republic of Austria, and further collateral providers. These concentrations are inherent to the business model and scope for diversification in this regard is limited.

The following table shows the geographical breakdown of the loans and advances to banks and customers taking guarantees into account.

Portfolio breakdown by country after recognition of guarantees

	Loans and advances to banks		Loans and advances to customers		Carrying amount per country
€ thousand	2016	2015	2016	2015	2016	2015
Austria	13,292,536	16,302,665	1,570,848	1,478,793	14,863,384	17,781,458
Germany	248,470	224,391	8	—	248,478	224,391
Great Britain	243,674	278,500	0	—	243,674	278,500
Finland	231,932	339,719	—	—	231,932	339,719
France	143,947	40,430	—	—	143,947	40,430
Denmark	—	396,898	—	—	—	396,898
Other countries	322,934	291,977	1,790	2,633	324,723	294,610

Total	14,483,492	17,874,580	1,572,646	1,481,426	16,056,138	19,356,006

Guarantees from national governments and international organisations have been issued for over 95% (2015: 95%) of the loans and advances to banks and customers shown in the table above.

In addition to the regulatory requirements, the Executive Board has set volume limits at the transaction type, portfolio, and counterparty levels for the Bank’s business operations. Through a limit system implemented in SAP, compliance with defined credit limits and with the large-loan limits set by the Supervisory Board is verified daily.

EFS ICAAP and its integration in the Group ICAAP

In line with OeKB’s steering principles, OeKB performs a separate risk coverage calculation for the EFS. Risks within the EFS that are not covered by the guarantees from the Republic of Austria are evaluated and compared with the interest rate stabilisation provision pursuant to the UGB, which serves as risk coverage capital for the EFS.

The EFS is taken into account as investment risk within OeKB Group’s Internal Capital Adequacy Assessment Process (ICAAP). Any risk exceeding the risk coverage capital of the EFS thus becomes part of the OeKB’s credit risk and is included in the calculation of risk coverage for OeKB Group.

In accordance with the primary steering principle, market risks are measured using earnings at risk and credit risks using CVaR. The extensive collateral and guarantees provided by the Austrian government result in a high level of risk concentration vis-a-vis the Republic of Austria, which is not measured due to the high quality of the collateral. Like the calculation of market risk, the calculation of credit risk also uses Monte Carlo Simulation techniques that allow intra-concentration risks in the economic capital to be taken into account. The quality of the collateral is taken into account in accordance with the issuer credit rating and the correlation to the borrower. Other relevant risk types are CVA risk in connection with swap transactions refinancing risks. Since liquidity risks outside the EFS are minor, refinancing risk is accounted for in full in the EFS ICAAP. In line with the defined risk appetite, the risk is calculated at the same confidence levels as in the Group ICAAP, i.e. 99.9% and 99.98%.

The aggregate risk is compared with the risk coverage capital in the risk coverage calculation to assess the EFS’s ability to bear its associated risks. The funds available to cover risk essentially correspond to the interest rate stabilisation provision pursuant to the UGB. These funds result from surpluses generated in the EFS, which are to be retained in the EFS in accordance with the decree of the Ministry of Finance from 1968 (non-interest liability). As the tax office only treats the interest rate stabilisation provision as a ‘provision or deductible debt item’ if the funds are used to lower the effective refinancing interest rate, a tax provision is added to the economic capital for credit risk when calculating the risk-bearing capacity.

Any risk exceeding the risk coverage capital of the EFS thus becomes part of the OeKB’s credit risk and is included in the calculation of risk coverage for OeKB Group. Thanks to the risk-averse management of the EFS, this has not occurred since the inception of the risk coverage calculation in 2007.

Business risk

OeKB Group understands business risk to primarily mean a deterioration of profits caused by unexpected changes in business volume or margins; this risk implicitly includes business model risk and strategic risks arising from business policy decisions and changes in economic or legal conditions as well as reputation risks as negative consequences of stakeholder perceptions.

Business risk is initially determined on a quantitative basis and then subject to expert review so that concrete limits can be set annually by the Risk Management Committee. As this risk category is a profit risk, it is accounted for in the risk coverage calculation by being deducted from the risk coverage capital.

Aside from quantitative inclusion in the ICAAP, OeKB is aware of the relevance of these risks in particular in its role as a special-purpose bank, due to the high importance of the Export Financing Scheme, and in light of the associated legal exceptions. The active monitoring of legislative changes, stakeholder dialogue, adherence to a conservative risk policy, and a proactive reputation policy (including a code of conduct) are central factors in mitigating these risks.

Operational risk

Operational risk is the risk of losses resulting from the inadequacy or failure of internal processes, people, or systems or from external events including legal risks.

Standards, rules, and processes are derived from the risk policy and documented in manuals. This also includes emergency management manuals, contingency plans, and crisis scenarios, all of which are reviewed annually. The effectiveness of plans and concepts is checked using tests and exercises. The ongoing maintenance and evaluation of the loss incident database, in which near losses are also documented, helps to ensure the continuous optimisation of operational risks.

Given the high importance of information security, the Group has a separate Information Security Officer. Legal risks are mitigated through ongoing monitoring by the business segments, through the activities of the bank’s Legal Officer, and through coordination by a Legal Compliance Officer.

Operational risk is dictated by the corporate culture and the behaviour of each individual more strongly than market risk and credit risk. With this in mind, the Executive Board has established a code of conduct with binding rules for all employees, which provides clear value concepts and rules concerning corruption prevention, a whistle-blower system, and a complaints system, among other aspects.

The economic capital requirement is determined by scaling the regulatory capital requirement according to the Basic Indicator Approach to the respective confidence level.

Regular checks conducted by Internal Audit and an effective internal control system contribute to the further mitigation of operational risks.

Other risks

Model risks and risks from risk types that are not separately measured are taken into account in the risk coverage calculation by the application of percentage surcharges to the determined economic capital.

OeKB Group faces various risk concentrations. Two of the most significant concentrations are the business field concentration as a special-purpose bank and the dependence on the guarantees provided by the Republic of Austria in connection with the EFS. These concentrations are inherent to the business model and scope for diversification in this regard is limited.

Inter-concentration risks that arise from interdependences between different risk types are factored into the Group ICAAP as well as into the EFS ICAAP by aggregating the economic capital values for each risk type (credit risk, market risk, etc.). Multivariate stress tests are also performed to evaluate these risks.

The risk of excessive leverage, and hence the leverage ratio, are of minor significance for OeKB Group as most of its assets stem from the Export Financing Scheme. The EFS exposure is secured by the guarantees of the Republic of Austria to a large extent, and the debt financing is part of the business model.

Note 41 Liquidity risk management (ILAAP)

OeKB Group differentiates between the following types of liquidity risk:

•	the risk of not being able to meet present or future payment obligations fully as they fall due;

•	refinancing risk, in other words the risk that funding can be obtained only at unfavourable market terms; and

•	market liquidity risk, in other words the risk that assets can be sold only at a discount.

Liquidity risk management is performed for OeKB Group as a unit, including the Export Financing Scheme.

The goal of OeKB’s liquidity strategy is to ensure sufficient access to required liquidity on acceptable terms even in difficult market situations. OeKB’s excellent standing for decades on the international financial markets coupled with the high diversification of its funding instruments, markets, and maturities, and most importantly of all the Austrian government guarantee protecting the lenders combine to facilitate market access for the Group even when markets are under special stress. The processes used to measure and manage liquidity risk are documented in the liquidity risk management manual.

As the overwhelming need for liquidity results from the Export Financing Scheme, the refinancing risk is factored into the risk coverage calculation for the EFS.

The central tool for the measurement of liquidity risk in the narrower sense is a monthly liquidity gap analysis. This is done using one-day time buckets for the next twelve-month period and is based on cash flow and funding projections – under both idiosyncratic and systemic stress assumptions – that are set against the liquidity buffer (consisting primarily of securities eligible for rediscounting by the ECB). Market liquidity risk is taken into account through corresponding haircuts for liquid assets.

The average survival period determined by this methodology was over four months in 2016. OeKB defines the survival period as that period for which the current liquidity buffer is sufficient under an assumed combination of simultaneous idiosyncratic and systemic stresses to meet all payment obligations without having to raise additional capital on the financial markets (although the full faith and credit of the Republic of Austria supports such borrowing by OeKB). In a stress period, the survival period is thus the time available to take any strategic corrective action necessary. A liquidity contingency plan is in place for crisis situations.

The unencumbered liquidity buffer of OeKB Group has the following composition:

Liquidity buffer of OeKB Group

€ thousand	Fair value 2016	Fair value 2015
Cash and balances at central banks	413,360	223,147
Less minimum reserves	(44,530)	(43,943)

Cash and balances at central banks	368,830	179,204
Securities deposited at the central bank	4,182,707	2,011,155
Treasury bills and similar securities eligible for rediscounting	1,087,902	1,114,842
Bonds from other issuers eligible for rediscounting	18,754	16,448

Total	5,658,193	3,321,649

In addition to monitoring the daily liquidity position, long-term liquidity is assessed based on the gap analysis of the maturity profile of assets and liabilities.

The table below shows the maturities of all interest and capital cash flows in the consolidated balance sheet.

The allocation to the respective maturity band is determined by the contractual maturity structure; positions that are repayable on demand are assigned to the first maturity-band ‘up to 1 month’. It is assumed that the usage of the Kontrollbank refinancing facility (KRR) remains constant over time. Loan disbursements and repayments are shown as net amounts within the same category. Commitments to lend are shown at the latest payout date. The cash flows from derivatives designated as hedging instruments are included in the analysis as a net inflow or outflow based on the contractually agreed amounts. The payment flows from guarantees pursuant to § 1(2)b AFFG are assigned to the maturity band of the underlying guaranteed position.

Maturity analysis for all cash inflows and outflows—as at 31 December 2016

€ thousand	Up to 1 month	1 to 3 months	3 months to 1 year	1 to 5 years	More than 5 years	Total inflows/ outflows	Carrying amount
Cash flow analysis at 31 December 2016
Cash and balances at central banks	413,360	—	—	—	—	413,360	413,360
Loans and advances to banks	121,815	244,054	1,145,757	5,628,746	4,057,232	11,197,604	14,483,492
Loans and advances to customers	(219)	5,087	(5,352)	295,889	250,319	545,724	1,572,646
Bonds and other fixed-income securities	5,452	19,567	162,632	888,166	1,563,744	2,639,561	2,603,721

Total	540,408	268,709	1,303,037	6,812,802	5,871,294	14,796,250	19,073,220
Deposits from banks	(792,654)	—	(597)	(48,053)	(27,091)	(868,395)	(865,694)
Deposits from customers	(299,412)	(185)	(2,647)	(517,081)	(29,266)	(848,590)	(837,592)
Debt securities in issue	(1,242,962)	(775,630)	(3,412,421)	(13,333,519)	(3,639,128)	(22,403,660)	(21,261,202)

Total	(2,335,028)	(775,815)	(3,415,664)	(13,898,653)	(3,695,485)	(24,120,644)	(22,964,488)
Commitments to lend	(177,300)	(45,002)	(236,966)	59,626	399,642	—
Cash flow from derivatives held as hedging instruments	18,973	53,027	74,028	332,749	48,483	527,260
Guarantees pursuant to § 1(2)b AFFG	100,424	160,472	855,197	3,577,570	993,774	5,687,438

Maturity analysis for all cash inflows and outflows—as at 31 December 2015

€ thousand	Up to 1 month	1 to 3 months	3 months to 1 year	1 to 5 years	More than 5 years	Total inflows/ outflows	Carrying amount
Cash flow analysis at 31 December 2014
Cash and balances at central banks	223,147	—	—	—	—	223,147	223,147
Loans and advances to banks	464,157	1,499,467	1,974,096	6,992,718	3,750,801	14,681,239	17,874,580
Loans and advances to customers	(8,550)	(64,896)	83,788	249,091	278,934	538,366	1,481,426
Bonds and other fixed-income securities	8,385	17,433	98,716	838,596	1,309,156	2,272,286	2,188,548

Total	687,140	1,452,004	2,156,600	8,080,405	5,338,891	17,715,039	21,767,702
Deposits from banks	(926,719)	34	(81,547)	(32,288)	(44,068)	(1,084,588)	(1,079,421)
Deposits from customers	(666,378)	3,917	(55,764)	(9,177)	(25,346)	(752,747)	(754,526)
Debt securities in issue	(1,438,538)	(2,167,164)	(5,699,568)	(11,285,207)	(4,687,790)	(25,278,267)	(23,624,706)

Total	(3,031,636)	(2,163,212)	(5,836,879)	(11,326,672)	(4,757,204)	(27,115,603)	(25,458,652)
Commitments to lend	—	—	(19,128)	(235,453)	254,581	—
Cash flow from derivatives held as hedging instruments	9,052	(247,739)	464,913	638,073	165,146	1,029,445
Guarantees pursuant to § 1(2)b AFFG	33,940	540,025	762,212	2,778,540	1,325,978	5,440,694

For information about the changed presentation of the figures for the previous year, please see note 1, Changes in recognition and measurement methods. The figures on the derivatives designated as hedging instruments for the previous year also included the guarantees pursuant to § 1(2)b AFFG (see also note 36).

OeKB does not manage its liquidity according to the liquidity coverage ratio (LCR) or net stable funding ratio (NSFR). Pursuant to § 3(2)1 of the BWG, the following legal provisions do not apply: Part 6 of Regulation (EU) No. 575/2013 and §§ 27a, 39(2b)7 in conjunction with 39(4), 39(3), and 74(6)3a in conjunction with § 74(1) of the BWG.

Note 42 Staff disclosures

During the financial year, the Group had an average of 406 full-time equivalents (2015: 404).

Note 43 Officer’s compensation and loans

The following table gives details of the aggregate compensation of the Executive Board and Supervisory Board members and the termination benefits and pension expenses for Executive Board members, senior managers, and other employees (including changes in entitlements and provisions).

Officer’s compensation and loans

€ thousand	2016	2015
Total compensation paid to
Current members of the Executive Board	Not disclosed	Not disclosed
Former members of the Executive Board	1,025	948
Members of the Supervisory Board	198	235
Pension and termination benefit expenses for
Executive Board (and former members)	2,089	2,674
Senior managers	1,564	1,964
Other employees	3,121	4,137

The remuneration paid to the members of the Executive Board is not being broken down by member due to the fact that the Executive Board of OeKB has fewer than three members. There were no outstanding loans to members of the Executive Board or Supervisory Board at 31 December 2016. OeKB had also assumed no guarantees for these individuals. There are no management share option plans for the Executive Board or for senior managers.

Note 44 Other related party transactions

As a specialised institution for export services and capital market services, OeKB engages in many transactions with its shareholders such as acting as the main bank under the EFS and as an issuer of securities. In addition to shareholders, OeKB Group also defines companies that are controlled by the Group but not consolidated and companies that are recognised in the consolidated financial statements according to the equity method as related parties. Individuals who are considered related parties include the members of the Executive Board and Supervisory Board of Oesterreichische Kontrollbank AG. All transactions with these parties are conducted at arm’s length terms.

Transactions between Oesterreichische Kontrollbank AG and fully consolidated subsidiaries are not disclosed in the consolidated financial statements because they are eliminated in the consolidation process.

The following balance sheet items include transactions with related parties of OeKB Group:

Related party transactions 2016

€ thousand	Owners of OeKB Group	Investments in unconsolidated subsidiaries and other interests	Equity-accounted investments
Other financial assets	29,117	—	—
Loans and advances to banks	10,818,778	—	—

Assets	10,847,895	—	—
Deposits from banks	16,213	—	—
Deposits from customers	—	17,549	40,211

Liabilities	16,213	17,549	40,211
Nominal amount of loan commitments, financial guarantees and other commitments	2,696,007	—	20,000
Interest and similar income	185,002	—	—
Interest and similar expenses	—	1	3
Dividend income	—	3,412	5,880
Fee and commission income	7,776	3,323	330
Other operating income	1,150	—	3,341

No transactions were conducted with the members of the Executive Board or Supervisory Board, as was the case in the previous year.

Related party transactions 2015

€ thousand	Owners of OeKB Group	Investments in unconsolidated subsidiaries and other interests	Equity-accounted investments
Other financial assets	24,871	—	—
Loans and advances to banks	13,550,770	—	—

Assets	13,575,641	—	—
Deposits from banks	15,621	—	—
Deposits from customers	—	15,431	32,317

Liabilities	15,621	15,431	32,317
Nominal amount of loan commitments, financial guarantees and other commitments	2,347,970	—	20,000
Interest and similar income	198,376	—	—
Interest and similar expenses	—	2	14
Dividend income	—	1,730	5,044
Fee and commission income	7,766	4,010	526
Other operating income	80	—	4,595

Note 45 Board members and officials

Members of the Executive Board

Term of office
Name	from	to
Helmut Bernkopf	1 Aug 2016	31 Jul 2019
Angelika Sommer-Hemetsberger	1 Jan 2014	31 Dec 2018
Rudolf Scholten	1 May 1997	31 Jul 2016

Members of the Supervisory Board

Term of office
Position	Name	from	to

Chairman	Erich Hampel	1 Jan 2010	AGM 2021

First Vice Chairman	Walter Rothensteiner	2 Aug 1995	AGM 2021

Second Vice Chairman	Thomas Uher	12 May 2015	AGM 2020

Member	Rainer Borns	19 May 2016	AGM 2017

Member	Dieter Hengl	25 May 2011	AGM 2021

Member	Herbert Messinger	18 Dec 2012	AGM 2021

Member	Heinrich Schaller	19 May 2016	AGM 2017

Member	Karl Sevelda	24 Sep 2013	AGM 2018

Member	Jozef Sikela	12 May 2015	AGM 2020

Member	Herta Stockbauer	21 May 2014	AGM 2019

Member	Herbert Tempsch	29 May 2013	AGM 2018

Member	Robert Wieselmayer	19 May 2016	AGM 2021

Member	Robert Zadrazil	19 May 2009	AGM 2021

Member	Franz Zwickl	20 May 1999	AGM 2021

Member	Helmut Bernkopf	19 May 2009	31 Mar 2016

Member	Michael Glaser	22 May 2012	30 Sep 2016

Member	Andreas Gottschling	12 May 2015	19 May 2016

Member	Susanne Wendler	12 May 2015	19 May 2016

AGM = Annual General Meeting

Employee representatives

Term of office
Position	Name	from	to

Chairman of the Staff Council	Martin Krull	14 Mar 2002	13 Mar 2018

Vice Chairwoman	Erna Scheriau	1 Apr 2001	13 Mar 2018

Member	Alexandra Griebl	14 Mar 2010	13 Mar 2018

Member	Elisabeth Halys	1 Jul 2013	13 Mar 2018

Member	Ulrike Ritthaler	14 Mar 2014	13 Mar 2018

Member	Christoph Seper	14 Mar 2014	13 Mar 2018

Member	Markus Tichy	1 Jul 2011	13 Mar 2018

Government commissioners

under section 76 of the Austrian Banking Act

Position	Name	Term of office since
Commissioner	Harald Waiglein	1 Jul 2012
Deputy Commissioner	Johann Kinast	1 Mar 2006

The above government commissioners are also representatives of the Austrian Minister of Finance under section 6 of the Export Financing Guarantees Act.

Government commissioners

under section 27 of the Articles of Association (supervision of bond cover pool)

Position	Name	Term of office since
Commissioner	Beate Schaffer	1 Nov 2013
Deputy Commissioner	Edith Wanger	1 Jun 1997

Note 46 Action for damages

The test case in connection with MEL was decided in favour of OeKB by the Supreme Court in 2016. The Bank was aware of no other legal action for damages at the reporting date.

Note 47 Events after the balance sheet date

There were no events that required reporting after the balance sheet date.

Note 48 Date of approval for publication

These financial statements will be submitted to the Supervisory Board for approval on 17 March 2017. Additional disclosures in accordance with Part 8 of Regulation (EU) No. 575/2013 (Disclosure Report, in German only) are provided on the OeKB website (www.oekb.at).

Vienna, 28 February 2017

Oesterreichische Kontrollbank Aktiengesellschaft

Signed by the Executive Board

HELMUT BERNKOPF	ANGELIKA SOMMER-HEMETSBERGER

Auditor’s Report

Report on the Consolidated Financial Statements

Audit Opinion

We have audited the consolidated financial statements of

Oesterreichische Kontrollbank AG,

Vienna, Austria

and its aubsidiaries (the Group), which comprise the consolidated balance sheet as of

31 December 2016, and the consolidated statement of comprehensive income, the consolidated statement of cash flows and the consolidated statement of changes in equity for the year then ended, and the notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Group as at 31 December 2016, and its consolidated financial performance and consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU, and the additional requirements pursuant to Section 245a UGB (Austrian Commercial Code) and Section 59a BWG (Austrian Banking Act).

Basis for our Opinion

We conducted our audit in accordance with Austrian Standards on Auditing. These standards require the audit to be conducted in accordance with International Standards on Auditing (ISA). Our responsibilities pursuant to these rules and standards are described in the ‘Auditors’ Responsibility’ section of our report. We are independent of the audited entity within the meaning of Austrian commercial law, banking- and professional regulations, and have fulfilled our other responsibilities under those relevant ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements. Our audit procedures relating to these matters were designed in the context of our audit of the consolidated financial statements as a whole and we do not express an opinion on these individual matters.

Loans and advances to banks and to customers of the Export Financing Scheme

Refer to Note 1 General Objectives [Chapter: Legal basis of the Export Financing Guarantees and the Export Financing Scheme as well as features of the Export Financing Scheme].

Risk for the Consolidated Financial Statements

As of 31 December 2016 loans and advances to banks and to customers of the Export Financing Scheme (EFS) amount to € 16,336.2 million, or 63.3% of total assets of the Group.

The OeKB Export Financing Scheme is to fund export credits extended by Austrian and foreign banks participating in the scheme (with OeKB refinancing bank lending to the customer) preconditioned the Austrian and foreign banks comply with the credit rating criteria of OeKB (‘house bank status’) and above all the legal requirements for assuming liability by the Republic of Austria in terms of the transactions as well as the requirements for administration and processing (collateral management) are fulfilled.

Essential criteria for recognition and valuation of loans and advances to banks and to customers of the EFS is consequently the verification of legal as well as contractual criteria by OeKB’s management. Therefore management established processes and internal controls heavily dependent on complex IT systems. Failures increase administration risk and can also impact valuation of loans and advances to banks and to customers of the EFS within the consolidated financial statements of OeKB.

Our Response

We analysed the processes in the respective operating departments and tested the effectiveness of the internal controls relevant for the audit of the financial statements. Internal IT specialists were also part of our audit team. In assessing and testing of ‘design & implementation’ as well as ‘operating effectiveness’ of the directors’ key controls in these area we focused on:

•	Governance framework for the IT organisation and the controls over program development and changes, access to programs and data and IT operations, including compensating controls where required

•	Certain aspects of the security of the IT systems including access and segregation of duties

•	Fullfillment of the required legal as well as contractual criteria (mainly approvals and collaterals)

•	Conformal recording and mapping of contractual terms and conditions.

Determination of Fair Values of Financial Instruments

Refer to Note 5 Determination of Fair Value and Note 37 Fair Values of Financial Instruments.

Risk for the Consolidated Financial Statements

At 31 December 2016, financial assets measured and carried at fair value represented € 9.9 billion; i.e. 37% of total assets of the OeKB Group and financial liabilities measured and carried at fair value represented € 16.7 billion; i.e. 63 % of total liabilities of the OeKB Group.

The determination of Fair Values of Financial Instruments is described by OeKB’s management in Note 5.

The fair value of financial instruments without stock exchange quotations is determined through the application of valuation techniques which often involve the exercise of judgement by the directors and the use of assumptions and estimates.

Our Response

Our audit procedures included the assessment of relevant controls over the identification, measurement and management of valuation risk and evaluating the methodologies, inputs and assumptions and estimates used by the management of OeKB Group in determining fair values.

With the assistance of our own valuation specialists, we critically assessed the assumptions and models used and reperformed an independent valuation assessment (esp. for debt securities in issue and derivative financial instruments), by reference to what we considered to be available alternative methods and sensitivities to key factors. For a sample of valuation inputs we compared that against independent sources and externally available market data and critically assessed the appropriateness of the models and inputs.

We also considered whether the consolidated financial statement disclosures appropriately reflect the OeKB Group’s exposure to financial instrument valuation risk .

Management’s Responsibility and Responsibility of the Audit Committee for the Financial Statements

The Company’s management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU, and the additional requirements pursuant to Section 245a UGB (Austrian Commercial Code) and Section 59a BWG (Austrian Banking Act) and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Management is also responsible for assessing the Group’s ability to continue as a going concern, and, where appropriate, to disclose matters that are relevant to the Group’s ability to continue as a going concern and to apply the going concern assumption in its financial reporting, except in circumstances in which liquidation of the Group or closure of operations is planned or cases in which such measures appear unavoidable.

The audit committee is responsible for overseeing the Group’s financial reporting process.

Auditors’ Responsibility

Our aim is to obtain reasonable assurance about whether the consolidated financial statements as a whole are free of material misstatements, whether due to fraud or error, and to issue an audit report that includes our opinion. Reasonable assurance represents a high degree of assurance, but provides no guarantee that an audit conducted in accordance with Austrian Standards on Auditing, which require the audit to be performed in accordance with ISA, will always detect a material misstatement when it exists. Misstatements may result from fraud or error and are considered material if they could, individually or in the aggregate, reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Austrian Standards on Auditing, which require the audit to be performed in accordance with ISA, we exercise professional judgment and retain professional skepticism throughout the audit.

Moreover:

•	We identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, we plan and perform procedures to address such risks and obtain sufficient and appropriate audit evidence to serve as a basis for our audit opinion. The risk that material misstatements due to fraud remain undetected is higher than that of material misstatements due to error, since fraud may include collusion, forgery, intentional omissions, misleading representation or override of internal control.

•	We obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.

•	We evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates as well as related disclosures made by management.

•	We conclude on the appropriateness of management’s use of the going concern assumption and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the entity’s ability to continue as a going concern. In case we conclude that there is a material uncertainty about the entity’s ability to continue as a going concern, we are required to draw attention to the respective note in the financial statements in our audit report or, in case such disclosures are not appropriate, to modify our audit opinion. We conclude based on the audit evidence obtained until the date of our audit report. Future events or conditions however may result in the Company departing from the going concern assumption.

•	We evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•	We obtain sufficient appropriate audit evidence regarding the financial information of the entities and business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

•	We communicate with the audit committee regarding, among other matters, the planned scope and timing of our audit as well as significant findings including any significant deficiencies in internal control that we identify in the course of our audit.

•	We report to the audit committee that we have complied with the relevant professional requirements in respect of our independence and that we will report any relationships and other events that could reasonably affect our independence and, where appropriate, related measures taken to ensure our independence.

•	From the matters communicated with the audit committee we determine those matters that required significant auditor attention in performing the audit and which are therefore key audit matters. We describe these key audit matters in our audit report except in the circumstances where laws or other legal regulations forbid publication of such matter or in very rare cases, we determine that a matter should not be included in our audit report because the negative effects of such communication are reasonably expected to outweigh its benefits for the public interest.

Report on Other Legal Requirements

Group Management Report

In accordance with Austrian Generally Accepted Accounting Principles the group management report is to be audited as to whether it is consistent with the consolidated financial statements and as to whether it has been prepared in accordance with legal requirements.

The legal representatives of the Company are responsible for the preparation of the group management report in accordance with Austrian Generally Accepted Accounting Principles.

We have conducted our audit in accordance with generally accepted standards on the audit of group management reports as applied in Austria.

Opinion

In our opinion, the group management report has been prepared in accordance with legal requirements and is consistent with the consolidated financial statements.

Statement

Based on our knowledge gained in the course of the audit of the consolidated financial statements and the understanding of the Group and its environment, we did not note any material misstatements in the group management report.

Other Information

The legal representatives of the Company are responsible for the other information. Other information comprises all information provided in the annual report, with the exception of the consolidated financial statements, the group management report, and the auditor’s report thereon.

Our opinion on the consolidated financial statements does not cover other information, and we will not provide any assurance on it.

In conjunction with our audit, it is our responsibility to read this other information and to assess whether it contains any material inconsistencies with the consolidated financial statements and our knowledge gained during our audit, or any apparent material misstatement of fact. If on the basis of our work performed, we conclude that there is a material misstatement of fact in the other information, we must report that fact. We have nothing to report with this regard.

Auditor in Charge

The auditor in charge is DDr. Martin Wagner.

Vienna, 28 February 2017

KPMG Austria GmbH

Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

signed by

MARTIN WAGNER
Austrian Chartered Accountant

This report is a translation of the original report in German, which is solely valid.

REPUBLIC OF AUSTRIA

MAP OF AUSTRIA

GENERAL

The Republic of Austria is situated in Central Europe. It shares borders with:

•	Switzerland and Liechtenstein in the west,

•	the Federal Republic of Germany, the Czech Republic and the Slovak Republic in the north,

•	Hungary in the east, and

•	Slovenia and Italy in the south.

The population of Austria in 2016 was approximately 8,700,000, according to Statistik Austria estimates. From 2010 to 2016, Austria’s population increased by 3.9%. Vienna, the capital, had a population of 1.8 million in 2016.

Austria has an area of 32,383 square miles. The western and southern regions of Austria, containing the Austrian Alps, are mountainous and heavily forested. There are fertile plains in the eastern parts of the country and in the valley of the Danube River, which flows through Austria for a distance of 217 miles.

The present Austrian frontiers were determined by the Treaty of St. Germain in 1919. The occupation of Austria following World War II was ended by the State Treaty for the Re-establishment of an Independent and Democratic Austria in 1955. The treaty limits the manufacture and possession by Austria of certain types of military weapons, including atomic weapons.

FORM OF GOVERNMENT

Under the Austrian Federal Constitution Act of 1920, as amended in 1929 (the “Constitution”), Austria is a democratic and federal republic, with legislative and executive powers divided between the federal government and the nine constituent provinces.

The legislative power of the federal government is vested in a bi-cameral legislature consisting of the Nationalrat and the Bundesrat. The members of the Nationalrat are elected for a period of five years by direct, secret, popular suffrage under a system of proportional representation. The Nationalrat may be dissolved before the termination of the term of five years for which it is elected, by its own action or, in certain circumstances, by the Federal President. The present Nationalrat was elected on September 29, 2013. The members of the Bundesrat are elected periodically by the legislatures of the provinces in proportion to the populations of the nine provinces.

The executive powers of the federal government are vested in the Federal President, the Chancellor and the Cabinet. The Federal President is elected by direct, secret, popular suffrage for a term of six years. Dr. Alexander Van der Bellen was elected Federal President on December 4, 2016 and assumed office on January 26, 2017. The chief constitutional powers of the Federal

President are the appointment of the Chancellor and his Cabinet and the dissolution of the Nationalrat. The present administration was formed on December 16, 2013 by a coalition of the Austrian Social Democratic Party and the Austrian People’s Party and is led by Christian Kern of the Austrian Social Democratic Party as Chancellor and Reinhold Mitterlehner of the Austrian People’s Party as Vice-Chancellor.

The judicial power is exercised by the federal courts. Courts of last resort are provided for questions of civil and criminal law and for questions of administrative law. A separate constitutional court has primary competence to determine the constitutionality of all legislative and administrative acts of the federal government and the provinces.

POLITICAL PARTIES

The following table shows the political affiliations of the members of the Nationalrat after the most recent elections and the current composition of the Bundesrat.

	Nationalrat				Bundesrat
	2002 Elections	2006 Elections	2008 Elections	2013 Elections	Composition since December 2015
Austrian Social Democratic Party (SPÖ)	69	68	57	52	20
Austrian People’s Party (ÖVP)	79	66	51	47	22
Austrian Freedom Party (FPÖ)	18	21	34	40	13
Green Party (Grüne)	17	21	20	24	4
Alliance for the Future of Austria (BZÖ)	—	7	21	—	—
Team Frank Stronach (FRANK)	—	—	—	11	—
Das neue Österreich (NEOS)	—	—	—	9	—
Without party affiliation	—	—	—	—	2
Total	183	183	183	183	61

SOURCE: Data published by the Parliament of Austria.

MEMBERSHIP IN INTERNATIONAL ORGANIZATIONS

Austria is a member of many international organizations:

•	the United Nations and of all of its affiliated organizations. Three of these organizations, the International Atomic Energy Agency, the United Nations Industrial Development Organization and the United Nations Office for Drug Control and Crime Prevention have their headquarters in Vienna.

•	the European Union (“EU”),

•	the International Monetary Fund (“IMF”),

•	the International Bank for Reconstruction and Development (“IBRD”),

•	the Multilateral Investment Guarantee Agency (“MIGA”),

•	the International Finance Corporation (“IFC”),

•	the International Development Association (“IDA”),

•	the Asian Development Bank (“ADB”),

•	the Asian Development Fund (“ADF”),

•	the Inter-American Development Bank (“IDB”),

•	the Fund for Special Operations (“FSO”),

•	the Inter-American Investment Corporation (“IIC”),

•	the African Development Fund (“AfDF”),

•	the African Development Bank (“AfDB”),

•	the European Bank for Reconstruction and Development (“ERBD”),

•	the European Investment Bank (“EIB”),

•	the Organization for Economic Cooperation and Development (“OECD”),

•	the Council of Europe,

•	the International Energy Agency,

•	the International Fund for Agricultural Development (“IFAD”),

•	the Common Fund for Commodities (“CF”), and

•	the Global Environment Facility (“GEF”).

Austria is a founding member of the World Trade Organization (“WTO”) and was previously a party to the General Agreement on Tariffs and Trade (“GATT”). Austria is a founding member of the Asian Infrastructure Investment Bank (“AIIB”).

Vienna is recognized as a center for international conferences and has served as the site of numerous United Nations meetings as well as Strategic Arms Limitation Talks. The headquarters of the Organization of the Petroleum Exporting Countries (“OPEC”) are located in Vienna.

THE ECONOMY

General

Austria has a highly developed and diversified economy. Industry, which consists of manufacturing and mining, construction, energy and water supply, accounted for 28.0% of the gross value added at current prices in 2016. Industrial development has been favored by the availability of domestic sources of electric power and raw materials. The service sector accounted for 70.7% of GDP in 2016, with tourism playing an important role, while agriculture and forestry produced 1.3% of gross value added.

Gross Domestic Product

The following table shows the major sectors of Austria’s gross domestic product (GDP) for the years 2012 through 2016. The 2016 GDP at current prices totaled EUR 349.5 billion, representing a 2.8% increase over 2015. In 2016, real GDP (reference year 2010) totaled EUR 315.1 billion, representing a 1.5% increase over 2015. The increase in GDP in 2015 was driven by domestic demand.

GROSS DOMESTIC PRODUCT(1)

	2012	2013	2014	2015	2016	Percentage of 2016 total gross value added
	(Billions of euros at current prices)
Agriculture, forestry and fishing	4.3	4.1	4.0	3.9	3.9	1.3
Industry:
Mining and quarrying	1.5	1.5	1.5	1.2	1.3	0.4
Manufacturing	53.4	53.6	54.6	57.2	58.3	18.7
Electricity, gas and water supply, waste management	8.2	8.5	8.2	8.0	7.5	2.4
Construction	18.0	18.6	19.0	19.4	20.1	6.5

Total Industry	81.2	82.1	83.2	85.8	87.1	28.0
Service activities:
Wholesale and retail trade	36.1	35.2	36.2	36.4	37.2	12.0
Transportation and storage	15.7	16.2	16.6	17.1	17.2	5.5
Accommodation and food service activities	13.9	14.4	14.9	15.7	16.7	5.4
Information and communication	9.3	9.8	10.4	10.7	10.8	3.5
Financial and insurance activities	12.1	12.6	12.8	12.8	13.2	4.3
Real estate activities	26.3	27.8	28.9	30.6	32.3	10.4
Other business activities	26.0	27.0	27.8	28.4	29.3	9.4
Public administration(2)	49.1	50.0	51.2	52.7	54.4	17.5
Other service activities	8.0	8.1	8.4	8.6	8.8	2.8

Total service activities	196.5	201.0	207.2	213.0	220.1	70.7
Total gross value added	282.0	287.2	294.4	302.7	311.2	100.0

Taxes less subsidies on products	35.2	35.3	36.0	37.2	38.3

Gross domestic product Value	317.1	322.5	330.4	339.9	349.5

Volume(3)	305.2	305.5	307.5	310.5	315.1
Percentage change in gross domestic product over preceding year
Value	2.7	1.7	2.4	2.9	2.8
Volume(3)	0.7	0.1	0.6	1.0	1.5

(1)	European System of Accounts (ESA) 2010 basis. Amounts may not add due to rounding.
(2)	Including defense, compulsory social security, education, human health and social work activities.
(3)	Chained series, reference year 2010.

SOURCE: WDS - WIFO Data System, Macrobond.

These GDP results are based on the European System of Accounts in the version of 2010 (“ESA 2010”), which became legally binding in September 2014. The ESA 2010 defines for all member states of the European Union which concepts, definitions and accounting rules have to be applied in compiling their national accounts in order to make the data comparable at an international level.

Domestic Expenditure

The following table shows the total goods and services available for domestic expenditure and the total domestic expenditure for goods and services at current prices for the years 2012 through 2016.

DOMESTIC EXPENDITURE(1)

	2012	2013	2014	2015	2016	Percentage of 2016 gross domestic product
	(Billions of euros at current prices)
Gross domestic product	317.1	322.5	330.4	339.9	349.5	100.0
Add: Imports	162.4	163.2	164.3	166.7	169.2	48.4

Total demand	479.5	485.8	494.7	506.6	518.7	148.4
Less: Exports	170.6	171.6	175.2	180.3	182.5	52.2
Total domestic demand	308.9	314.2	319.5	326.3	336.2	96.2
Domestic expenditure:
Consumption expenditure:
Households(2)	170.1	173.5	176.7	179.1	184.2	52.7
General government	62.7	63.8	65.3	67.7	69.7	19.9

Final consumption expenditure	232.7	237.3	242.0	246.8	253.8	72.6
Investment:
Machinery and equipment(3)	23.7	24.3	24.2	25.3	27.2	7.8
Construction	34.3	34.7	35.4	35.7	36.7	10.5
Other investment(4)	14.0	15.6	15.5	15.8	16.0	4.6

Gross fixed capital formation	71.9	74.6	75.1	76.8	79.9	22.9
Changes in inventories(5)	4.2	2.3	3.0	3.1	2.9	0.8

Gross capital formation	76.2	76.9	78.2	79.9	82.8	23.7
Statistical discrepancy	0.0	0.0	-0.7	-0.4	-0.5	-0.1
Gross domestic final expenditure	308.9	314.2	319.5	326.3	336.2	96.2

(1)	ESA 2010 basis. Amounts may not add due to rounding.
(2)	Including non-profit institutions serving households.
(3)	Including weapon systems.
(4)	Intellectual property products and cultivated biological resources.
(5)	Including acquisition less disposals of valuables.

SOURCE: WDS - WIFO Data System, Macrobond.

Productivity, Wages, Wholesale Prices and Cost of Living

The following table sets forth for Austria the indices of productivity and gross wages and salaries per worker and employee and wholesale and consumer prices (based on the HICP-index), and the respective percentage increases over the previous period for the years 2012 through 2016.

PRODUCTIVITY, WAGE AND PRICE INDICES(1)

	Productivity Real GDP per employee		Wages and salaries per employee		Wholesale prices		Consumer prices
	Index (2010 = 100)	Percentage increase over previous year	Index (2010 = 100)	Percentage increase over previous year	Index (2010 = 100)	Percentage increase over previous year	Index (2010 = 100)	Percentage increase over previous year
2012	100.8	–0.3	104.6	+2.7	110.9	+2.4	106.2	+2.6
2013	100.4	–0.4	106.5	+1.9	109.7	-1.1	108.5	+2.1
2014	100.0	–0.4	108.3	+1.7	107.6	–1.9	110.0	+1.5
2015	100.3	+0.2	110.2	+1.7	103.6	–3.6	110.9	+0.8
2016	100.5	+0.3	111.7	+1.4	101.2	–2.4	112.0	+1.0

(1)	Indices based on average of monthly data for the periods indicated.

SOURCE: WDS - WIFO Data System, Macrobond.

Industry

In 2016, manufacturing accounted for 18.7% of gross value added. Thus the contribution of manufacturing to Austria’s GDP is higher than the average in European Union member states. Austria’s share of the European Union’s (28 countries) manufacturing output increased between 2006 and 2016 from 2.6% to 2.7%. The gross value added per employee was the sixth highest among the 28 member states of the European Union.

In terms of contribution to GDP, machinery and equipment remained the largest sector within the industrial sector in 2016, followed by metals and metal products. The primary contributors to the Austrian exports industry are the motor vehicles industry, the machinery industry and the basic metal products industry. The export intensity in Austrian manufacturing is high. In 2016, approximately 21% of exports went to non-European destination countries, primarily in Asia and the Americas, but the EU countries remained the main destination for Austrian exports, capturing approximately 69% of Austrian exports. In 2016, R&D expenditures were above the European Union average, amounting to 3.07% of GDP.

In 2016, an average of 248,584 individuals was engaged in construction, representing 7.1% of Austria’s wage and salary earners. Construction accounted for 6.5% of gross value added in 2016.

Banking, Insurance, Real Estate and Business Services

The Single Market program of the European Union has increased competition within Austria’s financial services industry and led to a series of mergers and consolidations. Technical progress and widespread use of internet banking has accelerated the pace of adjustment. Consequently, the number of banks declined from 923 in 2000 to 723 (by mid 2016) and the number of branches was reduced by 553.

The confidence crisis regarding Austria’s banks continued to depress share prices of bank shares on the Vienna stock exchange. Their total exposure towards Central, Eastern and Southeastern Europe (“CESEE”) according to the Bank for International Settlements remained constant at 188 billion (mid 2016), which amounts to 54 percent of Austrian GDP. Whereas the total exposure remained almost constant over the first half of 2016, total indirect lending to non-banks was lower by € 70 billion and foreign currency loans were down by € 37 billion. Both developments can be traced back to the relocation of the UniCredit-Bank Austria CESEE headquarter from Vienna to Milan, implying an asset transfer from Austria to Italy. Banking profitability in Austria recovered in 2016; nevertheless, it remained at historically low levels and was mainly achieved by reducing provisions for non-performing loans. In 2016, the stress test by the European Banking Authority revealed some shortfalls in common equity tier 1 capital in some Austrian banks, but recovery plans have been submitted to national supervisory authorities in advance of the stress test and implementation is ongoing.

After a period of subdued growth over the last years, total premium income in the Austrian private insurance industry dropped by 2.1% in 2016. On the one hand, premium intakes in the non-life business was feeble (+1.7%) and on the other hand life insurance experienced a substantial drop (-9.1%). Only premium income in health insurance remained on a stable upward path (+4.7%). Private households still hesitate to tie substantial funds in life insurance policies with comparably long maturities and high termination costs in case of premature cancellation. Consequently, single premium payments were down by one third. Given the low interest rate environment, profitability in the sector will have to rely on the technical result rather than returns on financial assets. At least the non-life business shows potential for higher profitability because the claims to premium ratio was low in 2015 (65.5%) and 2016 remained free of large scale disasters.

In 2016, financial and insurance activities contributed approximately 4.3% to Austrian gross value added at current prices.

Energy

The following table shows Austria’s domestic production and consumption of primary energy and the ratio of domestic production to consumption for the years 2012 through 2015.

DOMESTIC PRODUCTION AND CONSUMPTION OF PRIMARY ENERGY

	2012	2013	2014	2015
	(Tera Joules)
Indigenous primary production:
Electricity	0	0	0	0
Oil and oil products	39,053	37,076	41,475	37,174
Natural gas	61,946	49,828	45,427	43,437
Coal, coke and lignite	4	4	4	4
Renewable energy(1)	426,193	429,343	421,665	427,185

Total(2)	527,197	516,251	508,572	507,801

Gross domestic consumption(3):
Electricity	177,869	191,138	197,696	190,410
Oil and oil products	503,809	515,379	507,919	508,131
Natural gas	306,750	295,610	269,832	287,931
Coal, coke and lignite	135,264	137,289	125,468	135,702
Renewable Energy(1)	274,140	285,333	273,492	287,323

Total(2)	1,397,831	1,424,749	1,374,407	1,409,496

Indigenous primary production as a percentage of gross domestic consumption	37.7	36.2	37.0	36.0

(1)	Hydropower, wind and photovoltaic, waste, fuelwood, biofuels, ambient heat etc.
(2)	Amounts may not add due to rounding.
(3)	Taking into account changes in inventories of producers, intermediaries and importers, as well as exchanges with other countries excluding changes in inventories of ultimate consumers.

While the reliance on oil, oil products and hydroelectric power as a percentage of total domestic consumption has been relatively stable, the use of natural gas and renewable energy including biomass has increased. In the foreseeable future, Austria will have to continue importing significant amounts of electric and non-renewable energy products in order to meet its demand.

In 2015, 0.906 million metric tons of crude oil (including natural gas liquids) were produced in Austria, amounting to 9.5% of total crude oil consumption. The production of natural gas from domestic sources covered 14.9% of total natural gas consumption. According to the Geological Survey, Austria had proven (and potentially available) reserves of 10.1 billion m3 of natural gas (excluding inert gas) and of 6.0 million tons of crude oil at the end of 2015.

OMV AG (“OMV”), formerly Osterreichische Mineralölverwaltung AG, is an integrated oil and chemical company responsible for the largest part of the exploration and drilling activities in Austria and owns and operates Austria’s only oil refinery, located in Schwechat, near Vienna. OMV is partly, and indirectly, state-owned. Foreign companies have the major share of the market for petroleum products in Austria.

In 2016, Austria generated 11.8% more hydro-electricity than in 2015, and 28% more wind-based electricity (Total Gross Domestic Production of electricity +4.7% against 2015). Austria remained a net importer of electricity (net imports of total electricity more than tripled compared to 2010). Since 1978, following a national referendum, Austrian law has forbidden the use of nuclear power as a source of energy.

In 2016, expenditures for imported energy accounted for 2.5% of Austria’s gross domestic product. Kazakhstan, Libya and Russia were the principal suppliers of crude oil to Austria in 2016. In that year, 72% of all natural gas imports came from Russia and 17% came from Germany (by value), whereas the share of Norwegian gas imports under the Troll-Gas-Sales Agreement reached only 0.5%. Coal and coke were imported mainly from Poland.

Austria’s reliance on Russia for approximately two-thirds of its natural gas supply exposes Austria to the risk of supply disruptions and increases in gas prices, which could have an adverse effect on Austria’s industry and a large portion of its population, which relies on natural gas for electricity and heating. Various events, including international conflicts and natural disasters, can lead to disruptions in the supply of natural gas from Russia. In early January 2009, for example, as a result of a dispute between Russia and Ukraine, which is a transit country for the gas pipeline between Russia and Austria, Russia’s gas supply to Austria fell by up to 90% during an approximately two-week period. In order to address supply disruptions in the short-term, RAG Rohöl-Aufsuchungs Aktiengesellschaft, an Austrian natural gas storage operator, increased its natural gas storage volumes. In addition, Austrian authorities issued regulations requiring major industrial gas consumers, such as gas-fired power plants, to reduce gas consumption in the event of supply disruptions.

Agriculture and Forestry

Almost half of Austria’s surface area is used for agriculture and animal breeding. Domestic agricultural production covers approximately 90% of the country’s food consumption. In 2016, animal output (e.g., livestock raising and dairy operations) accounted for about 45% of total agricultural production.

Austria has one of the largest forest areas in Europe. About 44% of its surface area, or approximately 14,100 square miles, are forested. Exports of lumber and forest products, including paper, paperboard and pulp, represented 6.4% of Austria’s exports in 2016.

In 2016, an average of approximately 156,000 individuals was employed in agriculture and forestry, representing 4.1% of Austria’s labor force (measured as full-time equivalents).

Tourism

Austria’s tourism industry benefits from being a year-round destination with comprehensive winter and summer seasons. A large number of international tourists are attracted by the country’s multifaceted natural and scenic attractions, as well as the rich traditions in arts and science.

In 2016, the total number of overnight stays amounted to 140.9 million, corresponding to an increase of 4.2% as against 2015. Of this number, domestic tourists accounted for 27.0% (38.0 million, rising by 4.4%) and non-resident guests made up 73.0% (102.9 million, reflecting growth of 4.1% compared to 2015). Among Austria’s most important source markets, significant gains in the number of overnight stays were generated by visitors from Israel (+17.0%), the Czech Republic (+12.6%), Slovakia (+10.4%) and Sweden (+10.3%). Overnight stays by tourists from Hungary (+6.4%), Romania (+5.5%), Belgium (+5.3%), Spain (+5.2%), Austria’s main market Germany (+4.9%), the People’s Republic of China (+4.8%), Denmark (+4.4%) and the United Kingdom (+4.3%) rose above the average of all non-resident tourists. The demand from the Netherlands (+3.6%), Switzerland (+3.4%), Poland (+2.3%) and France (+0.8%) grew at a slower pace, while fewer nights than in 2015 were spent in Austrian tourist accommodations by visitors from Italy (–1.8%), the United States (–2.0%), Arab countries in Asia (–5.6%, comprising Bahrain, Iraq, Yemen, Jordan, Qatar, Kuwait, Lebanon, Oman, Saudi Arabia, and the United Arab Emirates), and notably Russia (–17.8%).

According to the latest Tourism Satellite Account (TSA) based on the European System of National Accounts 2010, direct tourism value added (excluding business trips) represented 5.6% of Austria’s GDP in 2015. This implies a gain of 0.6 percentage points over the base year 2000. Including its indirect effects, tourism contributed 8.7% to the overall economy (on the basis of currently available input-output tables). This figure is 0.1 percentage points below the value of 2014 but has increased by 0.3 percentage points since 2000. In an international comparison of nominal tourism exports among the 28 EU countries, Austria attained a market share of 5.0%.

The following table shows the total number of overnight stays by foreign tourists in Austria and international tourism receipts derived therefrom.

OVERNIGHT STAYS BY FOREIGNERS AND

RELATED FOREIGN EXCHANGE RECEIPTS

	2012	2013	2014	2015	2016
Overnight stays by foreign visitors (thousands)	95,052	96,874	96,233	98,824	102,863
International tourism receipts(1) (millions of Euros)	16,661	17,126	17,446	18,352	19,089

(1)	Including international transport.

SOURCE: WDS—WIFO Data System, Macrobond.

The Role of Government in the Economy

The industries and companies under state ownership formerly included the entire coal, iron ore, and iron and steel industries and a large part of the non-ferrous metals and oil and natural gas industries, as well as a number of companies producing machinery and vehicles, electrical machinery and equipment, and chemicals and chemical products. Austria vested the administration of ownership interests in these nationalized industries in the Österreichische Industrieholding Aktiengesellschaft (“ÖIAG”). In 1993 ÖIAG began with the privatization of companies or groups of companies owned by it. Since then, ÖIAG has carried out numerous privatization transactions including successfully floating holdings on the stock exchange. In March 2015, ÖIAG was converted into a limited liability company and renamed Österreichische Bundes- und Industriebeteiligungen GmbH (“ÖBIB”). ÖBIB is wholly-owned by the Republic of Austria.

As of April 2017, ÖBIB held an interest in the three listed companies OMV, Telekom Austria, and Österreichische Post AG (“Post”). Furthermore, ÖBIB owns a stake in Casinos Austria AG and in APK Pensionskasse, and is the sole owner of GKB-Bergbau GmbH (“GKB Bergbau”), IMIB Immobilien- und Industriebeteiligungen GmbH, Schoeller-Bleckmann GmbH and Finanzmarktbeteiligung AG des Bundes (“FIMBAG”). Regarding these holdings:

•	OMV is engaged in the exploration, development and refining of oil and gas, as well as the production of chemicals for use in the fertilizer industry.

•	Telekom Austria is Austria’s largest telecommunications group, providing fixed network, mobile communications, data communications and internet services.

•	Post is Austria’s leading service provider in mail carriage.

•	GKB Bergbau is responsible for closing down, securing and monitoring the disused mines in Voitsberg-Köflach, Wies-Eibiswald, Wolfsberg and Bad Bleiberg and other, smaller external mining sites and closing down and recultivating former lignite mining areas in the Voitsberg district.

•	FIMBAG is the operating vehicle that has fulfilled the tasks set up in the Financial Market Stability Act of 2008 (FinStaG) to strengthen the Austrian financial market. As of July 1, 2016, FIMBAG has finished all its tasks and will be liquidated.

The following organizational chart presents the structure of ÖBIB and the extent of its interests in its subsidiaries and equity holdings as of April 2017.

In addition, ÖBB-Holding AG, the holding company of the Austrian national railway system, is wholly owned by the Republic of Austria.

Labor and Social Legislation

Austria’s average active population (men between the ages of 15 and 65 and women between the ages of 15 and 60) in 2016 was estimated at approximately 5.6 million individuals, and the Austrian labor force (wage and salary earners, self-employed individuals and unemployed individuals) was estimated at 4.4 million.

In recent years, a substantial number of foreign workers have been employed in Austria. An average of approximately 0.65 million of foreign workers were employed in Austria in 2016, representing 18.2% of the employees. Approximately 25% of the foreign workers are citizens of the countries comprising the former Yugoslavia (without Slovenia), 35% of the workers are from the seven Central and Eastern European countries Bulgaria, Czech Republic, Hungary, Poland, Romania, Slovenia and Slovakia, about 14% are citizens of Germany and approximately 8% are citizens of Turkey.

The rate of unemployment (according to Eurostat Labour Force Survey), as a percentage of the total number of wage and salary earners, including self-employed and unemployed, was 5.7% in 2015. In 2016, the average number of unemployed was approximately 0.27 million, representing 6.0% of the labor force.

The following table sets forth certain information relating to unemployment and wage increases for the years 2012 through 2016:

	2012	2013	2014	2015	2016
	(%)
Unemployment rate (according to Eurostat Labour Force Survey)	4.9	5.4	5.6	5.7	6.0
Index increase of agreed scale wages	+3.3	+2.6	+2.4	+2.2	+1.6

SOURCE: Eurostat, WDS—WIFO Data System, Macrobond.

In 2016, the majority of the total employed population (73.2%) had a job in the tertiary sector. Another 22.0% were working in the secondary sector and 4.8% in the primary sector.

The following table sets forth certain information relating to employment for the years 2012 through 2016:

	2012	2013	2014	2015	2016
	(As % of total employment)
Primary sector	5.3	5.2	5.3	5.0	4.8
Secondary sector	22.5	22.2	22.1	22.0	22.0
Tertiary sector	72.3	72.6	72.6	73.0	73.2

SOURCE: WDS—WIFO Data System, Macrobond.—Employment according to National Accounts definition (jobs).

The employment rate differs by age and gender. In the age group from 15 to 24 years 51.3% of people were working in 2015. This is rather high by international comparison and due to the popular apprenticeship system in Austria. Looking at men and women separately shows a rather low gender gap in employment: in the age group from 15 to 24 years 54.0% of men and 48.7% of women were employed in 2015. Between 25 and 49 years the employment rate was 87.1% for men and 80.8% for women (2015). A large gender gap in employment can be found in the age group 50 to 64, which is primarily due to the varying retirement age between men and women. The employment rate of men aged between 50 and 64 was 66.4% and the one of women was 54.1% (2015).

The following table sets forth the employment rate in percent by age and gender for the years 2011 through 2015:

Sex	Age	2011	2012	2013	2014	2015
Total	15 to 24 years	53.9	53.7	53.1	52.1	51.3
Total	15 to 64 years	71.1	71.4	71.4	71.1	71.1
Total	15 to 74 years	63.1	63.2	63.1	62.8	63.1
Total	25 to 49 years	84.8	85.0	84.5	84.0	83.9
Total	50 to 64 years	55.6	57.1	58.8	59.4	60.2
Men	15 to 24 years	58.0	57.1	56.4	54.3	54.0
Men	15 to 64 years	76.2	76.2	76.0	75.2	75.1
Men	15 to 74 years	68.4	68.2	67.9	67.2	67.3
Men	25 to 49 years	89.0	88.8	87.9	87.1	87.1
Men	50 to 64 years	62.7	64.2	66.0	66.2	66.4
Women	15 to 24 years	49.8	50.3	49.8	49.9	48.7
Women	15 to 64 years	66.1	66.7	66.9	66.9	67.1
Women	15 to 74 years	58.1	58.4	58.4	58.5	58.9
Women	25 to 49 years	80.6	81.1	81.0	80.8	80.8
Women	50 to 64 years	48.8	50.2	51.8	52.7	54.1

SOURCE: Eurostat, Macrobond, WIFO.—Data according to Labour Force Survey (persons).

Austria’s social security system includes health, maternity, disability and old age benefits, workmen’s compensation, family allowances, supplementary retirement and welfare plans, unemployment benefits and a number of other social services and benefits. In 2015, 99.9% of Austria’s population was covered by health insurance (Organisation of Austrian Social Security, 2016), which is a major part of social security. Social security benefits are paid out of current contributions from employees and employers and by current allocations from the federal budget.

According to ESSPROS (European System of Integrated Social Protection Statistics) the social expenditure to GDP ratio was 28.7% in 2014. In 2014, 43% of the social expenditures were used for old age, 6% for survivors pensions, 25% were spent on health care and sickness, 9% were used for family allowances, 7% for disability, 5% for unemployment policy and 2% for housing and social inclusion.

The Austrian statutory pension system for employees, self-employed persons and farmers in gainful employment includes old-age, surviving and disability pensions. The first pillar is an earnings-related Pay-as-you-go scheme. Occupational and private schemes as second and third pillar have a limited role in overall provisions. About 89% of old age income is out of the first, 4% out of the second and 7% out of the third pillar in 2015. The current statutory retirement age is 65 years for men and 60 years for women with an increase by 0.5 year-steps per year between 2024 and 2033.

In the past decade, major pension reforms were passed by the Austrian parliament with the goal to strengthen the actuarial calculations, to reduce early retirement through abolition of specific types of early retirement schemes, to increase retirement age as well as to increase deductions for each year of early retirement. The deductions for early retirement range from 1.8% per year for heavy workers and 5.1% for long time insured. The maximum replacement rate accrues after 45 insurance years, which means each year of gainful employment counts for 1.78% of the pension payment. As a consequence of these reforms, the pension payments of the new entrants 2015 were on average 3.9% lower than the year before.

To avoid a substitution from early exits from the labor market to disability pension, there was a reform of the disability scheme as well. People born 1964 or later have no access to time-limited disability pensions from January 1, 2014 onwards. The reform is accompanied by a set of measures like rehabilitation programs, upgrade of skills etc. to re-integrate this group of workers into the workforce.

Overall, the reforms had positive effects: the average retirement age increased from 60.8 in 2012 to 61.6 in 2016 (old age pensions) and from 52.5 in 2012 to 54.3 in 2016 (disability pensions) (Organisation of Austrian Social Security, 2016). The employment rate is also increasing, especially among women.

According to the most recent pension projections from 2016 to 2021 by the Austrian “Commission on Long-Term Sustainability of the Pension System”, pension expenditures are increasing from 11.3% of GDP in 2015 to 11.7% of GDP in 2021. In 2015, 2.6% of pension expenditures in relation to GDP were financed out of the federal budget; by 2021 this will increase to 2.9% of GDP. Recent pension reforms led to a dampened growth in pension expenditures. The cost-cutting effects of the pension reforms are partly offset by the fact that the baby boomers are reaching pension age.

Foreign Direct Investments

The amount of inward foreign direct investment decreased by 2.3% in 2016, following a gain of 4.7% in 2015. Inward foreign direct investment mainly originated from the 28 EU member states (56.4%), but this share has been decreasing over the last decade. The largest investors in 2016 were Germany and Italy. All European countries together accounted for 77.6% of inward foreign direct investment. The most important European investors in Austria from outside the EU were Russia (14.7%), as well as Switzerland and Liechtenstein (which together accounted for 6.0% of inward foreign direct investment in Austria). Outside Europe, the United States was the single most important investor in Austria, accounting for 7.0% of the total inward foreign direct investment. Furthermore, the UAE accounted for 2.6% of inward foreign direct investment, while Japan and Brazil held shares of 2.2% and 2.1%, respectively. China’s share increased strongly in 2016 to 0.8% (2015: 0.4%).

Looking at the branch level, banking and insurance operations (-27.5%) and trade (-7.7%) were the largest contributors to the 2.3% overall decrease in foreign direct investment in 2016. Investment in the services sector, which accounted for 87.9% of inward foreign direct investment in 2016, was significantly larger than inward foreign direct investment in the manufacturing sector. Foreign investors have invested mainly in professional, scientific and technical services activities (55.8%), banking and insurance operations (14.5%) and trade (9.6%). Important manufacturing industries in which foreign entities have acquired major interests were the chemical industry (which accounted for 3.9% of total foreign direct investment in 2016) and the manufacturing of transport equipment (which accounted for 2.0% of total foreign direct investment in 2016).

Recent Developments

Refugee Crisis

Due to civil war and war-like operations outside of the European Union, by December 2015, approximately 760,000 people had travelled along the Western Balkans route from Turkey via Greece to Central Europe, creating Europe’s most serious refugee crisis since World War II. This refugee crisis poses major humanitarian, administrative and financial challenges for Austria and the other member states of the European Union.

In order to address the refugee crisis, on September 22, 2015, the Council of the European Union adopted a decision establishing a mechanism to relocate 160,000 persons in clear need of international protection from Italy and Greece and other member states directly affected by the refugee crisis. Further, on September 23, 2015, the European Council unanimously agreed to work on the implementation of a number of measures, including the deployment of migration management support teams in “hotspots” to help member states under the most intense pressure to fulfill their obligations and responsibilities, including identification, registration and fingerprinting of migrants and at the same time ensure relocation and returns. The member states also agreed to contribute at least an additional EUR 1 billion to respond to the urgent needs of refugees in the region by helping the United Nations High Commissioner for Refugees (“UNHCR”), the World Food Program and other agencies. On October 25, 2015, leaders representing the countries along the Western Balkans migration route met in Brussels at the European Commission’s headquarters and agreed to improve cooperation and step-up consultation. In particular, leaders agreed to improve the border management and to increase reception capacities in Greece and in the Western Balkans with support of the UNHCR.

In November 2015, the European Union agreed with Turkey on a joint action plan to increase their cooperation on migration management in a coordinated effort to tackle the refugee crisis and reduce the influx of refugees to Europe. The plan identified a series of collaborative actions to be implemented by the European Union and Turkey with the aim of confronting common challenges in a concerted manner and supplementing Turkey’s efforts in managing the large number of people in need of protection in Turkey. Both parties agreed to increase their active cooperation on maritime rescue operations, improve border management and intensify efforts to tackle criminal human traffickers. In addition, the European Union also committed to increasing political engagement with Turkey, providing Turkey with significant financial support, in particular the provision of EUR 3 billion to finance humanitarian assistance for refugees in Turkey, accelerating the fulfillment of the visa liberalization roadmap and driving forward negotiations for the accession of Turkey to the European Union.

On March 18, 2016, on the basis of the joint action plan, the European Union and Turkey agreed on the implementation of various steps in order to end irregular migration from Turkey to the European Union. These include the return to Turkey of all new irregular migrants crossing from Turkey to the Greek islands on or after March 20, 2016, the resettlement of one Syrian refugee to the European Union for every Syrian refugee being returned to Turkey from the Greek islands, the implementation by Turkey of any measures necessary to prevent the opening of new sea or land routes for irregular migration from Turkey to the European Union, the implementation of a voluntary humanitarian admission scheme once irregular crossings between Turkey and the European Union are ending or have been substantially reduced, and the improvement of humanitarian conditions inside Syria. The European Union also agreed to accelerate the disbursement of the EUR 3 billion to finance humanitarian assistance for refugees in Turkey and to provide additional funding of up to EUR 3 billion through the end of 2018 once the initial EUR 3 billion are close to full utilization. In the context of the March 18, 2016 agreement, the European Union and Turkey also agreed to accelerate the fulfillment of the visa liberalization roadmap between the European Union and Turkey with a view to lifting the visa requirements for Turkish citizens in the European Union by the end of June 2016 at the latest, and to re-energize the process of Turkey’s accession to the European Union.

The majority of migrants and refugees traveled to Germany through Austria. Accordingly, Austria has not only become a major transit route for migrants but also received approximately 90,000 asylum claims in 2015, equivalent to approximately 1% of its population. In February 2016, Austria introduced a daily cap on the number of migrants and refugees allowed to enter the country by which its officials expect to lower the number of asylum claims received in 2016 to approximately 37,500.

EU Referendum in the United Kingdom

On June 23, 2016, the United Kingdom held a national referendum in which a majority of 51.9% voted in favor of the United Kingdom’s withdrawal from the European Union. The formal and legal process of the United Kingdom leaving the EU commenced on March 29, 2017, when the government of the United Kingdom to invoked Article 50 of the Treaty on European Union by notifying the European Council of its intention to withdraw from the EU. The United Kingdom’s membership in the EU is expected to end within two years of the notification unless the European Council, in agreement with the United Kingdom, unanimously decides to extend this period.

FOREIGN TRADE AND BALANCE OF PAYMENTS

Foreign Trade

On January 1, 1995, Austria joined the European Union and since then has taken part in all steps of deeper EU integration and participated in the enlargement process of the EU. In the years 2014 and 2015, Austria commemorated several anniversaries: 25 years since the fall of the Iron Curtain and hence expansion of new market opportunities through the opening-up of Eastern Europe, 20 years of EU and 15 years of EMU, 10 years since the first round of EU enlargement towards Eastern Europe. Over the past 20 years, foreign trade has substantially gained in importance for the Austrian economy. In 2016, exports of goods at current prices (EUR 131.2 billion) corresponded to a share of 37.5% of GDP, compared to 23.9% in 1995. Austrian exports of goods decreased by 0.2% in 2016, after moderate growth rates since 2012. In 2016, imports of goods expanded by 1.5% compared to 2015 and amounted to EUR 135.6 billion at current prices. The import share in GDP increased from 27.6% (1995) to 38.8% (2016). The Austrian trade balance (according to foreign trade statistics and excluding services) amounted to a deficit of EUR 4,375 million, which reflected a deterioration by EUR 2,384 million compared to 2015.

The following table, which should be considered in conjunction with the price indices shown below, shows the exports and imports of goods of Austria in the years 2012 through 2016.

FOREIGN TRADE(1)

Year	Exports (f.o.b.)	Imports (c.i.f.)	Balance of trade	Exports as a percentage of imports
	(Millions of euros)			(%)
2012	123,544	131,982	-8,439	93.6
2013	125,812	130,707	-4,895	96.3
2014	128,106	129,847	-1,741	98.7
2015	131,538	133,529	-1,991	98.5
2016	131,218	135,593	-4,375	96.8

(1)	Based on movements of goods.

SOURCE: STATISTICS AUSTRIA, WDS - WIFO Data System, Macrobond.

Today, around 70% of Austria’s foreign trade is conducted with EU member states. After only moderate growth in exports to the EU 28 since 2012, Austria’s exports to the European market grew by 3.0% in 2015 as compared to 2014, but expanded only modestly by 0.3% in 2016. Accounting for 30.5% of exports and 37.2% of imports, Germany represents Austria’s most important trading partner. In 2016, exports to Germany increased by 1.5%, while imports from Germany grew by 2.3% compared to 2015. Hence, the moderate export performance to Germany contributed most to the overall export development. In general, Austria’s international trade links are still highly concentrated among the Common European Market. In particular, Austria’s trade relations with the EU-13, the new member states since 2004, account for 17.6% of total exports and 14.7% of total imports. While exports to the EU-15 and the Euro area expanded modestly in 2016 (+0.4% and 0.7%, respectively), exports to the EU-13 remained unchanged (0.0%). Additionally, exports to countries outside of the European Union developed poorly and decreased by a total of 1.5%; exports to the United States (-3.9%) declined strongly. The export share of the United States represented 6.7% of total exports, and the United States still constitutes Austria’s second most important trading partner. Accounting for 2.5% of total exports, China ranks tenth among the top export destinations of Austria; in 2016 nominal values increased slightly by 0.3%. In terms of product groups, exports of machinery and transport equipment represent by far the most important group of Austrian exports, but increased only modestly by 0.3% in 2016.

Changes in the volume of exports and imports, in export and import prices and in Austria’s terms of trade, i.e., the relationship of the prices of exported goods to the prices of imported goods, are shown in the following table.

INDICES OF FOREIGN TRADE(1)

(2010 = 100)

	Exports (f.o.b.)		Imports (c.i.f.)		Terms of trade(2)
Year	Price index	Volume index	Price index	Volume index
2012	104.7	107.8	108.2	107.3	96.8
2013	103.8	110.8	107.4	107.1	96.7
2014	102.9	113.8	105.9	107.9	97.2
2015	101.9	118.0	103.0	114.1	98.9
2016	100.5	119.4	100.5	118.7	100.0

(1)	Based on movements of goods.
(2)	Export price index divided by import price index, expressed in percentages.

SOURCE: STATISTICS AUSTRIA, WDS—WIFO Data System, Macrobond.

The following table summarizes the composition of Austria’s exports and imports by product groups for the years 2012 through 2016.

EXPORTS AND IMPORTS BY PRODUCT GROUPS(1)

	2012	2013	2014	2015	2016	Percentage of 2016
	(Millions of euros)
Exports (f.o.b.):
Food and live animals	6,677	7,126	7,412	7,426	7,555	5.8
Beverages and tobacco	1,785	1,672	1,680	1,990	2,098	1.6
Crude materials, inedible except fuels	3,833	3,869	3,813	3,944	4,129	3.1
Mineral fuels, lubricants and related materials	4,524	3,382	3,059	2,570	2,213	1.7
Animal and vegetable oils, fats and waxes	209	239	184	164	217	0.2
Chemicals and related products, n.e.s.	16,456	16,653	17,795	17,914	17,806	13.6
Manufactured goods classified chiefly by material(2)	28,198	27,541	28,150	28,790	28,155	21.5
Machinery and transport equipment	46,963	49,258	50,014	52,384	52,541	40.0
Miscellaneous manufactured articles	14,898	16,072	15,999	16,356	16,505	12.6

Total exports(3)	123,544	125,812	128,106	131,538	131,218	100.0

Imports (c.i.f.):
Food and live animals	7,914	8,363	8,656	9,010	9,198	6.8
Beverages and tobacco	921	833	833	810	879	0.6
Crude materials, inedible except fuels	6,308	5,928	5,741	5,594	5,332	3.9
Mineral fuels, lubricants and related materials	17,297	14,758	13,010	10,524	8,906	6.6
Animal and vegetable oils, fats and waxes	442	380	369	374	412	0.3
Chemicals and related products, n.e.s.	16,448	16,989	17,647	18,387	18,619	13.7
Manufactured goods classified chiefly by material(2)	20,310	19,834	20,093	20,993	21,181	15.6
Machinery and transport equipment	42,068	43,232	42,907	45,522	48,444	35.7
Miscellaneous manufactured articles	20,274	20,392	20,590	22,316	22,623	16.7

Total imports(3)	131,982	130,707	129,847	133,529	135,593	100.0

(1)	Based on movement of goods.
(2)	Semi-finished and finished products.
(3)	Amounts may not add due to rounding.

SOURCE: STATISTICS AUSTRIA, WDS - WIFO Data System, Macrobond.

The following table shows the geographic distribution of Austria’s foreign trade for the years 2012 through 2016.

EXPORTS AND IMPORTS BY GEOGRAPHIC AREA(1)

	2012	2013	2014	2015	2016	Percentage of 2016
	(Millions of Euros)
Exports (f.o.b.):
EU countries(2)
Germany	37,843	37,873	38,082	39,477	40,055	30.5
Italy	8,447	8,228	8,237	8,259	8,380	6.4
United Kingdom	3,406	3,602	3,943	4,179	4,098	3.1
Czech Republic	4,471	4,388	4,355	4,727	4,790	3.7
Hungary	3,688	3,851	4,290	4,318	4,373	3.3
Other EU countries	27,532	28,798	29,281	29,873	29,417	22.4

Total EU countries	85,387	86,740	88,187	90,833	91,112	69.4
Other countries
Switzerland	6,232	6,337	6,686	7,121	7,169	5.5
Russian Federation	3,185	3,472	3,194	1,978	1,883	1.4
Other Eastern European countries(3)	2,059	2,089	1,878	1,693	1,802	1.4
United States	6,932	7,060	7,781	9,083	8,727	6.7
Japan	1,313	1,346	1,331	1,350	1,332	1.0
China	3,031	3,136	3,380	3,305	3,314	2.5
All other countries	15,404	15,631	15,670	16,176	15,879	12.1

Total exports(4)	123,544	125,812	128,106	131,538	131,218	100.0

Imports (c.i.f.):
EU countries(2)
Germany	49,587	49,020	48,543	49,244	50,390	37.2
Italy	8,209	8,007	8,033	8,200	8,381	6.2
United Kingdom	2,183	2,044	2,306	2,446	2,691	2.0
Czech Republic	4,894	5,264	5,405	5,577	5,872	4.3
Hungary	3,761	3,729	3,824	3,457	3,510	2.6
Other EU countries	25,166	25,107	24,373	25,103	25,957	19.1

Total EU countries	93,800	93,170	92,485	94,027	96,801	71.4
Other countries
Switzerland	6,870	6,822	6,633	7,498	7,178	5.3
Russian Federation	4,094	3,189	2,295	2,436	2,430	1.8
Other Eastern European countries(3)	1,572	1,544	1,557	1,490	1,549	1.1
United States	4,114	4,318	4,404	5,255	5,019	3.7
Japan	1,780	1,690	1,746	1,867	1,975	1.5
China	6,751	6,788	7,323	7,957	7,953	5.9
All other countries	13,002	13,186	13,404	12,999	12,688	9.4

Total imports(4)	131,982	130,707	129,847	133,529	135,593	100.0

(1)	Based on movements of goods.
(2)	The EU consists of Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovak Republic, Slovenia, Spain, Sweden and the United Kingdom.
(3)	Albania, Belarus, Bosnia and Herzegovina, Kosovo, Macedonia, Moldova, Montenegro, Serbia, Ukraine.
(4)	Amounts may not add due to rounding.

SOURCE: STATISTICS AUSTRIA, WDS—WIFO Data System, Macrobond.

Balance of Payments

The following table shows the balance of payments of Austria with all countries and the net change in official international reserves of the Oesterreichische Nationalbank (“OeNB”), the central bank of the Republic of Austria, for the years 2012 through 2016.

BALANCE OF PAYMENTS(1)

	2012	2013	2014	2015	2016
	(Millions of Euros)
Current account	4,725	6,294	7,895	6,478	6,002
Goods	-3,161	-996	1039	1,498	-186
Exports	124,660	123,695	124,976	128,150	129,077
Imports	127,822	124,691	123,935	126,651	129,262
Services	10,670	10,190	9,408	10,015	10,270
Exports	45,053	48,610	50,707	52,396	54,323
Imports	34,382	38,420	41,300	42,380	44,054
Primary income	405	1,018	697	-1,641	-610
Secondary income	-3,190	-3,917	-3,250	-3,384	-3,473
Capital account	-449	-490	-353	-1,749	-628
Financial account	5,233	10,922	2,604	4,901	6,665
Direct investment	10,208	7,886	-1,974	6,228	-1,017
Portfolio investment	-5,751	-2,192	12,452	13,211	21,886
Other investment(2)	883	8,645	-8,618	-13,867	-14,245
Financial derivatives	-1,050	-3,810	-1,386	-358	-410
Reserve assets	935	396	2,129	-309	451
Errors and omissions	947	5,116	-4,939	163	1291

(1)	New presentation scheme BPM6. Amounts may not add due to rounding.
(2)	Includes currency and deposits, loans, trade credit and advances, SDR allocations, etc.

SOURCE: WDS—WIFO Data System, Macrobond.

In 2016, the current account surplus amounted to EUR 6 billion, or 1.7% of gross domestic product. The surplus resulted primarily from net services exports in the amount of EUR 10.3 billion. The balance of goods turned slightly negative at -0.1% of gross domestic product for 2016, after surpluses in 2014 and 2015 (0.3% and 0.4% of gross domestic product, respectively). The balance of international capital flows regained some strength in 2016, masking a substantial reduction (of EUR 26 billion) in assets and liabilities associated with the liquidation of treasury management activities by a special purpose entity of a foreign holding company. Assets and liabilities in the narrow definition of foreign direct investments declined against the previous year, reflecting the consolidation of the Eastern European business by a large foreign bank. The ECB asset purchase program caused considerable disinvestment in fixed interest bonds by foreign investors, resulting in a large surplus (of almost EUR 22 billion) of portfolio investments.

FOREIGN EXCHANGE

Foreign Exchange Rates

On January 1, 1999, the euro was introduced as the legal currency of participating Member States of the European Union. During a transition period from January 1, 1999 until December 31, 2001, the Austrian schilling (ATS) was a non-decimal unit of the euro, expressed by the conversion rate irrevocably fixed on December 31, 1998 at ATS 13.7603 per 1 euro. Both the euro and the schilling were initially legal tender in Austria. Euro coins and bank notes became available on January 1, 2002. The Austrian schilling ceased to be legal tender at the end of February 2002.

The following table shows the average exchange rates of the euro to the dollar during the periods indicated.

EXCHANGE RATES OF THE EURO

Annual average
2012	1.286
2013	1.328
2014	1.329
2015	1.110
2016	1.107
Monthly average
January 2017	1.061
February 2017	1.064
March 2017	1.069
April 2017 (through April 25, 2017)	1.069

SOURCE: WDS - WIFO Data System, Macrobond.

The exchange rate of the euro started into the year 2016 at 1.0898 USD per EUR on January 4 and closed the year at 1.0541 USD per EUR. During 2016, the euro reached its low at 1.0364 USD per EUR in December and its high at 1.1569 USD per EUR in early May.

BANKING SYSTEM AND MONETARY POLICY

Oesterreichische Nationalbank (“OeNB”)—Central Bank of Austria

The following is a general description of the Austrian banking system as part of the European central bank system, which is defined by the Treaty establishing the European Community, as amended by the Treaty establishing the European Union (the Maastricht Treaty) (hereinafter the “EC Treaty”) and the Statutes of the European System of Central Banks and of the European Central Bank. The role of Austria’s central bank in this system is also defined by the Austrian National Bank Act.

The OeNB, established by Austrian Federal Law in 1922, is the central bank of Austria. It is a joint stock company, 100% of whose shares are owned by the Republic of Austria by law.

The OeNB is supervised by a General Council (Generalrat) consisting of ten members: the President and Vice-President of the OeNB, and eight members appointed by the Federal Government for a term of five years. Pursuant to the National Bank Act, the members of the General Council shall comprise senior members from the practical sphere of the economic life besides lawyers and economists. The daily business of OeNB is run by the Directorate (Direktorium) consisting of the Gouverneur, the Vice-Gouverneur and two other members.

Like any other company in which the Republic of Austria holds a stake of at least 50% of the capital, the OeNB is subject to control by the Court of Accounts (Rechnungshof).

European System of Central Banks: Upon Austria’s entry into the final stage of the European Monetary Union on January 1, 1999, the OeNB became an integral part of the European System of Central Banks (“ESCB”). The ESCB, which consists of the European Central Bank (“ECB”) and the national central banks (“NCBs”) of those EU member states participating in monetary union, was established for the conduct of the single European monetary policy. The ESCB’s primary objective is to maintain price stability. In addition, and without prejudice to this objective, the ESCB supports the general economic policies in participating countries. Its basic functions are to define and implement the monetary policy of the euro area; to conduct foreign exchange operations; to hold and manage the official foreign reserves of the Member States; and to promote the smooth operation of payment systems. The process of decision-making in the ESCB is centralized through the decision-making bodies of the ECB, namely the ECB’s Executive Board and its Governing Councils.

The sole shareholders of the ECB are the NCBs of the Member States. Each NCB’s capital share is based on the respective Member State’s share in the population and the GDP of the EU. As of January 1, 2015, the OeNB had a share of 1.96% in the subscribed capital of the ECB.

By establishing the ECB, the participating Member States abandoned some of their sovereignty over monetary policy, but the NCBs retain all of the functions that are not transferred to the ECB.

The ECB requires credit institutions established in the participating Member States, including OeKB, to hold minimum reserves on accounts with the national central banks, which, in OeKB’s case, are held by OeNB. OeKB calculates the minimum reserve requirements according to the relevant ECB regulations. The ECB may at any time change the reserve ratios. Liabilities to other institutions subject to the ECB’s minimum reserve system and liabilities to the ECB and the national central banks are not included in the reserve base.

Single Supervisory Mechanism (SSM): The ECB took on new banking supervision tasks as part of a single supervisory mechanism. The SSM created a new system of financial supervision comprising the ECB and the national competent authorities of participating EU countries. Among these EU countries are those whose currency is the euro and those whose currency is not the euro but who have entered into close cooperation with the SSM. Specific tasks relating to the prudential supervision of credit institutions were conferred on the ECB according to Article 127(6) of the Treaty on the Functioning of the European Union. The main aims of the SSM are to ensure the safety and soundness of the European banking system and to increase financial integration and stability in Europe. The ECB is responsible for the effective and consistent functioning of the single supervisory mechanism, cooperating with the national competent authorities of participating EU countries. The ECB assumed its new banking supervision responsibilities in November 2014, 12 months after the regulation creating the supervisor entered into force.

Banking System

As of the end of September 2016, Austria had a total of 683 independent banks (Kreditinstitute, or credit institutions), which are classified into seven sectors on the basis of their legal status:

•	41 joint stock banks and private bankers

•	49 savings banks

•	10 regional mortgage banks

•	452 rural credit cooperatives

•	27 small business credit cooperatives

•	4 building and loan societies

•	71 special purpose banks

•	29 branches of foreign banks

From the end of 2015 to the end of September 2016, the number of credit institutions in Austria decreased by 56 from 739 to 683. The development was driven by mergers of small banks, mainly cooperative banks (Raiffeisenbanken, Volksbanken), in order to create bigger and more competitive units. This process is continuing and will lead to a further reduction of banks in 2017.

Unless otherwise specified, data in this section refer to all Austrian-based credit institutions, including those under foreign ownership.

Business Activity and Earnings Situation. The aggregate total assets of all Austrian-based credit institutions decreased by 3.1% in 2016 compared with 2015. Loan demand of the non-bank sector slightly increased compared to 2015 by 1.8%, with an increase of loan demand of private households and of non-financial corporations by 3.1% and by 1.4% respectively, and a decrease of general government by 1.3%. Growth of domestic nonbanks’ deposits was 4.4% in 2016, mainly due to an increase in demand deposits (+10.1%), while time deposits increased slightly (+1.0%). Savings deposits remained fairly stable (-0.3%) and direct domestic issues by banks declined by 7.8% in 2016.

In 2016, the total operating profit of all Austrian-based credit institutions decreased by 22.9% compared to 2015. Equally, 2016 saw a decrease in interest income (-5.1%), in commission income (-11.9%), as well as in income from financial transactions (-37.6%), however there was a slight increase in securities and participating interests (+4.8%). Operating income decreased by 8.8%, and operating expenses slightly decreased (-1.6%). As a result, the cost/income ratio increased to 71.4%. Six Austrian banks (Erste Group, BAWAG P.S.K, Österreichische Volksbanken AG, Raiffeisen Zentralbank as well as two Raiffeisen Landesbanks) together with Italy-owned UniCredit Bank Austria and the Russian owned Sberbank Europe AG and VTB Bank AG are supervised under the Single Supervisory Mechanism (SSM).

Hypo Alpe Adria wind-down. In December 2009, the Republic of Austria acquired the entire share capital of Hypo Alpe-Adria-Bank International AG from its previous shareholders. Subsequently, several state support measures were granted to Hypo Alpe Adria and the state aid procedure with the European Commission was conducted. In September 2013, a final resolution plan was approved and the state aid was agreed by the European Commission. According to the resolution plan, Hypo Alpe Adria was required to sell its

Austrian bank subsidiary and its banking network in Southeastern Europe by June 30, 2015. The Austrian bank subsidiary was sold in December 2013. The sale of the former Southeastern European banking network closed on July 17, 2015. The remaining parts of the Hypo Alpe Adria group have discontinued all business activities and are marked for wind-down.

On August 1, 2014, the Federal Act on the Construction of a wind down entity (GSA, Gesetz zur Schaffung einer Abbaueinheit) entered into force. As of October 30, 2014, Hypo Alpe-Adria-Bank International AG’s license to conduct banking activities pursuant to the Austrian Banking Law terminated and the (former) bank continued its operations as a wind-down entity called Heta Asset Resolution AG (“HETA”).

Further, at the end of 2014, the Banking Resolution and Recovery Directive (BRRD) was transposed into Austrian law with the Banking Resolution and Restructuring Act (BaSAG, Bankensanierungs- und Abwicklungsgesetz). It entered into force on January 1, 2015, pursuant to which certain costs of wind-down were intended to be shared with creditors and owners.

On February 27, 2015, the preliminary results of an asset quality review conducted as part of the liquidity- and wind-down-plan indicated a shortfall in HETA’s capital in the range between EUR 4.0 billion and EUR 7.6 billion. A change in the accounting and valuation approach form “going concern” to “gone concern” led to a EUR 7.9 billion loss in the stand-alone financial statements for 2014 and a capital shortfall of EUR 7.0 billion. HETA’s management board therefore determined that objective and specific indications existed to suggest that HETA would not be able to repay its debts and to meet its liabilities when due in the near future. On March 1, 2015, the Austrian Financial Market Authority (FMA) in its capacity as resolution authority issued an administrative decision initiating the resolution of HETA. The FMA furthermore imposed a temporary moratorium on payments of HETA’s debt, including securities guaranteed by Carinthia, until May 31, 2016 in order to draw up a resolution plan.

HETA’s semi-annual financial statements for the first half of 2015 reflected a further loss of EUR 1.1 billion, mainly due to the revocation of the Act on Restructuring Measures for Hypo Alpe-Adria-Bank International AG of 2014 by the Constitutional Court of Austria (EUR 0.8 billion) and further expenditures in connection with the sale of the Southeastern European banking network (EUR 0.2 billion). The winding-down of HETA’s remaining assets is planned to be achieved within a period of five to seven years.

On April 10, 2016 the FMA issued the key features for the further steps for the resolution of HETA. The most significant measures are a 100% bail-in for all subordinated liabilities, a 53.98% bail-in, resulting in a 46.02% quota, for all eligible senior liabilities, the cancellation of all interest payments since March 1, 2015, when HETA was placed into resolution, as well as a harmonization of the maturities of all eligible liabilities to December 31, 2023. The FMA stated further that, according to the current resolution plan for HETA, the wind-down process should be concluded by 2020, although the repayment of all claims as well as the legally binding conclusion of all currently outstanding legal disputes will realistically only be concluded by the end of 2023 and that only at that point will it be possible to finally distribute the assets and to liquidate the company.

Various creditors of HETA debt securities (“HETA Debt Instruments”) guaranteed by Carinthia have brought claims or announced their intention to pursue claims against Carinthia under the deficiency guarantee. Austrian law does not provide that the Republic of Austria is liable for the indebtedness of the provinces, including Carinthia.

On November 11, 2015, the Republic of Austria and the Free State of Bavaria agreed on an out-of-court settlement in order to resolve certain disputes pending between the Republic of Austria, HETA, Bayerische Landesbank and Kärntner Landesholding in relation to the purchase of Hypo Alpe-Adria-Bank International AG shares by the Republic of Austria from Bayerische Landesbank in 2009. The settlement provides for the suspension of nearly all proceedings, the waiver of all disputed claims relating to these proceedings and the pre-payment by the Republic of Austria of a sum of EUR 1.23 billion to Bavaria.

On May 18, 2016, the Republic of Austria, represented by the Minister of Finance, and a significant number of HETA creditors signed a Memorandum of Understanding (“MoU”) through which the parties confirmed their intention to settle the restructuring of the HETA Debt Instruments. The MoU provides that the KA-F (Carinthian Compensation Payment Fund) will submit a public offer to which the province of Carinthia will contribute an amount of EUR 1.2 billion. The remaining funds are to be provided by the Republic, which will thereby pre-finance to a large extent the recovery from the HETA resolution.

This public tender offer was published on September 6, 2016 by the KA-F, and was accepted on October 10, 2016 by holders representing 98.71% of the aggregate outstanding nominal amount of all debt instruments subject to the offer. This includes 99.55% of the aggregate outstanding nominal amount of the senior debt instruments and 89.42% of the aggregate outstanding nominal amount of the subordinated debt instruments.

The creditors were offered a cash payment of 75% for senior HETA Debt Instruments and 30% for subordinate HETA Debt Instruments. Alternatively, they were offered a zero coupon bond of the KA-F with a maturity of about 18 years, and guaranteed by the Republic of Austria, to which senior creditors were allowed to subscribe in a ratio of 1:1, and subordinate creditors in a ratio of 2:1. As an alternative for very long-term oriented subordinate creditors, a zero coupon assignable loan issued by the Austrian treasury with a maturity of about 55 years was offered. The vast majority of creditors decided for the zero coupon bond of KA-F.

Exposure to Peripheral European Countries and Eastern Europe Regions and Countries

As of June 30, 2016, the total international exposure (claims) of Austrian banks amounted to EUR 323 billion or 92% of Austrian GDP. As Austrian banks have strongly focused their activities on countries in Central, Eastern and Southeastern Europe (“CESEE”), they are only marginally exposed to the “peripheral” euro zone markets that faced difficult economic conditions, namely Cyprus, Spain, Greece and Portugal. The exposure of Austrian banks to CESEE is fairly large, but broadly diversified. At March 31, 2016, majority-Austrian-owned banks had a total exposure of EUR 187 billion to the CESEE area, which represents a decrease of 5.1% compared to December 31, 2015. The integration of the Austrian banking sector with this region continues to be broadly based, with the EU member states—some of which have recently again been facing higher political risks—accounting for as much as 88% of the exposure. In the first quarter of 2016, the CESEE subsidiaries generated a return on assets of approximately 1.2% (up from 0.7%).

The profitability of Austrian banks’ CESEE subsidiaries improved considerably in the first quarter of 2016, displaying a year-on-year increase of 41% to EUR 0.9 billion. As in the last few years, Austrian subsidiaries in the Czech Republic, Russia, Slovakia and Turkey provided substantial profit contributions. While the net results of banks in the Czech Republic and Slovakia remained stable at previous levels, the net results of banks in Russia declined. The latest net result for Romania was the first significantly positive one in years, following a period marked by strong earnings volatility. At the same time, Croatian subsidiaries once again posted a profit following the marked negative net result of 2015.

Due to a still weak macroeconomic environment, credit quality continued to decrease. The aggregate loan loss provision ratio of Austrian banks’ CESEE subsidiaries stood at around 6.8% in March 2016. The foreign currency loan volume of Austrian banks’ subsidiaries in CESEE amounted to EUR 71 billion in June 2015 and was mainly denominated in euro. Although this still represents another challenge for Austrian banks, there is nevertheless further potential for growth in the region and, thanks to their broadly diversified exposure, Austrian banks are well positioned to exploit strategic growth opportunities.

Austrian banks, which in the aggregate compared to other countries’ banks are the non-domestic banks most exposed (measured relative to total bank asset size) to the Russian and Ukrainian markets, are exposed to increased risk of credit default in these markets resulting from the political tensions between Russia and Ukraine and the current international sanctions against Russia. As of March 31, 2015, Austrian banks’ exposure to Russia and Ukraine amounted to EUR 12.8 billion and EUR 2.9 billion respectively.

Monetary Policy

In order to fulfill the mandate of maintaining price stability, the EC Treaty accords the Eurosystem (term used to refer to the ECB and the NCBs of the Member States that have adopted the euro) a considerable degree of institutional independence, albeit supplemented by extensive obligations concerning transparency and accountability.

The Eurosystem’s stability-oriented monetary policy, which was announced in October 1998 and thoroughly evaluated four and a half years after the introduction of the euro in May 2003, consists of three main elements: a quantitative definition of price stability, a broadly based assessment of the outlook for price developments, and a prominent role for money in the assessment of risks to price stability. The last two elements are also referred to as the two pillars which structure the comprehensive analysis on which monetary policy decisions are based. While the economic analysis identifies short to medium-term risks to price stability, the monetary analysis should help assessing medium to long-term trends in inflation.

The Eurosystem has a variety of monetary policy instruments at its disposal to manage liquidity. As an integral part of the Eurosystem, one of the main tasks of the OeNB is to carry out monetary policy operations in Austria.

The euro money market, in which the TARGET (Trans-European Automated Real-time Gross settlement Express Transfer) System payment system plays an important role, has continued to operate with increasing efficiency. The number of cross-border transactions was considerably higher than before the start of the Eurozone, and some banks managed at times to get liquidity in the unsecured segment at conditions at least as favorable as the minimum bid rate in the tender operations.

As of the last maintenance period in 2016 – lasting from October 26, 2016 to December 13, 2016 – the Austrian share amounted to approximately 2.9% of the total Eurozone reserve requirement. The minimum reserve ratio applicable to the liability base of banks was left unchanged at 1% in 2016. In the course of 2016, required reserves remained stable at approximately EUR 3.4 billion in the last maintenance period in 2016 compared to the corresponding period in 2015. Minimum reserves accrue interest on the basis of the marginal rate that the Eurosystem charges for its main refinancing operations. The ECB has lowered the rate in March 2016 from 0.05% to a historic low of 0.00%.

The following table sets out Austria’s official reserve assets as at December 31, 2014, 2015 and 2016.

		December 31, 2014	December 31, 2015	December 31, 2016
Official Reserve Assets		20,542	20,424	22,159
1.	Foreign currency assets (in convertible foreign currencies)	5,863	8,855	9,213
	(1a) Securities	5,232	7,972	8,838
	(1b) total currency and deposits with:	631	883	374
	(i) other national central banks BIS and IMF	246	524	205
	(ii) banks headquartered in the euro area and located abroad	0	0	0
	(iii) banks headquartered and located outside the euro area	538	359	169
2.	IMF reserve position	986	761	979
3.	SDRs	1,901	2,067	2,070
4.	Gold (including gold deposits and gold swapped)	8,892	8,761	9,885
	- volume in millions of fine troy ounces	9	9	9
5.	Other reserve assets	-13	-20	12
	- financial derivatives	-13	-20	12
	Other Foreign Currency Assets	826	1,215	1,940
	- securities not included in official reserve assets	834	1,040	1,314
	- deposits not included in official reserve assets	0	184	632
	- loans not included in official reserve assets	0	0	0
	- financial derivatives not included in official reserve assets	-8	-9	-5

SOURCE: OeNB, Austrian Federal Financing Agency.

The ECB has exclusive authority for the issuance of banknotes within the euro area. Since Austria joined the European Economic and Monetary Union, the OeNB publishes data on the number of banknotes in circulation, calculated by the ECB in accordance with decision ECB/2001/15. According to these calculations, there were EUR 28,893 million banknotes in circulation in Austria as at December 31, 2016.

Recent Policy Responses to the Global Financial and Economic Crisis. In response to the tensions in the financial markets and the loss of confidence in the financial sector overall in the wake of the global financial and economic crisis, a number of measures were taken at the EU and euro area level in recent years to restore confidence in the financial sector and prevent market disruptions. These measures were, or continue to be, mainly directed at preserving adequate capitalization of financial institutions, at enhancing credit support measures to improve bank lending and liquidity in the euro area money market, at safeguarding the flow of credit from financial institutions to the real economy and, most recently, at addressing the risk of a prolonged period of low inflation. A central role was, and continues to be, played by the ECB, which introduced a number of non-standard monetary policy measures, including, among others, asset purchase programs, long-term refinancing operations and measures aimed at increasing collateral availability. These measures are unprecedented in nature, scope and magnitude and aim to safeguard the primary objective of price stability and ensure an appropriate monetary policy transmission mechanism.

In September 2012, the ECB announced Outright Monetary Transactions in secondary markets for euro-denominated sovereign bonds in the euro area aimed at enabling the ECB to address severe distortions in government bond markets. In June 2014, the ECB announced several measures designed to enhance the functioning of the monetary policy transmission mechanism by supporting lending to the real economy. In particular, the ECB decided to conduct a series of targeted longer-term refinancing operations (“TLTROs”). These TLTROs are aimed at improving bank lending to the euro area non-financial private sector (defined as euro area households and non-financial corporations), excluding loans to households for mortgage purchases, for a period of two years. Through its asset purchase program, which currently consists of a covered bond purchase program, an asset-backed securities purchase program, a public sector purchase program and a corporate sector purchase program, the ECB seeks to provide monetary stimulus to the economy in a context where key ECB interest rates are at their lower bound and to further ease monetary and financial conditions, making access to financing cheaper for firms and households. Monthly purchases of public and private sector securities are currently intended to amount to EUR 60 billion. The ECB has announced that it intends to carry out these purchases until the end of 2017 and in any case until the Governing Council sees a sustained adjustment in the path of inflation that is consistent with its aim of achieving inflation rates below, but close to, 2% over the medium term. Furthermore, in March 2016, the ECB announced four additional TLTROs with four-year maturities (“TLTROs II”) to be conducted quarterly from June 2016 to March 2017. Counterparties exceeding the lending benchmark will borrow at an interest rate that can be as low as the interest rate on the deposit facility. This means that these counterparties will, in fact, be paid for their lending efforts if they exceed their benchmarks since the interest rate on the deposit facility is currently below zero. Like the previous TLTROs, the TLTROs II are intended to promote bank lending to the euro area non-financial private sector and again exclude mortgage loans. Banks will be able to borrow larger amounts through TLTROs II compared to the previous TLTROs.

REVENUES AND EXPENDITURES

Federal Budget

Since 2009, the annual budget process on the federal level has been split into two parts: the preparation of the Medium-Term Expenditure Framework (“MTEF”) in the spring and the annual budget, which is based on the MTEF.

The MTEF, concerning only the federal government and accompanied by the presentation of a Budget Strategy Report, was introduced in January 2009 in order to enhance budgetary stability. Under the new rules, the Parliament is obliged to adopt a four-year plan, setting binding expenditure limits in nominal terms for the five main budgetary headings. Annually in the spring, the Parliament rolls the four-year plan forward by one year. The expenditure ceilings are either fixed or flexible. Flexible expenditure ceilings are used for areas exposed to cyclical fluctuations, such as social security allocations. Ceilings are also set at the sub-heading level, or “chapters”, but these are binding only for the following year and are only indicative for the remaining three years. The MTEF is intended to serve as a basis for the planning, implementation and control of the priorities and budgetary objectives set out by the government. For the annual budget, the broad expenditure categories by chapter have to be broken down to each appropriation account. Fixed expenditure items are required to be consistent with the MTEF, and budgeted amounts for variable expenditure items are set based on the current economic forecast. Deviations from the ceilings are only permitted to the extent of the amount of existing reserves and additional revenues. For each ministry, any unspent appropriations at the end of the year may be accrued as reserves, thereby encouraging a more efficient use of resources. Both the MTEF and the annual budget must be approved by Parliament. If the estimated funds of the budget or fixed expenditure ceilings of the MTEF are not sufficient, an amendment to the budget law or the MTEF, respectively, would be required to be passed by Parliament. Budget deficits are financed by government borrowing either domestically or externally.

Pursuant to the Federal Constitution, the Rechnungshof (the Court of Accounts) is mandated with the audit of the administration of the finances of the federal government and its constituent provinces and of their annual financial statements. The Rechnungshof is independent from the executive branch and reports directly to the Nationalrat. It is responsible for the compilation of the budget outcome report to be submitted annually to the Nationalrat, for assistance in the contracting of indebtedness for moneys borrowed (federal debt documents have to be countersigned by the president of the Rechnungshof), for the control of administration expenditures, and for assistance in issuing certain government decrees.

The figures of the federal budget are presented on a cash basis and cover only parts of the Austrian government sector. For international comparison and assessment of the Austrian fiscal position, budget figures for the “general government sector” have to be prepared in accordance with the accrual based system of national accounts. In addition to the federal budget, the “general government sector” as defined in the Maastricht treaty and in the 2010 European System of Accounts (ESA 2010) also includes the provincial governments (Länder), the local authorities (Gemeinden) and the social security sector.

Deficit Restrictions and Excessive Deficit Procedure under the Treaty of Maastricht and the EU Stability and Growth Pact

To ensure continuous budgetary discipline in the European Monetary Union, the Member States agreed on the Treaty of Maastricht (the “Treaty”) in 1992 as well as on the main elements of a Stability and Growth Pact (the “Pact”) in 1997.

According to the Treaty, the ratio of gross government debt to GDP of a Member State must not exceed 60% at the end of the preceding fiscal year. If the debt ratio is in excess of 60% of GDP and the gap between the debt ratio and the 60% reference value is, on average, reduced by 1/20th annually, the fiscal requirements are considered to be met; the 1/20 debt reduction rule is designed such that one-off measures like the debt effects due to the financial crisis or debt accrued due to crisis support to other Member States will be subtracted before the 1/20 reduction assessment is applied.

According to the Pact, which was last amended in 2011, Member States must converge and adhere to their medium-term budgetary objectives in order to ensure the long-term sustainability of public finances and to minimize the risk of government deficits exceeding the reference value of 3% of GDP under the Treaty on the Functioning of the European Union (“TFEU”). In addition, 25 Member States, including Austria, agreed on national “debt brakes”, pursuant to which the structural deficit may not exceed 0.5% of

GDP after a transition period. Under the TFEU and the Pact, a Member State whose general government deficit exceeds the reference value of 3% of GDP becomes subject to the Excessive Deficit Procedure (“EDP”). Under the EDP, the Economic and Financial Affairs Council (the “Ecofin Council”) determines whether an excessive deficit exists. The Ecofin Council is composed of Economics and Finance Ministers of the Member States. If it determines that an excessive deficit exists, the Ecofin Council, based on a recommendation by the European Commission, will recommend corrective measures aimed at correcting the excessive deficit and will review the corrective measures taken by the Member State. For those Member States whose currency is the euro, the Pact contemplates a set of financial sanctions. After the amendment of the Pact in 2011, those Member States can be required to provide a non-interest bearing deposit of up to 0.2% of the previous year’s national GDP upon the determination that an excessive deficit exists. If the Ecofin Council, after reviewing a Member State’s corrective measures, decides that no effective action has been taken to correct the excessive deficit, it can impose a fine of up to 0.2% of the previous year’s national GDP. The Ecofin Council takes these decisions by using the reversed qualified majority voting rule, i.e. a Commission’s recommendation on financial sanctions will be adopted, unless the Ecofin Council decides with a qualified majority to reject the Commission’s recommendation. However, the Pact provides that the 3% limit may be exceeded temporarily without triggering an EDP in the case of a severe economic downturn or when the deviation is the result of an unusual event outside of the control of the Member State concerned, provided that the deviation does not endanger the sustainability of the fiscal position over the medium term.

Treaty on Stability, Coordination and Governance in the European Economic and Monetary Union

On January 1, 2013, the Treaty on Stability, Coordination and Governance in the European Economic and Monetary Union was ratified by twelve Euro Area Member States and entered into force. Its provisions are binding for Euro Area Member States, while the other Member States will only be bound if they adopt the euro, unless they declare their intention to be bound by certain provisions of the treaty at an earlier date. The core set of rules aims at further strengthening fiscal discipline within the euro area and is also known as the “fiscal compact”. The Treaty on Stability, Coordination and Governance in the European Economic and Monetary Union is not EU law but an entirely new intergovernmental agreement. Therefore, the fiscal compact does not replace the Pact, but is applicable in parallel to the Pact and reinforces its rules. The fiscal compact requires contracting parties to ensure convergence towards the country-specific medium-term budgetary objectives, as defined in the Pact, with an upper limit of a structural deficit of 0.5% of GDP. In the event of a deviation from this rule, an automatic correction mechanism will be triggered, with escape clauses for exceptional circumstances. These budget rules were required to be transposed into national law through provisions of “binding force and permanent character, preferably constitutional” no later than one year after the entry into force of the treaty, i.e., by January 1, 2014 at the latest. If a contracting party does not comply with this obligation, the matter will automatically be brought before the EU Court of Justice. The court’s judgment would be binding, and, in the case of non-compliance with the judgment, could be followed up with a penalty of up to 0.1% of GDP, payable to the European Stability Mechanism (“ESM”) in the case of Euro Area Member States. A full assessment of the transposition of the fiscal compact into national law is scheduled to be concluded by mid-2015. Moreover, the contracting parties agreed that financial assistance will only be granted under the ESM if the relevant Member State has ratified the Treaty on Stability, Coordination and Governance in the European Economic and Monetary Union by March 1, 2013 and transposed the provisions relating to the balanced budget rule into national law within the time frame set in the fiscal compact. Finally, the fiscal compact includes a commitment by Euro Area Member States to adopt the European Commission’s recommendations in the framework of an EDP unless opposed by a qualified majority. On May 9, 2012, the Federal Government together with the provincial governments (Länder) and the local authorities (Gemeinden) agreed on the “Austrian Fiscal Compact 2012” which, after being approved by the Nationalrat as well as the regional parliaments, entered into force retroactively as of January 1, 2012.

Response to the European Sovereign Debt Crisis

Temporary Financial Stability Mechanism. In May 2010, the European Union and Euro Area Member States established a temporary stability mechanism to safeguard the financial stability amid severe tensions in euro area sovereign debt markets, consisting of the European Financial Stabilisation Mechanism (“EFSM”) and the European Financial Stability Facility (“EFSF”). Through the EFSM, the European Commission was allowed to borrow up to a total of EUR 60 billion on behalf of the EU under an implicit EU budget guarantee. The EFSF, which was created as a temporary institution and since July 1, 2013 no longer engages in new financing programs, had a lending capacity of EUR 440 billion backed by effective guarantees extended by the Euro Area Member States totaling EUR 726 billion. The EFSF will be dissolved and liquidated when all financial assistance provided to Euro Area Member States and all funding instruments issued by the EFSF have been repaid in full. As of March 2016, the EFSF had outstanding bonds and bills of approximately EUR 175 billion.

European Stability Mechanism. Since October 2012, the ESM, which was established as an intergovernmental organization under public international law by the Euro Area Member States, has been assisting in preserving the financial stability of the European Economic and Monetary Union. As of July 1, 2013, it assumed the tasks fulfilled by the EFSF and the EFSM and is currently the primary support mechanism for Euro Area Member States experiencing or threatened by severe financing problems, if such assistance is deemed essential to safeguard financial stability in the euro area as a whole. The ESM issues bonds or other debt instruments in the financial markets to raise capital to provide assistance to Euro Area Member States. Unlike the EFSF, which is based upon guarantees by Euro Area Member States, the ESM has total subscribed capital of EUR 705 billion provided by Euro Area Member States, which provides it with a lending capacity of EUR 500 billion. EUR 81 billion of the ESM’s subscribed capital is in the form of paid-in capital with the balance of EUR 624 billion being callable capital. The contribution of each Euro Area Member State is based on the paid-in capital for the ECB. On this basis, Austria’s contribution amounts to approximately 2.8% of the aggregate contributions to the ESM. Austria contributes approximately EUR 2.2 billion of paid-in capital to the ESM.

Financial assistance from the ESM is activated upon a request from a Member State to the Chairperson of the ESM’s Board of Governors and is provided subject to conditions appropriate to the instrument chosen. The initial instruments available to the ESM have been modeled upon those available to the EFSF and include the extension of loans to a Euro Area Member State in financial difficulties, interventions in the primary and secondary debt markets, action based on a precautionary program, and the extension of loans to governments, or since December 2014 directly to affected financial institutions, for the purposes of recapitalizing financial institutions. Each instrument is to be linked to a memorandum of understanding which sets forth the conditions for financial support that the Member State has negotiated with the European Commission in liaison with the ECB, as well as the monitoring and surveillance procedures established to ensure the Member State is progressing towards financial stability. In principle, decisions under the ESM are taken by mutual agreement. However, in the event that the European Commission and the ECB both conclude that an urgent decision related to financial assistance is needed because the financial and economic sustainability of the euro area is threatened, an emergency procedure requires a qualified majority of 85% of the votes cast. As of March 2016, the ESM had loans outstanding to Spain, Cyprus and Greece of approximately EUR 63 billion.

Financial Assistance to Euro Area Member States

Greece. Since May 2010, Greece has been receiving financial support from Euro Area Member States and the IMF respectively to cope with its financial difficulties and economic challenges. This support comes in the form of economic adjustment programs, which include measures to support the Greek government’s efforts to address economic imbalances, tackle social challenges, and pave the way for sustainable economic growth and job creation. Under the first economic adjustment program, agreed in May 2010, Greece received a total amount of EUR 73 billion, of which approximately EUR 53 billion was provided by Euro Area Member States (the “Greek Loan Facility”) and EUR 20 billion by the IMF; Austria contributed approximately EUR 1.56 billion.

The second economic adjustment program, financed by the European Financial Stability Facility (EFSF) and the IMF was approved in March 2012. It expired at the end of June 2015. The outstanding EFSF loans to Greece under the second program amount to approximately EUR 130.9 billion.

In July 2015, the Greek government submitted a request to the Board of Governors of the European Stability Mechanism (ESM) for further stability support. Following approval the ESM is able to disburse up to EUR 86 billion in financial assistance to Greece over a three-year period ending in August 2018. Disbursements are contingent upon the Greek government’s progress in delivering on certain policy conditions set forth in the memorandum of understanding which aim to enable the Greek economy to return to a sustainable growth path based on sound public finances, enhanced competitiveness, high employment and financial stability. As of the end of December 2016, the total disbursements of ESM financial assistance to Greece amounted to approximately EUR 31.7 billion.

Ireland. The first Euro Area Member State to receive support by the EFSM and EFSF was Ireland. The financial assistance, agreed upon in December 2010 and provided subject to compliance with an economic adjustment program, consisted of financial support in a total amount of EUR 85 billion, including EUR 22.5 billion financed through the EFSM, EUR 17.7 billion through the EFSF and EUR 22.5 billion through the IMF. The financial assistance program for Ireland expired as planned in December 2013. Ireland remains subject to post-program surveillance until at least 75% of the financial assistance received has been repaid, which is not expected until 2031. As of the end of 2016, Ireland had already repaid 15.7 billion in special drawing rights (approximately EUR 19.6 billion) of loans to the IMF.

Portugal. Following Portugal’s application for support in early April 2011, financial assistance was provided until mid-2014. The total financial package amounted to EUR 78 billion, with the EFSM, EFSF and IMF each contributing EUR 26 billion. After the conclusion of the final review mission in May 2014, the Portuguese government decided to exit its macroeconomic adjustment program without a successor arrangement. Portugal remains subject to post-program surveillance until at least 75% of the financial assistance received has been repaid, which is not expected until 2026. As of the end of 2016, Portugal had already repaid 10.1 billion in special drawing rights (approximately EUR 12.7 billion) of loans to IMF.

Spain. In June 2012, the Spanish government requested financial assistance from the Euro Area Member States for the recapitalization of certain of its financial institutions. The finance ministers of the Euro Area Member States agreed that the Fund for Orderly Bank Restructuring, acting as agent of the Spanish government, would receive the funds and direct them to the financial institutions concerned. The assistance was initially approved by the EFSF and then transferred to the ESM (without applying seniority status). On December 31, 2013, the financial assistance program expired. The ESM has disbursed a total of EUR 41.3 billion to the Spanish government for the recapitalization of the country’s banking sector. Spain remains subject to post-program surveillance until at least 75% of the financial assistance received has been repaid. As of the end of 2016, Spain had already repaid EUR 6.6 billion, in part voluntarily. Barring further early repayments, Spain is expected to be able to exit post-program surveillance in 2026.

Cyprus. The economic adjustment program for Cyprus was formally agreed in May 2013. The program, financed by the ESM and the IMF, addressed Cyprus’ financial sector imbalances including an appropriate downsizing of the country’s financial sector, fiscal consolidation, structural reforms and privatization. The program expired in March 2016 as planned with disbursements by the ESM amounting to EUR 6.3 billion. Cyprus remains subject to post-program surveillance until at least 75% of the financial assistance received has been repaid, which is not expected before 2030.

Federal Accounts and Budget

The federal accounts as set forth below for the years 2012 to 2014 were audited by the Rechnungshof and approved by the Nationalrat. The federal accounts for the year 2015 were audited by the Rechnungshof.

For further information concerning the budget for the fiscal years 2012 to 2016, see “Tables and Supplementary Information—Part 2: Republic of Austria—I. Federal Revenues and Expenditures”.

SUMMARY OF REVENUES AND EXPENDITURES

	2012	2013	2014	2015	2016(1)
	(Millions of euros)
General Account
Federal Government Revenues:
Total taxes and levies—gross	73,153	76,370	78,503	82,427	81,850
Less: transfers to provinces, municipalities and funds	(26,458)	(27,598)	(28,278)	(29,603)	(29,472)
Transfer to EU—budget	(2,888)	(2,971)	(2,752)	(2,452)	(3,000)

Total taxes and levies—net	43,807	45,801	47,473	50,372	49,378
Other sources	22,124	25,563	23,990	22,356	22,525
Total revenues	65,931	71,364	71,463	72,728	71,903

Total Expenditures	72,880	75,567	74,653	74,589	77,026
Budget deficit—net of public debt redemptions	6,949	4,204	3,189	1,861	5,123
Budget deficit—net, as a percentage of gross domestic product	(2.3%)	(1.3%)	(2.4%)	(0.6%)	(1.5%)
General Government deficit in national accounts delineation (“Maastricht” deficit)—as a percentage of gross domestic product	(2.6%)	(1.5%)	(2.7%)	(1.2%)	(1.4%)
Central Government deficit in national accounts delineation (“Maastricht” deficit)—as a percentage of gross domestic product	(2.2%)	(1.4%)	(2.8%)	(1.3%)	(1.6%)
Financing Account
Expenditure	44,007	47,778	65,055	72,060	87,963
Revenue	50,956	51,981	68,244	73,921	93,086

Surplus	6,949	4,204	3,189	1,861	5,123

Differences may arise due to rounding

(1)	Federal Budget

SOURCE: Federal Ministry of Finance.

On January 1, 2013, the Federal Budget Reform 2013 came into effect. The key elements of the reform are the following: performance oriented (instead of input oriented) budgeting; enhanced accountability of ministries and budget managing bodies; improved structuring by implementing Global Budgets and Detail Budgets; and a new accounting system including capital finance accounting, operating statements and capital accounting, which replaces the former system of governmental accounting. Due to this new accounting system, the amounts shown in the federal accounts for 2013, 2014 and 2015 and the Federal Budget for 2016 are only to a limited extent comparable to the amounts shown in the federal accounts for 2012.

Taxation

The principal taxes levied by Austria are personal income tax (including salary and wage tax), corporate income tax and value added tax (“VAT”). Personal income taxation is progressive, with a top marginal rate of 55% on taxable income in excess of EUR 1,000,000. For employees, this top marginal rate is reduced by statutory tax allowances for 1/6 of the yearly income. For the corporate income tax there is a flat rate of 25%. The general VAT rate is 20%, and the reduced rate, mainly on food products, rents, passenger transport, books and newspapers and certain services, is 10%. In comparison to other European countries, effective direct taxation is low, while indirect taxation is above average.

Under Austrian law, a fraction of the taxes collected by the federal government must be remitted to the provinces and municipalities under a revenue-sharing plan. The fractions and the taxes involved, and the basis of distribution among the provincial and local entities, are negotiated periodically among federal and other government authorities. The latest agreement concluded in 2008 covers the period 2008 to 2016.

Austria is a party to tax treaties with numerous countries worldwide, including the United States.

PUBLIC DEBT

Summary of Domestic and External Debt

The following table sets forth the total direct domestic and external debt of Austria outstanding at December 31 for the years indicated:

	December 31,
	2011	2012	2013	2014	2015	2015
					(after swaps)	(before swaps)
	(Millions of euros)
Domestic	190,986	201,671	207,633	207,642	210,835	211,121
External(1)	2,624	0	0	0	0	0

Total	193,610	201,671	207,633	207,642	210,835	211,121

Less: Holdings of own Bonds	(10,435)	(12,121)	(13,691)	(13,691)	(11,431)

Total	183,175	189,550	193,942	193,211	199,404

(1)	Translated into EUR at the exchange rates prevailing at December 31 of each year indicated.

SOURCE: Austrian Federal Financing Agency.

As of December 31, 2014, after giving effect to currency swaps, there was no external funded debt outstanding.

In addition to its direct debt, Austria has guaranteed the payment of the principal of, and interest on, certain obligations of public agencies, enterprises in which Austria has an ownership interest, and of others pursuant to the Export Guarantees Act and Export Financing Guarantees Act. The major portion of the debt guaranteed by Austria has been guaranteed pursuant to the Export Guarantees Act and the Export Financing Guarantees Act.

The following table sets forth the principal amount of debt guaranteed by Austria outstanding at December 31 of each of the years 2011 through 2015.

GUARANTEED DEBT

	December 31,
	2011	2012(3)	2013	2014	2015
	(Millions of euros)
Domestic	87,426	81,883	75,056	68,900	68,922
External(1)	27,425	26,940	25,227	25,119	25,019

Total Guaranteed Debt(2)	114,851	108,823	100,283	94,019	93,942

(1)	Translated into EUR at the exchange rates prevailing at December 31 of each year indicated.
(2)	In addition, the Republic is liable by law for all liabilities of the Austrian Postal Savings Bank assumed until December 31, 2000, which amounted to EUR 0.7 billion as of December 31, 2015.
(3)	As of January 1, 2013.

SOURCE: Ministry of Finance.

Debt Service

The following table sets forth the debt service requirements for the indicated periods in respect of the internal funded debt of Austria outstanding at December 31, 2015.

DEBT SERVICE REQUIREMENTS OF DOMESTIC DEBT

	2016	2017	2018	2019	2020
	(Billions of euros)
Interest	7.1	6.1	5.5	4.9	4.3
Principal	21.1	16.2	17.3	23.6	16.0

Total	28.2	22.3	22.8	28.5	20.3

SOURCE: Austrian Federal Financing Agency.

As of December 31, 2015, after giving effect to currency swaps, there was no external funded debt outstanding.

General Government Gross Debt

General government gross debt is defined in the Maastricht Treaty as consolidated general government gross debt at nominal value outstanding at the end of the year in the following categories of government liabilities: currency and deposits, securities other than shares, excluding financial derivatives, and loans. For this purpose, the general government sector comprises the federal government, the provincial governments (Länder), the local authorities (Gemeinden) and the social security sector.

Member States are required by EU treaties to keep their general government gross debt equal to or below (or on a sufficiently downward trend towards) 60% of GDP. An excessive deficit procedure may be launched on the basis of a debt ratio in excess of 60% of GDP, if the gap between the debt ratio and the 60% reference is not reduced, on average, by 1/20th annually (see “— Revenues and Expenditures—Federal Budget—Deficit Restrictions and Excessive Deficit Procedure under the EU Stability and Growth Pact”). Relevant factors such as funding extended to stabilize the financial markets may be taken into account when assessing compliance with the debt rule.

GENERAL GOVERNMENT GROSS DEBT(1)

	December 31,
	2011	2012	2013	2014	2015
	(Millions of Euros)
General government gross debt(2)	253,293	258,795	260,882	277,444	290,716
General government gross debt as a percentage of gross domestic product	82.2%	81.6%	80.8%	84.3%	86.2%

(1)	All values reflect the statistical methodologies required by the European System of Accounts 2010 (ESA 2010).
(2)	As defined in the Maastricht Treaty and ESA 2010.

SOURCE: STATISTICS AUSTRIA.

General government gross debt as a percentage of gross domestic product as of December 31, 2015 was 86.2%, which represents a 1.9% increase in comparison to December 31, 2014. This increase was primarily driven by higher expenditures caused by the refugee crisis as well as the revocation of the Act on Restructuring Measures for Hypo Alpe-Adria-Bank International AG (“HaaSanG”) by the Constitutional Court.

TABLES AND SUPPLEMENTARY INFORMATION

PART 1: OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

I. OUTSTANDING DEBT AS OF DECEMBER 31, 2016

Issue	Issue Date	Termination Date	Interest Rate	Nominal		Amount in EUR based on exchange rate as of 12/31/2016
USD 1,000,000,000 5.00% Guaranteed Global Notes	4/25/2007	4/25/2017	5.00000%	USD	1,000,000,000.00	EUR	948,676,596.15
USD 1,500,000,000 0.75% Guaranteed Global Notes	5/19/2015	5/19/2017	0.75000%	USD	1,500,000,000.00	EUR	1,423,014,894.22
CHF 150,000,000 1.75% Guaranteed Notes	6/14/2011	6/14/2017	1.75000%	CHF	150,000,000.00	EUR	139,677,809.85
USD 700,000,000 Floating Guaranteed Global Notes	2/10/2016	8/10/2017	1.06233%	USD	700,000,000.00	EUR	664,073,617.30
AUD 500,000,000 6.655% Guaranteed Notes	4/15/2008	3/28/2018	6.65500%	AUD	500,000,000.00	EUR	342,559,605.37
USD 1,750,000,000 1.125% Guaranteed Global Notes	5/29/2013	5/29/2018	1.12500%	USD	1,750,000,000.00	EUR	1,660,184,043.26
CHF 250,000,000 1.125% Guaranteed Notes	5/24/2012	5/24/2018	1.12500%	CHF	250,000,000.00	EUR	232,796,349.75
USD 600,000,000 Floating Rate Notes	9/18/2014	9/18/2018	0.99317%	USD	600,000,000.00	EUR	569,205,957.69
CHF 250,000,000 2.125% Guaranteed Notes	10/18/2005	10/18/2018	2.12500%	CHF	250,000,000.00	EUR	232,796,349.75
USD 100,000,000 Floating Rate Notes	11/13/2015	11/13/2018	1.07206%	USD	100,000,000.00	EUR	94,867,659.61
GBP 550,000,000 2.00% Guaranteed Notes	2/3/2014	12/17/2018	2.00000%	GBP	550,000,000.00	EUR	642,388,282.84
USD 1,250,000,000 1.625% Guaranteed Global Notes	3/12/2014	3/12/2019	1.62500%	USD	1,250,000,000.00	EUR	1,185,845,745.19
USD 2,000,000,000 1.125% Guaranteed Global Notes	4/26/2016	4/26/2019	1.12500%	USD	2,000,000,000.00	EUR	1,897,353,192.30
CHF 300,000,000 2.125% Guaranteed Notes	2/23/2011	7/23/2019	2.12500%	CHF	300,000,000.00	EUR	279,355,619.70
USD 600,000,000 Floating Guaranteed Global Notes	11/4/2016	11/4/2019	1.03567%	USD	600,000,000.00	EUR	569,205,957.69
CHF 425,000,000 2.75% Guaranteed Notes	1/28/2005	1/28/2020	2.75000%	CHF	425,000,000.00	EUR	395,753,794.58
USD 1,000,000,000 1.375% Guaranteed Notes	2/10/2015	2/10/2020	1.37500%	USD	1,000,000,000.00	EUR	948,676,596.15
CHF 500,000,000 1.125% Guaranteed Notes	7/26/2013	7/24/2020	1.12500%	CHF	500,000,000.00	EUR	465,592,699.51
USD 1,000,000,000 1.50% Guaranteed Global Notes	10/21/2015	10/21/2020	1.50000%	USD	1,000,000,000.00	EUR	948,676,596.15
USD 150,000,000 1.59% Guaranteed Notes	10/21/2015	10/21/2020	1.59000%	USD	150,000,000.00	EUR	142,301,489.42
NOK 500,000,000 1.25% Guaranteed Notes	11/23/2016	11/23/2020	1.25000%	NOK	500,000,000.00	EUR	55,027,899.14
USD 1,000,000,000 1.875% Guaranteed Global Notes	1/20/2016	1/20/2021	1.87500%	USD	1,000,000,000.00	EUR	948,676,596.15
CHF 400,000,000 1.00% Guaranteed Notes	9/28/2012	9/28/2021	1.00000%	CHF	400,000,000.00	EUR	372,474,159.61
USD 1,000,000,000 2.375% Guaranteed Global Notes	10/1/2014	10/1/2021	2.37500%	USD	1,000,000,000.00	EUR	948,676,596.15
NOK 1,000,000,000 4.3% Guaranteed Notes	11/2/2011	11/2/2021	4.30000%	NOK	1,000,000,000.00	EUR	110,055,798.29
CHF 300,000,000 3.00% Guaranteed Notes	6/14/2007	6/14/2022	3.00000%	CHF	300,000,000.00	EUR	279,355,619.70
EUR 300,000,000 0.21% Guaranteed Notes	2/25/2016	2/25/2023	0.21000%	EUR	300,000,000.00	EUR	300,000,000.00
CHF 150,000,000 1.75% Guaranteed Notes	5/24/2012	5/24/2023	1.75000%	CHF	150,000,000.00	EUR	139,677,809.85
CHF 705,000,000 2.625% Guaranteed Notes	11/22/2006	11/22/2024	2.62500%	CHF	705,000,000.00	EUR	656,485,706.30
AUD 390,000,000 3.2% Guaranteed Notes	2/25/2015	8/25/2025	3.20000%	AUD	390,000,000.00	EUR	267,196,492.19
GBP 150,000,000 5.75% Guaranteed Notes	10/21/1999	12/7/2028	5.75000%	GBP	150,000,000.00	EUR	175,196,804.41
CHF 1,090,000,000 2.875% Guaranteed Notes	2/25/2005	2/25/2030	2.87500%	CHF	1,090,000,000.00	EUR	1,014,992,084.92
CHF 200,000,000 3.25% Guaranteed Notes	7/25/2006	7/25/2036	3.25000%	CHF	200,000,000.00	EUR	186,237,079.80

Exchange Rate 12/31/2016
		AUD	890,000,000.00	EUR	609,756,097.56
AUD	1.45960	CAD	0.00	EUR	0.00
CAD	1.41880	CHF	4,720,000,000.00	EUR	4,395,195,083.32
CHF	1.07390	EUR	300,000,000.00	EUR	300,000,000.00
GBP	0.85618	GBP	700,000,000.00	EUR	817,585,087.25
JPY	123.40000	JPY	0.00	EUR	0.00
TRY	3.70720	TRY	0.00	EUR	0.00
USD	1.05410	USD	13,650,000,000.00	EUR	12,949,435,537.43
NOK	9.0863	NOK	1,500,000,000.00	EUR	165,083,697.43

				EUR	19,237,055,502.99

PART 2: REPUBLIC OF AUSTRIA

I. FEDERAL REVENUES AND EXPENDITURES

ORDINARY BUDGET REVENUES

	2012	2013	2014	2015	2016(1)
	(Millions of euros)
Total taxes and levies, gross	73,153	76,370	78,503	82,427	81,850
Of which:
Personal Income Tax	2,603	3,121	3,384	3,617	4,150
Wage Tax	23,392	24,597	25,942	27,272	24,800
Tax on Interest	2,511	2,590	2,769	3,863	3,000
Corporate Income Tax	5,327	6,018	5,906	6,320	6,300
Turnover Tax	24,602	24,867	25,472	26,013	28,200
Mineral Oils Tax	4,181	4,165	4,135	4,201	4,250
Other Taxes and Levies	10,536	11,012	10,895	11,141	11,150

Less: transfers to provinces and municipalities, funds, etc.	(26,458)	(27,598)	(28,278)	(29,603)	(29,472)
Transfers to the European Union	(2,888)	(2,971)	(2,752)	(2,452)	(3,000)

Public taxes, net	43,807	45,801	47,473	50,372	49,378
Other sources	22,124	25,563	23,990	22,130	22,525

Total	65,931	71,346	71,463	72,502	71,903

Differences may arise due to rounding

(1)	Federal Budget

SOURCE: Federal Ministry of Finance.

On January 1, 2013, the Federal Budget Reform 2013 came into effect. The key elements of the reform are the following: performance oriented (instead of input oriented) budgeting; enhanced accountability of ministries and budget managing bodies; improved structuring by implementing Global Budgets and Detail Budgets; and a new accounting system including capital finance accounting, operating statements and capital accounting, which replaces the former system of governmental accounting. Due to this new accounting system, the amounts shown in the federal accounts for 2013, 2014 and 2015 as well as the Federal Budget for 2016 are only to a limited extent comparable to the amounts shown in the federal accounts for 2012.

ORDINARY BUDGET EXPENDITURES

	2012	2013	2014	2015	2016(1)
	(Millions of euros)
I. General Account
Federal Government:
Office of the President	8	8	8	8	8
Federal Legislature	163	146	148	161	196
Constitutional Court	13	13	13	15	15
Administrative Court	17	18	19	19	19
Public Attorney’s Office	8	9	10	10	11
Court of Accounts	30	30	31	32	33
Federal Chancellery	277	336	397	481	402
Interior Affairs	2,404	2,524	2,600	2,850	3,028
Foreign Affairs	398	412	421	442	428
Justice	1,276	1,311	1,372	1,477	1,305
Military Affairs and Sport	2,205	2,273	2,180	2,080	2,072
Financial Administration	1,143	1,139	1,089	1,126	1,167
Tax Collection	—	—	—	—	—
Pensions	8,918	8,611	8,999	9,011	9,375
Grants to Provinces and Municipalities	709	880	876	897	976
Federal Property	1,557	1,717	1,063	550	1,035
Financial Market Stability	1,887	3,286	765	1,492	772
Treasury Operations	337	324	1	4	5
Public Debt Services incl. Swaps	6,616	6,397	6,703	5,249	5,622
Employment	6,110	6,707	7,424	7,905	8,091
Social Affairs and Consumer Protection	2,987	2,930	2,966	3,042	3,051
Social Security	9,795	9,793	10,403	10,174	11,019
Health	950	969	995	963	1,043
Youth and Family	6,371	6,570	6,834	7,023	7,088
Commerce (Research)	110	100	118	110	102
Economy	460	402	346	361	323
Education, Arts and Culture	8,354	8,516	8,434	8,685	8,540
Science	3,778	3,900	3,984	4,107	4,278
Transportation, Innovation and Technology (Research)	340	370	410	429	428
Transportation, Innovation and Technology	2,814	2,953	3,165	3,493	3,831
Agriculture, Forestry and Water economy	2,109	2,126	2,138	1,716	2,136
Environment	735	795	742	679	627
Total Federal Expenditure	72,880	75,567	74,653	74,589	77,026
Net Deficit	6,949	4,204	3,189	1,861	5,123

II. Financing Account
Expenditure	44,007	47,778	65,055	72,060	87,963
Revenue	50,956	51,981	68,244	73,921	93,086

Surplus	6,949	4,204	3,189	1,861	5,123

Differences may arise due to rounding

(1)	Federal Budget

SOURCE: Federal Budget Laws.

The difference between the amount of expenditures and that of revenues (deficit) is financed by borrowings under authority of the federal budget law of the respective fiscal years and by application of the balance of available funds at the end of the preceding fiscal year.

PUBLIC DEBT (Internal and External Debt) as of December 31, 2015

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 1997-2027	07-97	07-27	6.250	EUR	7,131,099,002.31	7,131,099,002.31	EUR	236,660,000.00	236,660,000.00							EUR	147,776,000.00	147,776,000.00
Government Bond 1994-2024	01-94	01-24	6.500	EUR	530,915,263.60	530,915,263.60
Government Bond 1994-2024	02-94	02-24	6.250	EUR	276,876,267.76	276,876,267.76
Government Bond 1986-2016	05-86	05-16	5.750	EUR	196,847,374.26	196,847,374.26
Government Bond 2003-2018	01-03	01-18	4.650	EUR	12,246,606,000.00	12,246,606,000.00	EUR	399,830,000.00	399,830,000.00							EUR	362,170,000.00	362,170,000.00
Government Bond 2004-2018	04-04	01-18	4.450							EUR	519,928,922.41	519,928,922.41
Government Bond 2004-2018	04-04	01-18	1.690										JPY	59,290,000,000.00	452,353,704.13
Government Bond 2011-2018	02-11	01-18	3.125										EUR	622,967,050.67	622,967,050.67
Government Bond 2011-2018	02-11	01-18	0.588							JPY	59,290,000,000.00	452,353,704.13
Government Bond 2006-2018	02-06	01-18	2.525										CHF	88,500,000.00	81,679,741.58
Government Bond 2012-2018	06-12	01-18	0.353							CHF	88,500,000.00	81,679,741.58
Government Bond 2005-2020	01-05	07-20	3.900	EUR	13,817,220,000.00	13,817,220,000.00	EUR	578,225,000.00	578,225,000.00							EUR	124,000,000.00	124,000,000.00
Government Bond 2006-2021	01-06	09-21	3.500	EUR	14,862,082,000.00	14,862,082,000.00	EUR	578,648,571.40	578,648,571.40							EUR	328,480,000.00	328,480,000.00
Government Bond 2006-2016	04-06	09-16	4.000	EUR	11,565,543,000.00	11,565,543,000.00	EUR	520,182,395.39	520,182,395.39							EUR	84,750,000.00	84,750,000.00
Government Bond 2006-2016	10-06	09-16	4.000										EUR	252,525,252.53	252,525,252.53
Government Bond 2006-2016	10-06	09-16	4.000							EUR	252,525,252.53	252,525,252.53
Government Bond 2006-2016	10-06	09-16	2.465										CHF	400,000,000.00	369,173,973.23
Government Bond 2006-2016	10-06	09-16	2.465							CHF	400,000,000.00	369,173,973.23
Government Bond 2007-2037	01-07	03-37	4.150	EUR	12,132,322,000.00	12,132,322,000.00	EUR	368,385,000.00	368,385,000.00							EUR	446,715,000.00	446,715,000.00
Government Bond 2007-2017	09-07	09-17	4.300	EUR	7,979,279,000.00	7,979,279,000.00	EUR	224,082,142.86	224,082,142.86							EUR	375,325,000.00	375,325,000.00
Government Bond 2008-2019	01-08	03-19	4.350	EUR	11,317,729,000.00	11,317,729,000.00	EUR	157,000,000.00	157,000,000.00							EUR	543,500,000.00	543,500,000.00
Government Bond 2009-2026	06-09	03-26	4.850	EUR	8,451,371,000.00	8,451,371,000.00	EUR	474,055,000.00	474,055,000.00							EUR	230,945,000.00	230,945,000.00
Government Bond 2010-2017	01-10	02-17	3.200	EUR	9,876,665,000.00	9,876,665,000.00	EUR	690,000,000.00	690,000,000.00							EUR	458,000,000.00	458,000,000.00
Government Bond 2011-2022	01-11	04-22	3.650	EUR	8,535,171,000.00	8,535,171,000.00	EUR	858,860,000.00	858,860,000.00							EUR	543,000,000.00	543,000,000.00
Government Bond 2012-2062	01-12	01-62	3.800	EUR	3,473,666,000.00	3,473,666,000.00										EUR	280,000,000.00	280,000,000.00
Government Bond 2012-2022	01-12	11-22	3.400	EUR	10,546,375,000.00	10,546,375,000.00	EUR	259,775,000.00	259,775,000.00							EUR	764,925,000.00	764,925,000.00
Government Bond 2012-2044	07-12	06-44	3.150	EUR	6,359,272,000.00	6,359,272,000.00	EUR	8,400,000.00	8,400,000.00							EUR	431,600,000.00	431,600,000.00
Government Bond 2012-2019	07-12	06-19	1.950	EUR	7,278,921,000.00	7,278,921,000.00	EUR	406,285,000.00	406,285,000.00							EUR	557,250,000.00	557,250,000.00
Government Bond 2013-2034	04-13	05-34	2.400	EUR	5,161,319,000.00	5,161,319,000.00	EUR	345,890,000.00	345,890,000.00							EUR	133,900,000.00	133,900,000.00
Government Bond 2013-2023	04-13	10-23	1.750	EUR	9,171,750,000.00	9,171,750,000.00	EUR	654,355,000.00	654,355,000.00							EUR	705,645,000.00	705,645,000.00
Government Bond 2013-2018	09-13	10-18	1.150	EUR	7,080,000,000.00	7,080,000,000.00	EUR	771,675,000.00	771,675,000.00							EUR	679,325,000.00	679,325,000.00
Government Bond 2014-2024	06-14	10-24	1.650	EUR	10,280,350,000.00	10,280,350,000.00	EUR	1,082,260,000.00	1,082,260,000.00							EUR	956,500,000.00	956,500,000.00
Government Bond 2014-2019	10-14	10-19	0.250	EUR	7,159,497,000.00	7,159,497,000.00	EUR	328,000,000.00	328,000,000.00							EUR	632,400,000.00	632,400,000.00
Government Bond 2015-2025	06-15	10-25	1.200	EUR	8,320,434,000.00	8,320,434,000.00	EUR	495,200,000.00	495,200,000.00							EUR	714,500,000.00	714,500,000.00
Government Bond 1999-2029	10-99	10-29	4.750	GBP	80,000,000.00	108,999,250.63	GBP	80,000,000.00	108,999,250.63
Government Bond 1999-2029	10-99	10-29	var.										EUR	86,767,895.88	86,767,895.88
Government Bond 1999-2029	10-99	10-29	var.							EUR	86,767,895.88	86,767,895.88
Government Bond 1999-2029	10-99	10-29	7.250							GBP	80,000,000.00	108,999,250.63

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 1999-2029	10-99	10-29	7.250										GBP	80,000,000.00	108,999,250.63
Government Bond 2003-2023	05-03	05-23	5.350	EUR	100,000,000.00	100,000,000.00
Government Bond 2004-2034	12-04	12-34	5.375	CAD	300,000,000.00	198,465,202.43
Government Bond 2004-2034	12-04	12-34	4.412										EUR	192,901,234.57	192,901,234.57
Government Bond 2004-2034	12-04	12-34	5.375							CAD	300,000,000.00	198,465,202.43
Government Bond 2005-2024	01-05	12-24	5.000	CAD	250,000,000.00	165,387,668.70
Government Bond 2005-2024	01-05	12-24	4.044										EUR	151,602,437.77	151,602,437.77
Government Bond 2005-2024	01-05	12-24	5.000							CAD	250,000,000.00	165,387,668.70
Government Bond 2004-2034	01-04	01-34	5.125	EUR	16,596,960.00	16,596,960.00
Government Bond 2004-2034	01-04	01-34	4.875										EUR	12,135,922.33	12,135,922.33
Government Bond 2004-2034	01-04	01-34	5.125							EUR	16,596,959.44	16,596,959.44
Government Bond 2009-2016	07-09	07-16	2.500	CHF	900,000,000.00	830,641,439.78	CHF	300,000,000.00	276,880,479.93
Government Bond 2011-2016	04-11	07-16	3.000										EUR	489,385,852.43	489,385,852.43
Government Bond 2011-2016	04-11	07-16	1.500							CHF	600,000,000.00	553,760,959.85
Government Bond 2011-2016	06-11	06-16	1.750	USD	1,000,000,000.00	918,526,683.20
Government Bond 2011-2016	06-11	06-16	2.452										EUR	695,845,800.57	695,845,800.57
Government Bond 2011-2016	06-11	06-16	1.750							USD	1,000,000,000.00	918,526,683.20
Government Bond 2011-2016	10-11	10-16	var.	NOK	2,500,000,000.00	260,335,311.88
Government Bond 2011-2016	10-11	10-16	var.										EUR	325,363,277.21	325,363,277.21
Government Bond 2011-2016	10-11	10-16	var.							NOK	2,500,000,000.00	260,335,311.88
Government Bond 2012-2029	02-12	10-29	3.560	EUR	109,000,000.00	109,000,000.00
Government Bond 2012-2029	02-12	10-29	2.452	EUR	21,000,000.00	21,000,000.00	EUR	21,000,000.00	21,000,000.00
Government Bond 2014-2020	06-14	06-20	var.	EUR	2,000,000,000.00	2,000,000,000.00
Government Bond 2014-2019	09-14	09-19	0.300	EUR	100,000,000.00	100,000,000.00
Federal Obligation 2001-2021	11-01	11-21	4.000	JPY	2,000,000,000.00	15,259,021.90
Federal Obligation 2001-2021	11-01	11-21	5.140										EUR	18,315,000.00	18,315,000.00
Federal Obligation 2001-2021	11-01	11-21	4.000							JPY	2,000,000,000.00	15,259,021.90
Federal Obligation 2001-2021	11-01	11-21	4.000	JPY	1,000,000,000.00	7,629,510.95
Federal Obligation 2001-2021	11-01	11-21	5.080										EUR	9,132,400.00	9,132,400.00
Federal Obligation 2001-2021	11-01	11-21	4.000							JPY	1,000,000,000.00	7,629,510.95
Federal Obligation 2001-2031	11-01	11-31	4.000	JPY	3,000,000,000.00	22,888,532.85
Federal Obligation 2001-2031	11-01	11-31	4.825										EUR	27,473,000.00	27,473,000.00
Federal Obligation 2001-2031	11-01	11-31	4.000							JPY	3,000,000,000.00	22,888,532.85
Federal Obligation 2001-2016	12-01	12-16	2.107	JPY	1,000,000,000.00	7,629,510.95
Federal Obligation 2001-2016	12-01	12-16	4.565										EUR	9,170,946.00	9,170,946.00
Federal Obligation 2001-2016	12-01	12-16	2.107							JPY	1,000,000,000.00	7,629,510.95

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Federal Obligation 2002-2027	01-02	01-27	4.000				JPY	1,000,000,000.00	7,629,510.95
Federal Obligation 2002-2027	01-02	01-27	4.940										EUR	8,805,000.00	8,805,000.00
Federal Obligation 2002-2027	01-02	01-27	4.000							JPY	1,000,000,000.00	7,629,510.95
Federal Obligation 2002-2017	02-02	02-17	var.				JPY	1,000,000,000.00	7,629,510.95
Federal Obligation 2002-2017	02-02	02-17	4.932										EUR	8,470,000.00	8,470,000.00
Federal Obligation 2002-2017	02-02	02-17	var.							JPY	1,000,000,000.00	7,629,510.95
Federal Obligation 2002-2022	02-02	02-22	5.818				JPY	1,000,000,000.00	7,629,510.95
Federal Obligation 2002-2022	02-02	02-22	5.050										EUR	8,687,000.00	8,687,000.00
Federal Obligation 2002-2022	02-02	02-22	5.818							JPY	1,000,000,000.00	7,629,510.95
Federal Obligation 2002-2032	07-02	07-32	4.000				JPY	1,000,000,000.00	7,629,510.95
Federal Obligation 2002-2032	07-02	07-32	4.985										EUR	8,520,000.00	8,520,000.00
Federal Obligation 2002-2032	07-02	07-32	4.000							JPY	1,000,000,000.00	7,629,510.95
Federal Obligation 2003-2033	10-03	10-33	3.191				JPY	1,000,000,000.00	7,629,510.95
Federal Obligation 2003-2033	10-03	10-33	4.625										EUR	7,662,835.25	7,662,835.25
Federal Obligation 2003-2033	10-03	10-33	3.191							JPY	1,000,000,000.00	7,629,510.95
Federal Obligation 2004-2019	06-04	05-19	var.				EUR	10,000,000.00	10,000,000.00
Federal Obligation 2004-2019	11-04	11-19	var.				EUR	10,000,000.00	10,000,000.00
Federal Obligation 2004-2034	12-04	10-34	var.				EUR	30,000,000.00	30,000,000.00
Federal Obligation 2005-2020	03-05	03-20	var.				EUR	250,000,000.00	250,000,000.00
Federal Obligation 2005-2017	03-05	03-17	var.				EUR	50,000,000.00	50,000,000.00
Federal Obligation 2005-2034	03-05	10-34	var.				EUR	10,000,000.00	10,000,000.00
Federal Obligation 2005-2020	04-05	04-20	var.				EUR	200,000,000.00	200,000,000.00
Federal Obligation 2005-2020	04-05	04-20	1.250				EUR	50,000,000.00	50,000,000.00
Federal Obligation 2005-2022	06-05	06-22	var.				EUR	125,000,000.00	125,000,000.00
Federal Obligation 2005-2020	06-05	06-20	var.				EUR	100,000,000.00	100,000,000.00
Federal Obligation 2005-2025	08-05	08-25	var.				EUR	97,984,000.00	97,984,000.00
Federal Obligation 2005-2025	07-05	07-25	var.				EUR	50,000,000.00	50,000,000.00
Federal Obligation 2005-2025	10-05	10-25	1.581				EUR	120,000,000.00	120,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Federal Obligation 2005-2035	10-05	10-35	var.	EUR	75,000,000.00	75,000,000.00
Federal Obligation 2005-2019	12-05	12-19	0.638	EUR	50,000,000.00	50,000,000.00
Federal Obligation 2006-2016	02-06	02-16	4.000	EUR	50,000,000.00	50,000,000.00
Treasury Bill 2003-2032	11-03	07-32	var.	EUR	2,500,000,000.00	2,500,000,000.00										EUR	1,925,873,523.48	1,925,873,523.48
Treasury Bill 2015-2016	01-15	01-16	var.	USD	200,000,000.00	183,705,336.64
Treasury Bill 2015-2016	01-15	01-16	var.										EUR	173,040,318.39	173,040,318.39
Treasury Bill 2015-2016	01-15	01-16	var.							USD	200,000,000.00	183,705,336.64
Treasury Bill 2015-2016	01-15	01-16	var.	USD	200,000,000.00	183,705,336.64
Treasury Bill 2015-2016	01-15	01-16	var.										EUR	173,085,244.48	173,085,244.48
Treasury Bill 2015-2016	01-15	01-16	var.							USD	200,000,000.00	183,705,336.64
Treasury Bill 2015-2016	02-15	02-16	var.	USD	150,000,000.00	137,779,002.48
Treasury Bill 2015-2016	02-15	02-16	var.										EUR	132,333,480.37	132,333,480.37
Treasury Bill 2015-2016	02-15	02-16	var.							USD	150,000,000.00	137,779,002.48
Treasury Bill 2015-2016	02-15	02-16	var.	USD	50,000,000.00	45,926,334.16
Treasury Bill 2015-2016	02-15	02-16	var.										EUR	44,087,822.94	44,087,822.94
Treasury Bill 2015-2016	02-15	02-16	var.							USD	50,000,000.00	45,926,334.16
Treasury Bill 2015-2016	02-15	02-16	var.	USD	100,000,000.00	91,852,668.32
Treasury Bill 2015-2016	02-15	02-16	var.										EUR	88,237,889.35	88,237,889.35
Treasury Bill 2015-2016	02-15	02-16	var.							USD	100,000,000.00	91,852,668.32
Treasury Bill 2015-2016	02-15	02-16	var.	USD	100,000,000.00	91,852,668.32
Treasury Bill 2015-2016	02-15	02-16	var.										EUR	88,292,424.51	88,292,424.51
Treasury Bill 2015-2016	02-15	02-16	var.							USD	100,000,000.00	91,852,668.32
Treasury Bill 2015-2016	03-15	03-16	var.	USD	200,000,000.00	183,705,336.64
Treasury Bill 2015-2016	03-15	03-16	var.										EUR	178,810,907.47	178,810,907.47
Treasury Bill 2015-2016	03-15	03-16	var.							USD	200,000,000.00	183,705,336.64
Treasury Bill 2015-2016	03-15	03-16	var.	USD	200,000,000.00	183,705,336.64
Treasury Bill 2015-2016	03-15	03-16	var.										EUR	178,858,880.34	178,858,880.34
Treasury Bill 2015-2016	03-15	03-16	var.							USD	200,000,000.00	183,705,336.64
Treasury Bill 2015-2016	04-15	04-16	var.	USD	200,000,000.00	183,705,336.64
Treasury Bill 2015-2016	04-15	04-16	var.										EUR	184,026,499.82	184,026,499.82
Treasury Bill 2015-2016	04-15	04-16	var.							USD	200,000,000.00	183,705,336.64
Treasury Bill 2015-2016	04-15	04-16	var.	USD	200,000,000.00	183,705,336.64
Treasury Bill 2015-2016	04-15	04-16	var.										EUR	184,009,568.50	184,009,568.50

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Treasury Bill 2015-2016	04-15	04-16	var.							USD	200,000,000.00	183,705,336.64
Treasury Bill 2015-2016	05-15	05-16	var.	USD	200,000,000.00	183,705,336.64
Treasury Bill 2015-2016	05-15	05-16	var.										EUR	179,131,213.61	179,131,213.61
Treasury Bill 2015-2016	05-15	05-16	var.							USD	200,000,000.00	183,705,336.64
Treasury Bill 2015-2016	05-15	05-16	var.	USD	200,000,000.00	183,705,336.64
Treasury Bill 2015-2016	05-15	05-16	var.										EUR	179,243,592.04	179,243,592.04
Treasury Bill 2015-2016	05-15	05-16	var.							USD	200,000,000.00	183,705,336.64
Treasury Bill 2015-2016	06-15	06-16	var.	USD	200,000,000.00	183,705,336.64
Treasury Bill 2015-2016	06-15	06-16	var.										EUR	176,211,453.74	176,211,453.74
Treasury Bill 2015-2016	06-15	06-16	var.							USD	200,000,000.00	183,705,336.64
Treasury Bill 2015-2016	06-15	06-16	var.	USD	200,000,000.00	183,705,336.64
Treasury Bill 2015-2016	06-15	06-16	var.										EUR	176,164,890.34	176,164,890.34
Treasury Bill 2015-2016	06-15	06-16	var.							USD	200,000,000.00	183,705,336.64
Treasury Bill 2015-2016	08-15	02-16	var.	USD	250,000,000.00	229,631,670.80
Treasury Bill 2015-2016	08-15	02-16	var.										EUR	227,686,703.10	227,686,703.10
Treasury Bill 2015-2016	08-15	02-16	var.							USD	250,000,000.00	229,631,670.80
Treasury Bill 2015-2016	08-15	02-16	var.	USD	100,000,000.00	91,852,668.32
Treasury Bill 2015-2016	08-15	02-16	var.										EUR	91,157,702.83	91,157,702.83
Treasury Bill 2015-2016	08-15	02-16	var.							USD	100,000,000.00	91,852,668.32
Treasury Bill 2015-2016	08-15	02-16	var.	USD	250,000,000.00	229,631,670.80
Treasury Bill 2015-2016	08-15	02-16	var.										EUR	227,686,703.10	227,686,703.10
Treasury Bill 2015-2016	08-15	02-16	var.							USD	250,000,000.00	229,631,670.80
Treasury Bill 2015-2016	08-15	02-16	var.	USD	125,000,000.00	114,815,835.40
Treasury Bill 2015-2016	08-15	02-16	var.										EUR	113,895,216.40	113,895,216.40
Treasury Bill 2015-2016	08-15	02-16	var.							USD	125,000,000.00	114,815,835.40
Treasury Bill 2015-2016	09-15	08-16	var.	USD	200,000,000.00	183,705,336.64
Treasury Bill 2015-2016	09-15	08-16	var.										EUR	177,147,918.51	177,147,918.51
Treasury Bill 2015-2016	09-15	08-16	var.							USD	200,000,000.00	183,705,336.64
Treasury Bill 2015-2016	09-15	03-16	var.	USD	100,000,000.00	91,852,668.32
Treasury Bill 2015-2016	09-15	03-16	var.										EUR	89,437,438.51	89,437,438.51
Treasury Bill 2015-2016	09-15	03-16	var.							USD	100,000,000.00	91,852,668.32
Treasury Bill 2015-2016	09-15	03-16	var.	USD	100,000,000.00	91,852,668.32
Treasury Bill 2015-2016	09-15	03-16	var.										EUR	88,478,349.35	88,478,349.35
Treasury Bill 2015-2016	09-15	03-16	var.							USD	100,000,000.00	91,852,668.32
Treasury Bill 2015-2016	10-15	08-16	var.	USD	250,000,000.00	229,631,670.80
Treasury Bill 2015-2016	10-15	08-16	var.										EUR	220,341,970.74	220,341,970.74
Treasury Bill 2015-2016	10-15	08-16	var.							USD	250,000,000.00	229,631,670.80
Treasury Bill 2015-2016	10-15	08-16	var.	USD	100,000,000.00	91,852,668.32
Treasury Bill 2015-2016	10-15	08-16	var.										EUR	88,121,254.85	88,121,254.85
Treasury Bill 2015-2016	10-15	08-16	var.							USD	100,000,000.00	91,852,668.32

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Treasury Bill 2015-2016	10-15	08-16	var.	USD	250,000,000.00	229,631,670.80
Treasury Bill 2015-2016	10-15	08-16	var.										EUR	220,186,718.34	220,186,718.34
Treasury Bill 2015-2016	10-15	08-16	var.							USD	250,000,000.00	229,631,670.80
Treasury Bill 2015-2016	11-15	02-16	var.	USD	120,000,000.00	110,223,201.98
Treasury Bill 2015-2016	11-15	02-16	var.										EUR	109,210,047.32	109,210,047.32
Treasury Bill 2015-2016	11-15	02-16	var.							USD	120,000,000.00	110,223,201.98
Treasury Bill 2015-2016	11-15	02-16	var.	USD	120,000,000.00	110,223,201.98
Treasury Bill 2015-2016	11-15	02-16	var.										EUR	109,200,109.20	109,200,109.20
Treasury Bill 2015-2016	11-15	02-16	var.							USD	120,000,000.00	110,223,201.98
Treasury Bill 2015-2016	12-15	06-16	var.	GBP	100,000,000.00	136,249,063.29
Treasury Bill 2015-2016	12-15	06-16	var.										EUR	137,931,034.48	137,931,034.48
Treasury Bill 2015-2016	12-15	06-16	var.							GBP	100,000,000.00	136,249,063.29
Treasury Bill 2015-2016	12-15	06-16	var.	GBP	100,000,000.00	136,249,063.29
Treasury Bill 2015-2016	12-15	06-16	var.										EUR	137,835,975.19	137,835,975.19
Treasury Bill 2015-2016	12-15	06-16	var.							GBP	100,000,000.00	136,249,063.29
Treasury Bill 2015-2016	12-15	06-16	var.	GBP	23,000,000.00	31,337,284.56
Treasury Bill 2015-2016	12-15	06-16	var.										EUR	31,606,431.22	31,606,431.22
Treasury Bill 2015-2016	12-15	06-16	var.							GBP	23,000,000.00	31,337,284.56
Loan from Insurances 2003-2018	05-03	05-18	4.350	EUR	13,200,000.00	13,200,000.00
Loan from Insurances 2003-2018	07-03	07-18	4.400	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2003-2018	07-03	07-18	4.400	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2005-2022	06-05	05-22	5.000	EUR	29,069,133.67	29,069,133.67
Loan from Insurances 2005-2022	06-05	06-22	5.000	EUR	10,028,851.12	10,028,851.12
Loan from Insurances 2005-2020	06-05	06-20	5.000	EUR	36,336,417.08	36,336,417.08
Loan from Insurances 2005-2022	06-05	06-22	5.000	EUR	10,101,523.95	10,101,523.95
Loan from Insurances 2005-2020	11-05	11-20	3.630	EUR	13,000,000.00	13,000,000.00
Loan from Insurances 2008-2028	05-08	05-28	4.700	EUR	11,500,000.00	11,500,000.00
Loan from Insurances 2008-2027	11-08	11-27	4.700	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2008-2018	11-08	11-18	4.400	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2008-2018	11-08	11-18	4.400	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2008-2023	11-08	11-23	4.500	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2021	11-08	11-21	4.450	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2008-2021	11-08	11-21	4.450	EUR	2,500,000.00	2,500,000.00
Loan from Insurances 2008-2024	11-08	11-24	4.450	EUR	20,000,000.00	20,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Insurances 2008-2020	11-08	11-20	4.200	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2008-2020	11-08	11-20	4.200	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2025	11-08	09-25	4.250	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2027	12-08	07-27	4.150	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2020	12-08	07-20	4.050	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2020	12-08	07-20	4.050	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2021	12-08	06-21	4.125	EUR	7,500,000.00	7,500,000.00
Loan from Insurances 2008-2021	12-08	06-21	4.125	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2008-2022	12-08	12-22	3.960	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2008-2022	12-08	12-22	3.960	EUR	3,000,000.00	3,000,000.00
Loan from Insurances 2008-2024	12-08	12-24	4.000	EUR	7,000,000.00	7,000,000.00
Loan from Insurances 2008-2028	12-08	12-28	4.070	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2023	01-09	01-23	4.000	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2023	01-09	01-23	4.000	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2023	01-09	01-23	4.000	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2023	01-09	01-23	4.000	EUR	3,000,000.00	3,000,000.00
Loan from Insurances 2009-2027	01-09	07-27	4.300	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2022	01-09	04-22	4.100	EUR	30,000,000.00	30,000,000.00
Loan from Insurances 2009-2022	01-09	04-22	4.100	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2020	01-09	01-20	4.190	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2026	02-09	10-26	4.400	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2026	02-09	10-26	4.400	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2022	02-09	04-22	4.200	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2029	02-09	02-29	4.430	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2028	02-09	02-28	4.450	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2024	02-09	02-24	4.300	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2028	02-09	02-28	4.580	EUR	5,000,000.00	5,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Insurances 2009-2027	02-09	02-27	4.560	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2026	02-09	02-26	4.530	EUR	4,000,000.00	4,000,000.00
Loan from Insurances 2009-2020	02-09	07-20	4.400	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2020	02-09	07-20	4.400	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2024	02-09	02-24	4.610	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2029	02-09	02-29	4.770	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2024	02-09	02-24	4.610	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2030	02-09	02-30	4.720	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2009-2024	02-09	02-24	4.610	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2029	03-09	03-29	4.800	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2024	03-09	03-24	4.800	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2028	03-09	03-28	4.820	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2020	03-09	07-20	4.360	EUR	1,500,000.00	1,500,000.00
Loan from Insurances 2009-2020	03-09	07-20	4.360	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2028	03-09	03-28	4.750	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2022	03-09	01-22	4.180	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2022	03-09	01-22	4.180	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2027	03-09	07-27	4.625	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2024	03-09	03-24	4.400	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2023	03-09	03-23	4.320	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2021	03-09	03-21	4.220	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2027	03-09	03-27	4.640	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2022	04-09	04-22	4.250	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2019	04-09	04-19	4.000	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2019	07-09	07-19	4.120	EUR	16,000,000.00	16,000,000.00
Loan from Insurances 2010-2030	03-10	03-30	3.920	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2011-2026	10-11	10-26	3.345	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2011-2027	11-11	11-27	3.770	EUR	25,000,000.00	25,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2004-2027	02-04	02-27	4.900	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2004-2029	02-04	02-29	4.910	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2004-2029	02-04	02-29	4.900	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2032	02-04	02-32	4.910	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2024	02-04	08-24	4.800	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2004-2024	03-04	03-24	4.740	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2034	03-04	03-34	4.860	EUR	40,000,000.00	40,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2004-2025	03-04	03-25	4.650	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2034	04-04	04-34	4.900	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2034	04-04	04-34	4.865	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2019	05-04	05-19	var.	EUR	57,000,000.00	57,000,000.00
Loan from Banks 2004-2028	04-04	04-28	4.820	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2034	05-04	05-34	4.910	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2004-2022	05-04	05-22	4.770	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2004-2023	05-04	05-23	4.800	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2004-2024	05-04	05-24	4.835	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2004-2022	05-04	05-22	4.820	EUR	150,000,000.00	150,000,000.00
Loan from Banks 2004-2021	05-04	05-21	4.790	EUR	350,000,000.00	350,000,000.00
Loan from Banks 2004-2019	06-04	06-19	4.720	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2024	07-04	07-24	4.750	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2004-2019	07-04	07-19	4.600	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2041	08-04	08-41	4.145	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2004-2044	09-04	05-44	4.175	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2004-2028	09-04	09-28	4.680	EUR	150,000,000.00	150,000,000.00
Loan from Banks 2004-2039	09-04	09-39	4.105	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2004-2029	10-04	10-29	4.565	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2004-2029	10-04	10-29	4.605	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2004-2022	11-04	11-22	4.360	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	02-05	02-35	3.455	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	03-05	03-35	3.220	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2025	02-05	02-25	4.100	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2020	03-05	08-20	4.005	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2005-2035	03-05	03-35	3.690	EUR	600,000,000.00	600,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.660	EUR	750,000,000.00	750,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.720	EUR	500,000,000.00	500,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.650	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.633	EUR	300,000,000.00	300,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.485	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.340	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.330	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.460	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.450	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.445	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.200	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.170	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.225	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.170	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.075	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.070	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.070	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.060	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.045	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.045	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.010	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.010	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.010	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	06-05	06-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	4.000	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2036	02-06	02-36	var.	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2036	02-06	02-36	var.	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2036	02-06	02-36	var.	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2036	02-06	02-36	var.	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.345	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.365	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.363	EUR	200,000,000.00	200,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.363	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.359	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.350	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.350	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.315	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.315	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.310	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.290	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.325	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.325	EUR	50,000,000.00	50,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2006-2046	02-06	02-46	3.323	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.300	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.303	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.290	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.285	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.270	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.270	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.852	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.849	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.845	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.845	EUR	75,000,000.00	75,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.840	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.835	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.820	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.818	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.795	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.793	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.793	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2008-2027	11-08	07-27	4.650	EUR	80,000,000.00	80,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.660	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2008-2027	11-08	07-27	4.700	EUR	63,000,000.00	63,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.600	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.600	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.590	EUR	14,000,000.00	14,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.600	EUR	21,000,000.00	21,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.550	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.545	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2008-2028	12-08	12-28	4.300	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2008-2027	12-08	07-27	4.225	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2008-2028	12-08	12-28	4.200	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2008-2027	12-08	12-27	4.010	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2027	01-09	07-27	4.060	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2009-2027	01-09	07-27	4.060	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2029	01-09	01-29	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	01-09	01-29	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	01-09	01-29	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	01-09	01-29	4.650	EUR	36,000,000.00	36,000,000.00
Loan from Banks 2009-2019	01-09	01-19	4.175	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2027	02-09	06-27	4.500	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2009-2027	02-09	06-27	4.500	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2027	02-09	06-27	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2027	02-09	06-27	4.500	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2009-2021	02-09	09-21	4.400	EUR	2,000,000.00	2,000,000.00
Loan from Banks 2009-2021	02-09	09-21	4.400	EUR	7,000,000.00	7,000,000.00
Loan from Banks 2009-2021	02-09	09-21	4.400	EUR	8,000,000.00	8,000,000.00
Loan from Banks 2009-2021	02-09	09-21	4.400	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	02-09	02-29	4.750	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2021	03-09	03-21	4.320	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2020	03-09	03-20	4.220	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2019	03-09	03-19	4.040	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2027	03-09	03-27	4.775	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2024	03-09	03-24	4.600	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2029	03-09	03-29	4.700	EUR	300,000.00	300,000.00
Loan from Banks 2009-2029	03-09	03-29	4.700	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2024	03-09	03-24	4.420	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2019	03-09	03-19	4.000	EUR	55,000,000.00	55,000,000.00
Loan from Banks 2009-2027	03-09	07-27	4.810	EUR	30,000,000.00	30,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2009-2028	03-09	03-28	4.790	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2028	03-09	03-28	4.800	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2024	03-09	03-24	4.400	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2022	04-09	04-22	4.210	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2017	05-09	05-17	3.650	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2023	05-09	05-23	4.260	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	05-09	05-29	4.620	EUR	80,000,000.00	80,000,000.00
Loan from Banks 2009-2019	05-09	05-19	4.105	EUR	23,000,000.00	23,000,000.00
Loan from Banks 2009-2032	06-09	06-32	4.675	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2021	06-09	06-21	4.250	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2009-2021	07-09	07-21	4.200	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2010-2026	06-10	06-26	4.660	EUR	17,000,000.00	17,000,000.00
Loan from Banks 2009-2022	07-09	07-22	4.225	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2027	07-09	07-27	4.550	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2026	07-09	07-26	4.450	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2026	08-09	08-26	4.120	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2027	09-09	09-27	4.220	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2027	09-09	09-27	4.220	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2027	09-09	09-27	4.230	EUR	195,000,000.00	195,000,000.00
Loan from Banks 2009-2026	09-09	09-26	4.300	EUR	30,000,000.00	30,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2009-2027	09-09	09-27	4.350	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	09-09	09-29	4.320	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2030	09-09	09-30	4.355	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2030	09-09	09-30	4.355	EUR	2,500,000.00	2,500,000.00
Loan from Banks 2009-2027	10-09	10-27	4.310	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2009-2029	09-09	09-29	4.330	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2034	09-09	09-34	4.300	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2026	09-09	09-26	4.145	EUR	35,000,000.00	35,000,000.00
Loan from Banks 2009-2028	09-09	09-28	4.365	EUR	17,000,000.00	17,000,000.00
Loan from Banks 2009-2027	10-09	10-27	4.245	EUR	87,000,000.00	87,000,000.00
Loan from Banks 2009-2027	10-09	10-27	4.245	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2009-2028	10-09	10-28	4.290	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2009-2024	10-09	03-24	4.030	EUR	48,000,000.00	48,000,000.00
Loan from Banks 2009-2028	10-09	10-28	4.280	EUR	200,000,000.00	200,000,000.00
Loan from Banks 2009-2032	11-09	11-32	4.220	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2009-2027	11-09	11-27	4.250	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2027	11-09	11-27	4.250	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2009-2029	11-09	11-29	4.250	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2029	11-09	11-29	4.250	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2029	11-09	11-29	4.250	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2039	12-09	12-39	4.230	EUR	15,000,000.00	15,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2009-2028	12-09	12-28	4.080	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2039	12-09	12-39	4.250	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2013-2026	07-13	04-26	4.170	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2026	01-10	04-26	4.170	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2010-2025	01-10	01-25	4.040	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2040	01-10	01-40	4.310	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2010-2025	01-10	01-25	4.005	EUR	22,000,000.00	22,000,000.00
Loan from Banks 2010-2030	01-10	01-30	4.190	EUR	23,000,000.00	23,000,000.00
Loan from Banks 2010-2025	01-10	01-25	4.030	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2010-2037	02-10	02-37	4.185	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2028	02-10	02-28	4.032	EUR	66,500,000.00	66,500,000.00
Loan from Banks 2010-2030	02-10	02-30	4.114	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2010-2030	02-10	02-30	4.135	EUR	70,000,000.00	70,000,000.00
Loan from Banks 2010-2030	03-10	03-30	3.972	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2010-2030	03-10	03-30	4.000	EUR	35,000,000.00	35,000,000.00
Loan from Banks 2010-2035	05-10	05-35	3.640	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2010-2040	05-10	05-40	3.840	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2010-2030	06-10	06-30	3.700	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2027	06-10	06-27	3.510	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2050	10-10	10-50	3.112	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2011-2051	01-11	10-51	3.160	EUR	45,000,000.00	45,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2011-2052	01-11	11-52	3.190	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2011-2039	01-11	01-39	3.765	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2011-2041	01-11	01-41	3.770	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2011-2036	11-11	11-36	3.670	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2031	11-11	11-31	3.780	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2031	11-11	11-31	4.000	EUR	53,000,000.00	53,000,000.00
Loan from Banks 2011-2034	11-11	12-34	4.000	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2061	11-11	11-61	3.953	EUR	300,000,000.00	300,000,000.00
Loan from Banks 2011-2036	12-11	12-36	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2011-2026	12-11	12-26	3.920	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2011-2026	12-11	12-26	3.920	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2011-2036	12-11	12-36	3.974	EUR	55,000,000.00	55,000,000.00
Loan from Banks 2011-2026	12-11	12-26	3.800	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2036	12-11	12-36	3.900	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2011-2036	12-11	12-36	3.800	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2012-2032	01-12	01-32	3.510	EUR	33,000,000.00	33,000,000.00
Loan from Banks 2012-2037	05-12	05-37	2.687	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2012-2032	11-12	11-32	2.320	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2012-2042	11-12	11-42	2.657	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2013-2069	02-13	02-69	2.910	EUR	70,000,000.00	70,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2013-2022	06-13	06-22	1.580	EUR	70,000,000.00	70,000,000.00
Loan from Banks 2013-2020	06-13	06-20	1.560	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2013-2023	09-13	09-23	2.307	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2008-2028	05-08	05-28	4.700	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2009-2026	09-09	09-26	4.260	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2015-2022	11-15	11-22	0.200	EUR	100,000,000.00	100,000,000.00
Loan from Banks 1994-2024	10-94	01-24	6.500	DEM	50,000,000.00	25,564,594.06
Loan from Banks 1995-2024	01-95	01-24	6.500	DEM	630,000,000.00	322,113,885.15
Loan from Banks 1995-2024	01-95	02-24	6.250	DEM	89,310,000.00	45,663,477.91
Loan from Banks 1995-2024	02-95	02-24	6.070	DEM	44,503,782.82	22,754,422.84
Loan from Banks 1996-2024	02-96	01-24	6.380	DEM	50,000,000.00	25,564,594.06
Loan from Banks 1986-2016	03-86	03-16	5.500	ATS	269,230,769.24	19,565,763.05
Loan from Banks 1986-2016	06-86	06-16	6.125	ATS	250,000,000.00	18,168,208.54
Loan from Banks 1986-2016	09-86	09-16	4.875	ATS	250,000,000.00	18,168,208.54
Loan from Banks 1986-2016	11-86	11-16	4.000	ATS	141,663,000.00	10,295,051.71
Loan from Banks 2015-2016	12-15	01-16	var.	EUR	443,380,000.00	443,380,000.00
Loan 2012-2027	05-12	05-27	3.000	EUR	3,000,000.00	3,000,000.00
Loan 2012-2022	05-12	05-22	2.520	EUR	3,000,000.00	3,000,000.00
Loan 2012-2019	05-12	05-19	2.050	EUR	3,000,000.00	3,000,000.00
Loan 2012-2027	07-12	07-27	2.780	EUR	371,250.00	371,250.00
Loan 2013-2027	07-13	07-27	2.230	EUR	371,250.00	371,250.00
Loan 2014-2027	07-14	07-27	1.650	EUR	371,250.00	371,250.00
Loan 2015-2027	07-15	07-27	1.220	EUR	371,250.00	371,250.00
Government Bonds				EUR	196,097,906,867.93	196,097,906,867.93	EUR	9,458,768,109.65	9,458,768,109.65	EUR	875,819,030.26	875,819,030.26	EUR	2,829,494,723.96	2,829,494,723.96	EUR	9,500,706,000.00	9,500,706,000.00
				JPY	0.00	0.00	JPY	0.00	0.00	JPY	59,290,000,000.00	452,353,704.13	JPY	59,290,000,000.00	452,353,704.13	JPY	0.00	0.00
				CHF	900,000,000.00	830,641,439.78	CHF	300,000,000.00	276,880,479.93	CHF	1,088,500,000.00	1,004,614,674.67	CHF	488,500,000.00	450,853,714.81	CHF	0.00	0.00
				USD	1,000,000,000.00	918,526,683.20	USD	0.00	0.00	USD	1,000,000,000.00	918,526,683.20	USD	0.00	0.00	USD	0.00	0.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
				GBP	80,000,000.00	108,999,250.63	GBP	80,000,000.00	108,999,250.63	GBP	80,000,000.00	108,999,250.63	GBP	80,000,000.00	108,999,250.63	GBP	0.00	0.00
				NOK	2,500,000,000.00	260,335,311.88	NOK	0.00	0.00	NOK	2,500,000,000.00	260,335,311.88	NOK	0.00	0.00	NOK	0.00	0.00
				CAD	550,000,000.00	363,852,871.13	CAD	0.00	0.00	CAD	550,000,000.00	363,852,871.13	CAD	0.00	0.00	CAD	0.00	0.00
Federal Obligation				EUR	1,277,984,000.00	1,277,984,000.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	106,236,181.25	106,236,181.25	EUR	0.00	0.00
				JPY	12,000,000,000.00	91,554,131.38	JPY	0.00	0.00	JPY	12,000,000,000.00	91,554,131.38	JPY	0.00	0.00	JPY	0.00	0.00
Treasury Bills				EUR	2,500,000,000.00	2,500,000,000.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	4,205,457,759.04	4,205,457,759.04	EUR	1,925,873,523.48	1,925,873,523.48
				USD	4,365,000,000.00	4,009,368,972.17	USD	0.00	0.00	USD	4,365,000,000.00	4,009,368,972.17	USD	0.00	0.00	USD	0.00	0.00
				GBP	223,000,000.00	303,835,411.13	GBP	0.00	0.00	GBP	223,000,000.00	303,835,411.13	GBP	0.00	0.00	GBP	0.00	0.00
Loan from Insurance Companies				EUR	891,735,925.82	891,735,925.82	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00
Loan from Banks				EUR	12,446,680,000.00	12,446,680,000.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00
				ATS	910,893,769.24	66,197,231.84	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00
				DEM	863,813,782.82	441,660,974.02	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00
Other Loans				EUR	10,485,000.00	10,485,000.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00
Total				EUR	213,224,791,793.75	213,224,791,793.75	EUR	9,458,768,109.65	9,458,768,109.65	EUR	875,819,030.26	875,819,030.26	EUR	7,141,188,664.25	7,141,188,664.25	EUR	11,426,579,523.48	11,426,579,523.48
				JPY	12,000,000,000.00	91,554,131.38	JPY	0.00	0.00	JPY	71,290,000,000.00	543,907,835.51	JPY	59,290,000,000.00	452,353,704.13	JPY	0.00	0.00
				CHF	900,000,000.00	830,641,439.78	CHF	300,000,000.00	276,880,479.93	CHF	1,088,500,000.00	1,004,614,674.67	CHF	488,500,000.00	450,853,714.81	CHF	0.00	0.00
				ATS	910,893,769.24	66,197,231.84	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00
				USD	5,365,000,000.00	4,927,895,655.37	USD	0.00	0.00	USD	5,365,000,000.00	4,927,895,655.37	USD	0.00	0.00	USD	0.00	0.00

			Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
			GBP	303,000,000.00	412,834,661.76	GBP	80,000,000.00	108,999,250.63	GBP	303,000,000.00	412,834,661.76	GBP	80,000,000.00	108,999,250.63	GBP	0.00	0.00
			NOK	2,500,000,000.00	260,335,311.88	NOK	0.00	0.00	NOK	2,500,000,000.00	260,335,311.88	NOK	0.00	0.00	NOK	0.00	0.00
			DEM	863,813,782.82	441,660,974.02	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00
			CAD	550,000,000.00	363,852,871.13	CAD	0.00	0.00	CAD	550,000,000.00	363,852,871.13	CAD	0.00	0.00	CAD	0.00	0.00

				Financial debt before swap	Credit affiliates		Credit swaps	Debt swaps		Debt holding of own bonds	Financial debt after swap
Grand Total Internal Debt			EUR	213,732,649,999.61	9,458,768,109.65		875,819,030.26	7,141,188,664.25		11,426,579,523.48	199,112,672,000.47
Grand Total External Debt			EUR	6,887,114,071.30	385,879,730.56		7,513,441,010.32	1,012,206,669.57		0.00	0.00

Grand Total Debt			EUR	220,619,764,070.91	9,844,647,840.21		8,389,260,040.58	8,153,395,333.82		11,426,579,523.48	199,112,672,000.47

Total Internal Floating Rate Debt											6,487,266,329.19
Total External Floating Rate Debt											0.00

GUARANTEED DEBT

EXTERNAL GUARANTEED DEBT AS OF DECEMBER 31, 2015

Borrower	Amount (Millions of euros)
Export Guarantees(1)
Export Guarantees Act(2)	2,451.94
Export Financing Guarantees Act	21,925.18
Transport and Infrastructure
ASFINAG	0.00
Austrian Railways (ÖBB)	86.39
Austrian Financial Market
Interbank Market Support Act (IBSG)	0.00
Financial Market Stability Act (FinStaG)	73.48
Other Liabilities
Loans to Federal Museums	330.13
Oil Stockholding Support Act	152.28

Total	25,019.40

(1)	Guarantees issued by the Republic of Austria under the Export Guarantees Act and the Export Financing Guarantees Act cover the assets side and the liabilities side of Oesterreichische Kontrollbank AG’s (Austria’s export credit agency) balance sheet. The probability of payments for guarantees referring to both sides of the balance sheet is very low. Therefore, following an economic approach, the amounts utilized under both sides of the balance sheet are counted only once. Following this economic approach the guaranteed debt for export guarantees amounted to EUR 5,147.08 million (external guaranteed debt) and EUR 23,942.35 million (domestic guaranteed debt) as of December 31, 2015.
(2)	Includes recognized but unpaid claims against the Republic under Export Guarantees.

DOMESTIC GUARANTEED DEBT AS OF DECEMBER 31, 2015

Borrower	Amount (Millions of euros)
Export Guarantees(1)
Export Guarantees Act(2)	23,757.96
Export Financing Guarantees Act	1,500.00
Transport and Infrastructure
ASFINAG	8,800.00
Austrian Railways (ÖBB)	16,986.13
Railway Infrastructure Services Company (SCHIG)	2.63
Austrian Financial Market
Interbank Market Support Act (IBSG)	0.00
Financial Market Stability Act (FinStaG)	7,294.62
European Financial Stability Facility (EFSF)	8,684.56
Promotion of Economic Development
Austria Wirtschaftsservice GesmbH (AWS)	824.68
Austrian Bank for Tourism Development (ÖHT)	294.95
Austrian Research Promotion Agency (FFG)	75.03
Act Strengthening Enterprise Liquidity (ULSG)	0.00
Other Liabilities
Loans to Federal Museums	511.80
Oil Stockholding Support Act	0.00
Nuclear Liability Act 1999	121.80
European Investmentbank (EIB)	67.87
Electric Utility Industry—Energy Bonds	0.12
Agricultural Investment Loans	0.00
Total(3)	68,922.14

(1)	Guarantees issued by the Republic of Austria under the Export Guarantees Act and the Export Financing Guarantees Act cover the assets side and the liabilities side of Oesterreichische Kontrollbank AG’s (Austria’s export credit agency) balance sheet. The probability of payments for guarantees referring to both sides of the balance sheet is very low. Therefore, following an economic approach, the amounts utilized under both sides of the balance sheet are counted only once. Following this economic approach the guaranteed debt for export guarantees amounted to EUR 5,147.08 million (external guaranteed debt) and EUR 23,942.35 million (domestic guaranteed debt) as of December 31, 2015.
(2)	Includes recognized but unpaid claims against the Republic under Export Guarantees.
(3)	In addition, the Republic is liable by law for all liabilities of the Austrian Postal Savings Bank assumed until December 31, 2000, which amounted to EUR 0.7 billion as of December 31, 2015.

SOURCES OF INFORMATION

Except as stated below, the information set forth herein with respect to Austria has been supplied by Mag. Silvia Maca, Director, Head of the Division for Export Financing and International Export Promotion Policy, Ministry of Finance of the Republic of Austria, in her official capacity and is included herein on her authority.

The information contained under the headings “Balance of Payments”, “Foreign Exchange”, “Banking System and Monetary Policy—Oesterreichische Nationalbank” and “Banking System and Monetary Policy—Monetary Policy” and the information in the tables set forth under “Balance of Payments”, “Foreign Exchange”, “Banking System and Monetary Policy” and “The Economy—Tourism” has been extracted from publications of the Oesterreichische Nationalbank and the Austrian Central Statistical Office, all of which are official documents published by Austrian authorities or the Oesterreichische Nationalbank.

The information in the tables set forth under “The Economy” and “Public Debt” has been extracted from publications of STATISTICS AUSTRIA (STATISTIK AUSTRIA), from publications of the Austrian Institute for Economic Research (Österreichisches Institut für Wirtschaftsforschung or WIFO), and from publications of the Oesterreichische Nationalbank (“OeNB”). STATISTIK AUSTRIA is an agency of Austria. OeNB is the Austrian central bank, which is owned by the Republic of Austria. WIFO is an independent, non-partisan and not-for-profit organization supported by numerous professional associations and institutions for economic policy.

Certain information contained under the heading “The Economy—Labor and Social Legislation” has been extracted from publications of Eurostat, the statistical office of the European Union.

The information in the tables under “Tables and Supplementary Information” has been extracted from the Federal Budget Laws of the Republic of Austria, which are official documents published by the Republic of Austria.

AUTHORIZED AGENT

The name and address of the authorized agent of the Bank and Austria in the United States is Dr. Wolfgang Waldner, Ambassador extraordinary and plenipotentiary of the Republic of Austria to the United States, Austrian Embassy, 3524 International Court, N.W., Washington, D.C. 20008.